                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934


                                INTERLIANT, INC.
          ------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                     458742
          ------------------------------------------------------------
                                 (CUSIP Number)

                              Jason Mendelson, Esq.
                             Mobius Venture Capital
                        200 West Evelyn Avenue, Suite 200
                             Mountain View, CA 94041
                                 (650) 962-2000
          ------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                August 15, 2001
          ------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].




                         (Continued on following pages)
                              (Page 1 of 30 Pages)

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                3,333,414
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY          8    SHARED VOTING POWER
         EACH                 -0-
       REPORTING        -------------------------------------------------------
        PERSON           9    SOLE DISPOSITIVE POWER
         WITH:                3,333,414
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               3,333,414
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               6.4%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       2.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 SOFTBANK Technology Advisors Fund L.P. ("STAF")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                63,869
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY          8    SHARED VOTING POWER
         EACH                 -0-
       REPORTING        -------------------------------------------------------
        PERSON           9    SOLE DISPOSITIVE POWER
         WITH:                63,869
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               63,869
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               0.1%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       3.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 STV IV LLC ("STV IV")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                3,397,283
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY          8    SHARED VOTING POWER
         EACH                 -0-
       REPORTING        -------------------------------------------------------
        PERSON           9    SOLE DISPOSITIVE POWER
         WITH:                3,397,283
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               3,397,283
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               6.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       4.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Mobius Technology Ventures VI L.P. ("MTV VI")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                5,026,139 (3,949,100 shares may be obtained
      BENEFICIALLY            through Convertible Subordinated Notes and
        OWNED BY              1,077,039 shares may be obtained through Common
         EACH                 Stock Purchase Warrants)
      REPORTING
        PERSON          -------------------------------------------------------
         WITH:           8    SHARED VOTING POWER
                              -0-
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              5,026,139 (See line 7 above)
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               5,026,139 (See line 7 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               8.9%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       5.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 SOFTBANK U.S. Ventures VI L.P. ("SUSV")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                5,390,712 (4,235,550 shares may be obtained
      BENEFICIALLY            through Convertible Subordinated Notes and
        OWNED BY              1,155,162 shares may be obtained through Common
         EACH                 Stock Purchase Warrants)
      REPORTING
        PERSON          -------------------------------------------------------
         WITH:           8    SHARED VOTING POWER
                              -0-
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              5,390,712 (See line 7 above)
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               5,390,712 (See line 7 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               9.4%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       6.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Mobius Technology Ventures Advisors Fund VI L.P. ("MTAF")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                195,810 (153,850 shares may be obtained
      BENEFICIALLY            through Convertible Subordinated Notes and
        OWNED BY              41,960 shares may be obtained through Common
         EACH                 Stock Purchase Warrants)
      REPORTING
        PERSON          -------------------------------------------------------
         WITH:           8    SHARED VOTING POWER
                              -0-
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              195,810 (See line 7 above)
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               195,810 (See line 7 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               0.4%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       7.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Mobius Technology Ventures Side Fund VI L.P. ("MTSF")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                205,546 (161,500 shares may be obtained
      BENEFICIALLY            through Convertible Subordinated Notes and
        OWNED BY              44,046 shares may be obtained through Common
         EACH                 Stock Purchase Warrants)
      REPORTING
        PERSON          -------------------------------------------------------
         WITH:           8    SHARED VOTING POWER
                              -0-
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              205,546 (See line 7 above)
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               205,546 (See line 7 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               0.4%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       8.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Mobius VI LLC ("Mobius")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                10,818,207 (8,500,000 shares may be obtained
      BENEFICIALLY            through Convertible Subordinated Notes and
        OWNED BY              2,318,207 shares may be obtained through Common
         EACH                 Stock Purchase Warrants)
      REPORTING
        PERSON          -------------------------------------------------------
         WITH:           8    SHARED VOTING POWER
                              -0-
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              10,818,207 (See line 7 above)
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              -0-
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               10,818,207 (See line 7 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               17.3%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               PN
-------------------------------------------------------------------------------


                                       9.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Gary E. Rieschel ("GER")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               14,215,490 (3,397,283 shares of Common Stock,
        PERSON                8,500,000 shares may be obtained through
         WITH:                Convertible Subordinated Notes and 2,318,207
                              may be obtained through Common Stock Purchase
                              Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               21.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------


                                      10.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             Bradley A. Feld ("BAF")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               14,215,490 (3,397,283 shares of Common Stock,
        PERSON                8,500,000 shares may be obtained through
         WITH:                Convertible Subordinated Notes and 2,318,207
                              may be obtained through Common Stock Purchase
                              Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               21.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------


                                      11.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             E. Scott Russell ("ESR")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               14,215,490 (3,397,283 shares of Common Stock,
        PERSON                8,500,000 shares may be obtained through
         WITH:                Convertible Subordinated Notes and 2,318,207
                              may be obtained through Common Stock Purchase
                              Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               21.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------




                                      12.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

             D. Rex Golding ("DRG")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               14,215,490 (3,397,283 shares of Common Stock,
        PERSON                8,500,000 shares may be obtained through
         WITH:                Convertible Subordinated Notes and 2,318,207
                              may be obtained through Common Stock Purchase
                              Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               21.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------



                                      13.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen Revocable Trust ("JR")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               14,215,490 (3,397,283 shares of Common Stock,
        PERSON                8,500,000 shares may be obtained through
         WITH:                Convertible Subordinated Notes and 2,318,207
                              may be obtained through Common Stock Purchase
                              Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               14,215,490 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               21.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------




                                      14.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 William Burnham ("WB")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               10,818,207 (8,500,000 shares shares may be
        PERSON                obtained through Convertible Subordinated Notes
         WITH:                and 2,318,207 may be obtained through Common
                              Stock Purchase Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               17.3%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------




                                      15.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Greg P. Galanos ("GPG")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               10,818,207 (8,500,000 shares shares may be
        PERSON                obtained through Convertible Subordinated Notes
         WITH:                and 2,318,207 may be obtained through Common
                              Stock Purchase Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               17.3%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------




                                      16.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Greg R. Prow ("GRP")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               10,818,207 (8,500,000 shares shares may be
        PERSON                obtained through Convertible Subordinated Notes
         WITH:                and 2,318,207 may be obtained through Common
                              Stock Purchase Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               17.3%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------




                                      17.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                 Carl Rosendahl ("CR")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES
      BENEFICIALLY            -0-
        OWNED BY        -------------------------------------------------------
         EACH            8    SHARED VOTING POWER
      REPORTING               10,818,207 (8,500,000 shares shares may be
        PERSON                obtained through Convertible Subordinated Notes
         WITH:                and 2,318,207 may be obtained through Common
                              Stock Purchase Warrants)
                        -------------------------------------------------------
                         9    SOLE DISPOSITIVE POWER
                              -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               10,818,207 (See line 8 above)
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               17.3%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------



                                      18.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Charles E. Lax ("CEL")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY          8    SHARED VOTING POWER
         EACH                 3,397,283
       REPORTING        -------------------------------------------------------
        PERSON           9    SOLE DISPOSITIVE POWER
         WITH:                -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              3,397,283
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              3,397,283
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               6.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------



                                      19.

--------------------------               --------------------------------------
CUSIP NO.         458742           13D
--------------------------               --------------------------------------

-------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                Matthew A. Ocko ("MAO")
-------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a) [ ]  (b) [X]
-------------------------------------------------------------------------------
   3     SEC USE ONLY

-------------------------------------------------------------------------------
   4     SOURCE OF FUNDS (See Instructions)
                 WC
-------------------------------------------------------------------------------
   5     CHECK BOX IF  DISCLOSURE OF LEGAL  PROCEEDING IS REQUIRED  PURSUANT TO
         ITEMS 2(d) OR 2(e)                                               [ ]
-------------------------------------------------------------------------------
   6     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
-------------------------------------------------------------------------------
       NUMBER OF         7    SOLE VOTING POWER
        SHARES                -0-
     BENEFICIALLY       -------------------------------------------------------
       OWNED BY          8    SHARED VOTING POWER
         EACH                 3,397,283
       REPORTING        -------------------------------------------------------
        PERSON           9    SOLE DISPOSITIVE POWER
         WITH:                -0-
                        -------------------------------------------------------
                        10   SHARED DISPOSITIVE POWER
                              3,397,283
-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                              3,397,283
-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN SHARES
                                                                         [ ]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
                               6.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON
                               IN
-------------------------------------------------------------------------------

ITEM 1: SECURITY AND ISSUER.

        CLASS OF SECURITIES: Common Stock, par value $.01 per share
                             (the "Common Stock") of Interliant, Inc. a Delaware corporation (the "Issuer");

                             Convertible Subordinated Notes (the "Notes") of the Issuer, convertible into Common Stock; and

                             Common Stock Purchase Warrants (the "Warrants") of the Issuer, entitling holder to purchase Common Stock.

        PRINCIPAL ADDRESS:   Two Manhattanville Road
                             Purchase, NY 10577

        TELEPHONE:           1-914-640-9000

ITEM 2: IDENTITY AND BACKGROUND.

        (a)    NAMES OF REPORTING PERSONS:

               SOFTBANK Technology Ventures IV L.P. ("SBTV IV")
               SOFTBANK Technology Advisors Fund L.P. ("STAF")
               STV IV LLC ("STV IV")
               Mobius Technology Ventures VI L.P. ("MTV VI")
               SOFTBANK U.S. Ventures VI L.P. ("SUSV")
               Mobius Technology Ventures Advisors Fund VI L.P. ("MTAF") Mobius Technology Ventures Side Fund VI L.P. ("MTSF") Mobius VI LLC ("Mobius")
               Gary E. Rieschel ("GER")
               Bradley A. Feld ("BAF")
               E. Scott Russell ("ESR")
               D. Rex Golding ("DRG")
               Jo Ann Heidi Roizen, Trustee of the Mohler/Roizen
                 Revocable Trust ("JR")
               William Burnham ("WB")
               Greg P. Galanos ("GPG")
               Greg R. Prow ("GRP")
               Carl Rosendahl ("CR")
               Charles E. Lax ("CEL")
               Matthew A. Ocko ("MAO")

        (b)    PRINCIPAL BUSINESS ADDRESS:

               c/o Mobius Venture Capital
               200 West Evelyn Avenue, Suite 200
               Mountain View, CA 94041
               Attention: Jason Mendelson, General Counsel

        (c)    PRINCIPAL OCCUPATION/PRINCIPAL BUSINESS:


                                      21.

               SBTV IV:        Venture Capital Fund
               STAF:           Venture Capital Fund
               STV IV:         General Partner of SBTV IV and STAF
               MTV VI:         Venture Capital Fund
               SUSV:           Venture Capital Fund
               MTAF:           Venture Capital Fund
               MTSF:           Venture Capital Fund
               Mobius:         General Partner of MTV VI, SUSV, MTAF and MTSF

               GER:            Managing Director of STV IV and Mobius
               BAF:            Managing Director of STV IV and Mobius
               ESR:            Managing Director of STV IV and Mobius
               DRG:            Managing Director of STV IV and Mobius
               JR:             Managing Director of STV IV and Mobius
               WB:             Managing Director of Mobius
               GPG:            Managing Director of Mobius
               GRP:            Managing Director of Mobius
               CR:             Managing Director of Mobius
               CEL:            Managing Director of STV IV
               MAO:            Managing Director of STV IV

        (d)    CONVICTIONS IN CRIMINAL PROCEEDINGS SINCE 1996:

               None.

        (e)    JUDGEMENTS FOR VIOLATIONS OF SECURITIES LAWS SINCE 1996:

               None.

        (f)    CITIZENSHIP:

               SBTV IV:        Delaware              MTAF:       Delaware
               STAF:           Delaware              MTSF:       Delaware
               STV IV:         Delaware              Mobius:     Delaware
               MTV VI:         Delaware
               SUSV:           Delaware

               GER:            United States         WB:         United States
               BSF:            United States         GPG:        United States
               ESR:            United States         GRP:        United States
               DRG:            United States         CR:         United States
               JR:             United States         CEL:        United States
                                                     MAO:        United States


                                      22.

ITEM 3: SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        The funds used to acquire the Common Stock held by SBTV IV were from SBTV IV's working capital. The funds used to acquire the Common Stock held by STAF were from STAF's working capital. STV IV holds the Common Stock solely in its capacity as the General Partner of SBTV IV and STAF.

        MTV VI (formerly SOFTBANK Technology Ventures VI L.P.) holds a convertible subordinated promissory note dated August 15, 2001 in the amount of $3,949,100 that may be converted into Common Stock at $1.00 per Share and a Warrant to purchase 1,077,039 shares of Common Stock at $0.60 per share. The funds to purchase the Note and Warrant came from working capital. Should MTV VI convert the Note and/or exercise the Warrant to acquire Common Stock, the funds used to acquire such Common Stock shall be from the working capital of MTV VI.

        SUSV holds a convertible subordinated promissory note dated August 15, 2001 in the amount of $4,235,550 that may be converted into Common Stock at $1.00 per share and a Warrant to purchase 1,155,162 shares of Common Stock at $0.60 per share. The funds to purchase the Note and Warrant came from working capital. Should SUSV convert the Note and/or exercise the Warrant to acquire Common Stock, the funds used to acquire such Common Stock shall be from the working capital of SUSV.

        MTAF (formerly SOFTBANK Technology Ventures Advisors Fund VI L.P.) holds a convertible subordinated promissory note dated August 15, 2001 in the amount of $153,850 that may be converted into Common Stock at $1.00 per share and a Warrant to purchase 41,960 shares of Common Stock at $0.60 per share. The funds to purchase the Note and Warrant came from working capital. Should MTAF convert the Note and/or exercise the Warrant to acquire Common Stock, the funds used to acquire such Common Stock shall be from the working capital of MTAF.

        MTSF (formerly SOFTBANK Technology Ventures Advisors Side Fund VI L.P.) holds a convertible subordinated promissory note dated August 15, 2001 in the amount of $161,500 that may be converted into Common Stock at $1.00 per share and a Warrant to purchase 44,046 shares of Common Stock at $0.60 per share. The funds to purchase the Note and Warrant came from working capital. Should MTSF convert the Note and/or exercise the Warrant to acquire Common Stock, the funds used to acquire such Common Stock shall be from the working capital of MTSF.

ITEM 4: PURPOSE OF TRANSACTION.

        Reporting Persons acquired the Common Stock, Notes and Warrants for purposes of investment.

        Subject to applicable legal requirements, Reporting Persons may purchase additional Common Stock from time to time in open market or in private transactions, depending on their evaluation of Issuer's business, prospects and financial condition, the market for the Common Stock, other developments concerning Issuer, the reaction of Issuer to Reporting Person's


                                      23.

ownership of Common Stock, other opportunities available to Reporting Persons, and general economic, money market and stock market conditions. In addition, depending upon the factors referred to above, Reporting Persons may dispose of all or a portion of their Common Stock at any time.

        Other than as described in this Item 4, Reporting Persons do not have any plan or proposal relating to, or that would result in, any event described in (a)-(j) of this Item 4.

ITEM 5: INTEREST IN SECURITIES OF THE ISSUER.

=======================================================================================================
                                               SHARES        SHARES         SHARES            SHARES
                   NUMBER OF     PERCENTAGE    SUBJECT     SUBJECT TO     SUBJECT TO         SUBJECT TO
                     SHARES      OF SHARES     TO SOLE       SHARED          SOLE             SHARED
                  BENEFICIALLY  BENEFICIALLY   VOTING     VOTING POWER    DISPOSITIVE       DISPOSITIVE
                     OWNED         OWNED        POWER        POWER          POWER              POWER
-------------------------------------------------------------------------------------------------------
SBTV IV            3,333,414         6.4%     3,333,414         0          3,333,414          0
-------------------------------------------------------------------------------------------------------
STAF                  63,869         0.1%        63,869         0             63,869          0
-------------------------------------------------------------------------------------------------------
STV IV             3,397,283         6.6%     3,397,283         0          3,397,283          0
-------------------------------------------------------------------------------------------------------
MTV VI(1)          5,026,139         8.9%     5,026,139         0          5,026,139          0
-------------------------------------------------------------------------------------------------------
SUSV(2)            5,390,712         9.4%     5,390,712         0          5,390,712          0
-------------------------------------------------------------------------------------------------------
MTAF(3)              195,810         0.4%       195,810         0            195,810          0
-------------------------------------------------------------------------------------------------------
MTSF(4)              205,546         0.4%       205,546         0            205,546          0
-------------------------------------------------------------------------------------------------------
Mobius(5)         10,818,207        17.3%    10,818,207         0         10,818,207          0
-------------------------------------------------------------------------------------------------------
GER*              14,215,490        21.6%          0        14,215,490          0          14,215,490
-------------------------------------------------------------------------------------------------------
BAF*              14,215,490        21.6%          0        14,215,490          0          14,215,490
-------------------------------------------------------------------------------------------------------
ESR*              14,215,490        21.6%          0        14,215,490          0          14,215,490
-------------------------------------------------------------------------------------------------------
DRG*              14,215,490        21.6%          0        14,215,490          0          14,215,490
-------------------------------------------------------------------------------------------------------
JR*               14,215,490        21.6%          0        14,215,490          0          14,215,490
-------------------------------------------------------------------------------------------------------

--------

(1) The shares and percentage of Common Stock that is listed as being owned by MTV VI assumes 3,949,100 shares obtained through the payment of Convertible Subordinated Notes and 1,077,039 shares obtained through the exercise of Common Stock Purchase Warrants.

(2) The shares and percentage of Common Stock that is listed as being owned by SUSV assumes 4,235,550 shares obtained through the payment of Convertible Subordinated Notes and 1,155,162 shares obtained through the exercise of Common Stock Purchase Warrants.

(3) The shares and percentage of Common Stock that is listed as being owned by MTAF assumes 153,850 shares obtained through the payment of Convertible Subordinated Notes and 41,960 shares obtained through the exercise of Common Stock Purchase Warrants.

(4) The shares and percentage of Common Stock that is listed as being owned by MTSF assumes 161,500 shares obtained through the payment of Convertible Subordinated Notes and 44,046 shares obtained through the exercise of Common Stock Purchase Warrants.

(5) Mobius is the General Partner of MTV VI, SUSV, MTAF and MTSF. The shares and percentage of Common Stock that is listed as being owned by Mobius assumes 8,500,000 shares obtained through the payment of Convertible Subordinated Notes and 2,318,207 shares obtained through the exercise of Common Stock Purchase Warrants by MTV VI, SUSV, MTAF and MTSF.

* GER, BAF, DRG and JR are managing directors of STV IV and Mobius. The shares and percentage of Common Stock listed as being owned by GER, BAF, DRG and JR includes 3,397,283 shares of Common Stock, and assumes 8,500,000 shares obtained through the payment of Convertible Subordinated Notes and 2,318,207 shares obtained through the exercise of Common Stock Purchase Warrants by MTV VI, SUSV, MTAF and MTSF.


                                      24.

-------------------------------------------------------------------------------------------------------
WB*                10,818,207      17.3%          0        10,818,207          0          10,818,207
-------------------------------------------------------------------------------------------------------
GPG*               10,818,207      17.3%          0        10,818,207          0          10,818,207
-------------------------------------------------------------------------------------------------------
GRP*               10,818,207      17.3%          0        10,818,207          0          10,818,207
-------------------------------------------------------------------------------------------------------
CR*                10,818,207      17.3%          0        10,818,207          0          10,818,207
-------------------------------------------------------------------------------------------------------
CEL                 3,397,283       6.6%          0         3,397,283          0           3,397,283
-------------------------------------------------------------------------------------------------------
MAO                 3,397,283       6.6%          0         3,397,283          0           3,397,283
=======================================================================================================



(c)     Not applicable.

(d)     Not applicable.

(e)     Not applicable.

ITEM 6: CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        CEL and MAO are managing directors of STV IV. STV IV is the general partner of SBTV VI and STAF, venture capital funds named in response to Item 2 above. CEL and MAO are beneficial owners of Common Stock solely in their capacities as managing directors of STV IV. CEL and MAO disclaim beneficial ownership of Common Stock except, or as applicable, to the extent of their pecuniary interests in STV IV, SBTV IV and STAF.

        WB, GPG, GRP and CR are managing directors of Mobius. Mobius is the general partner of MTV VI, SUSV, MTAF and MTSF, venture capital funds named in response to Item 2 above. WB, GPG, GRP and CR are beneficial owners of Common Stock solely in their capacities as managing directors of Mobius. WB, GPG, GRP and CR disclaim beneficial ownership of Common Stock except, or as applicable, to the extent of their pecuniary interests in Mobius, MTV VI, SUSV, MTAF and MTSF.

        GER, BAF, ESR, DRG and JR are managing directors of STV IV and Mobius, general partners of the venture capital funds as stated in the previous two paragraphs. GER, BAF, ESR, DRG and JR disclaim beneficial ownership of the Common Stock except, or as applicable, to the extent of their pecuniary interests in STV IV, SBTV IV, STAF, Mobius, MTV VI, SUSV, MTAF and MTSF.

        With the above-mentioned exceptions, to the best knowledge of the undersigned, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Item 2 and between such persons and any person with respect to any securities of the Issuer, including but not limited to transfer or voting of any of the securities, finder's fees,

------------
* WB, GPG, GRP and CR are managing directors of Mobius. The shares and percentage of Common Stock that is listed as being owned by WB, GPG, GRP and CR assumes 8,500,000 shares obtained through the payment of Convertible Subordinated Notes and 2,318,207 shares obtained through the exercise of Common Stock Purchase Warrants by MTV VI, SUSV, MTAF and MTSF.


                                      25.

joint ventures, loan or option agreements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.



ITEM 7: MATERIAL TO BE FILED AS EXHIBITS.

        Exhibit A: Joint Filing Statement

        Exhibit B: Form of 8% Convertible Subordinated Note due June 30, 2003
                   (MTV VI)

        Exhibit C: Form of 8% Convertible Subordinated Note due June 30, 2003
                   (SUSV)

        Exhibit D: Form of 8% Convertible Subordinated Note due June 30, 2003
                   (MTAF)

        Exhibit E:  Form of 8% Convertible Subordinated Note due June 30, 2003
                   (MTSF)

        Exhibit F: Form of Warrant to Purchase 1,077,039 shares of Common Stock

        Exhibit G: Form of Warrant to Purchase 1,155,162 shares of Common Stock

        Exhibit H: Form of Warrant to Purchase 41,960 shares of Common Stock

        Exhibit I: Form of Warrant to Purchase 44,046 shares of Common Stock

        Exhibit J: Letter from Interliant, Inc. Reducing Conversion and
                   Exercise Prices


                                      26.

                                           SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

        February 14, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer


                                      27.

MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES SIDE FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK U.S. VENTURES VI L.P.


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS VI LLC


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


                                      28.

BRADLEY A. FELD


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

D. REX GOLDING


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

WILLIAM BURNHAM


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG P. GALANOS


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


                                      29.

GREG R. PROW

By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow

CARL ROSENDAHL


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.


                                      30.

                                    EXHIBIT A
                             JOINT FILING STATEMENT

        We, the undersigned, hereby express our agreement that the attached
Schedule 13D is filed on behalf of each of us.

        February 14, 2002

SOFTBANK TECHNOLOGY VENTURES IV L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK TECHNOLOGY ADVISORS FUND L.P.

By:     STV IV LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

STV IV LLC


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES ADVISORS FUND VI L.P.
By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS TECHNOLOGY VENTURES SIDE FUND VI L.P.

By:     Mobius VI LLC
        its general partner


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

SOFTBANK U.S. VENTURES VI L.P.


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

MOBIUS VI LLC


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Chief Operating Officer

GARY E. RIESCHEL


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

BRADLEY A. FELD


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

E. SCOTT RUSSELL


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

D. REX GOLDING


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

JO ANN HEIDI ROIZEN,
TRUSTEE OF THE MOHLER/ROIZEN REVOCABLE TRUST


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

WILLIAM BURNHAM


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG P. GALANOS


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

GREG R. PROW

By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow

CARL ROSENDAHL


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

CHARLES E. LAX


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*

MATTHEW A. OCKO


By:     /s/ Greg R. Prow
   ---------------------------------------
        Name:  Greg R. Prow
        Title: Attorney-in-Fact*


* Power of attorney granted pursuant to general authorization letters filed with the Commission via certified mail dated March 16, 2001.

                                    EXHIBIT B

                                INTERLIANT, INC.

                           8% CONVERTIBLE SUBORDINATED
                             NOTE DUE JUNE 30, 2003



                                                                 August 15, 2001

No.03
$3,949,100.00

        FOR VALUE RECEIVED, the undersigned, INTERLIANT, INC. (the "Company"), hereby promises to pay to SOFTBANK TECHNOLOGY VENTURES VI L.P., or its assigns (the "Holder") the principal sum of THREE MILLION NINE HUNDRED FORTY-NINE THOUSAND ONE HUNDRED DOLLARS ($3,949,100.00) on June 30,2003, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on said principal sum quarterly on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date") commencing on the first Interest Payment Date following the date of issuance hereof (the "Issuance Date"), at the rate of 8% per annum, until the principal hereof is paid in full. From the Issuance Date until the Interest Payment Date immediately preceding the date on which the principal hereof is paid in full (the "Repayment Date"), such interest shall be paid on each Interest Payment Date by the issuance to the Holder of additional 8% Convertible Subordinated Notes due June 30, 2003 having the same terms and conditions (other than principal amount and Issuance Date) as this note (such additional notes, together with this note, are hereinafter individually referred to as a "Security" and collectively referred to as the "Securities") in the principal amount of the interest payable on such Interest Payment Date. Interest for the period from the Interest Payment Date immediately preceding the Repayment Date through the Repayment Date shall be paid in cash on the Repayment Date.

        This Security shall also have the following additional terms and conditions:

                                    ARTICLE 1

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

        SECTION 1.01 DEFINITIONS. For all purposes of this Security, except as otherwise expressly provided or unless the context otherwise requires:

        (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and references to he or him or she or her are intended to be gender neutral;

        (2) the word "including" means "including without limitation," and

        (3) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Security as a whole and not to any particular Article, Section or other subdivision.

        "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "BANKRUPTCY LAW" has the meaning specified in Section 3.01.

        "BOARD OF DIRECTORS" means the board of directors of the Company, the executive committee of that board or any committee of that board duly authorized to act hereunder.

        "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

        "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934.

        "COMMON STOCK" means the common stock of the Company, $0.01 par value, as it exists on the date of this Security and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof

        "COMPANY" has the meaning set forth in the first paragraph of this Security until a successor corporation shall have become such pursuant to the applicable provisions of this Security, and thereafter "Company" shall mean such successor corporation.

        "COMPANY REQUEST" and "Company Order" mean, respectively, a written request or order signed in the name of the Company by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Company and any of the foregoing or any Assistant Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "CORPORATION" means a corporation, association, partnership, company (including limited liability company), joint-stock company or business trust.

        "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "DOLLAR" or "$" means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

        "HOLDER" has the meaning set forth in the first paragraph of this Security.

        "INDEBTEDNESS" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities, contingent or otherwise, of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the holder is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services; (b) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions; (c) all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property; (d) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities, contingent or otherwise, under any lease. or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement in connection with the lease of real property that provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; (e) all obligations of such Person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (f) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities, contingent or otherwise, of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (e); (g) recourse or repurchase obligations arising in connection with sales of assets in transactions that are in the nature of asset-based financings, whether or not such transactions are treated as sales under generally accepted accounting principles or bankruptcy, tax or other applicable laws, where such recourse or repurchase obligations arise out of the failure of such assets to provide the economic benefit to which the purchaser is entitled under the agreements relating to such transactions; (h) any indebtedness or other obligations described in clauses (a) through (g) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and (i) any and all deferrals, renewals, extensions, refinancing, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in clauses (a) through (h).

        "INTEREST PAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "ISSUANCE DATE" has the meaning set forth in the first paragraph of this Security.

        "MATURITY" means the date on which the principal of this Security becomes due and payable as herein provided, whether at the Stated Maturity or upon conversion or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

        "OFFICERS' CERTIFICATE" means a certificate signed by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the President or a Vice President and by any of the foregoing or the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "OPINION OF COUNSEL" means a written opinion of counsel, who may be counsel for the Company or who may be an employee of or other counsel for the Company and who shall be reasonably Satisfactory to the Holder.

        "PERMITTED HOLDERS" shall mean Web Hosting Organization LLC, Charterhouse Group International, Inc., SOFTBANK Technology Ventures IV, L.P., WHO Management LLC and SOFTBANK Technology Advisors Fund, L.P., and their respective controlled Affiliates (other than their other portfolio companies), including any Person (other than their other portfolio companies) in which any of the foregoing, individually or collectively, owns beneficially more than 50% of the total voting power of the shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest of such Person.

        "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof

        "PREDECESSOR SECURITY" means, with respect to any Security, every previous Security evidencing all or a portion of the same debt as that evidenced by such Security; and, for the purposes of this definition, any Security delivered in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

        "REPAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SECURITY" has the meaning set forth in the first paragraph of this Security.

        "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all Indebtedness of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing); except for (a) any Indebtedness that is by its terms subordinated to or ranking equal with the Securities; (b) Indebtedness representing the Securities and the payment of the principal of (and premium, if any) and interest on and all other amounts payable under the Securities; and (c) Indebtedness between or among the Company and any of its Subsidiaries or its Affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle used by the Company in connection with the issuance by that financing vehicle of preferred securities or other securities that rank equal with, or junior to, the Securities.

        "SIGNIFICANT SUBSIDIARY" means any Subsidiary that is a "significant subsidiary" (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of the Company.

        "STATED MATURITY" means the date specified in this Security as the fixed date on which the principal of, or interest on, this Security is due and payable.

        "SUBSIDIARY" means a corporation a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting securities" means shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest that ordinarily have voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

        "UNITED STATES" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

        SECTION 1.02 OTHER DEFINITIONS.

          TERM                                              DEFINED IN SECTION
          ----                                              ------------------
          "Average Sale Price"                              8.04
          "Change in Control"                               7.05
          "Change in Control Purchase Notice"               7.03
          "Closing Price"                                   8.03
          "Commencement Date"                               8.04
          "Company Notice"                                  7.03
          "Conversion Price"                                8.01
          "Conversion Rate"                                 8.01
          "Current Event"                                   8.04
          "Custodian"                                       3.01
          "Event of Default"                                Article 3
          "Ex-Dividend Time"                                8.04
          "Expiration Time"                                 8.04
          "Material Adverse Effect"                         5.02
          "Notice of Default"                               3.01

          TERM                                              DEFINED IN SECTION
          ----                                              ------------------
          "Other Event"                                     8.04
          "Purchased Shares"                                8.04
          "Redeemable Capital Stock"                        7.05
          "Reference Date"                                  8.04
          "Repurchase Date"                                 7.01
          "Repurchase Price"                                7.01
          "Restricted Securities"                           2.01
          "Senior Indebtedness Default Notice"              9.03
          "Time of Determination"                           8.04
          "Trading Day"                                     8.03

        SECTION 1.03 NOTICE TO HOLDER; WAIVER. Where this Security provides for notice of any event to the Holder by the Company, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder, at its address as it appears in the Company's records, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Any notice mailed to the Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

        SECTION 1.04 EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and SECTION headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        SECTION 1.05 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Security by the Company shall bind its successors and assigns, whether so expressed or not.

        SECTION 1.06 SEPARABILITY CLAUSE. In case any provision in this Security shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 1.07 BENEFITS OF SECURITY. Nothing in this Security, express or implied, shall give to any Person, other than the parties hereto, and their successors hereunder and the Holder any benefit or any legal or equitable right, remedy or claim under this Indenture.

        SECTION 1.08 GOVERNING LAW. This Security shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of laws principles.

        SECTION 1.09 LEGAL HOLIDAYS. In any case where any Interest Payment Date, Repurchase Date, Stated Maturity or Maturity of this Security or the last date on which the Holder has the right to convert this Security shall not be a Business Day, then (notwithstanding any other provision of this Security), payment of Repurchase Price, interest or principal (and premium, if any), or conversion of this Security, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Repurchase Date or at the Stated Maturity or Maturity or on such last day for conversion; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Repurchase Date, Stated Maturity or Maturity or on such last day for conversion, as the case may be.

        SECTION 1.10 PERSONAL IMMUNITY FROM LIABILITY FOR INCORPORATORS, STOCKHOLDERS, ETC. No recourse shall be had for the payment of the principal of or premium, if any, or interest, if any, on this Security, or for any claim based thereon, or otherwise in respect of this Security, against any incorporator, or against any past, present or future stockholder, director or officer, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released as a condition of, and as consideration for, the execution of this Security.

                                    ARTICLE 2

                                 THE SECURITIES

        SECTION 2.01 SECURITIES ACT.

        (a)    So long as this Security bears or is required under this Section
               2.01 (a) to bear the legend set forth in this Section 2.01(a) (together with any Common Stock issued upon conversion or exchange of this Security (including any exchange constituting payment of the Repurchase Price for Securities pursuant to
               Article 7) and required to bear the legend set forth in Section 2.01(b), collectively, the "Restricted Securities") shall be subject to the restrictions on transfer set forth in this Section
               2.01 (a) (including one of the legends set forth below), unless such restrictions on transfer shall be waived by written consent of the Company, and the holder of each such Restricted Security, by such holder's acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in Sections 2.01(a) and 2.01(b), the term "transfer" encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security. Upon the effectiveness of a filed registration statement covering this Security, the Company shall deliver an Officers' Certificate to the Holder of the effectiveness of such registration and instructing the Holder regarding the issuance and delivery of unlegended Securities.

        Until two years after the original issuance date of this Security, any certificate evidencing this Security (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof or upon payment of the Repurchase Price therefor pursuant to
Article 7, which shall bear the legend set forth in Section 2.01 (b), if applicable) shall bear a legend in substantially the following form (unless such Security has been transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer), pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Holder in the form of an Officers' Certificate):

        THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER; (1) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE COMMON STOCK ISSUABLE UPON CONVERSION OR EXCHANGE OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (2) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(C) ABOVE). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE SECURITY EVIDENCED HEREBY PURSUANT TO CLAUSE 2(B) OR 2(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY.

        At such time as such restrictions on transfer shall have expired in accordance with their terms, this Security may be exchanged for a new Security, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.01 (a).

        (b) Until two years after the original issuance date of this Security, any stock certificate representing Common Stock issued upon conversion or exchange of such Security (including any exchange constituting payment of the Repurchase Price for any Securities pursuant to Article 11) of such Security shall bear a legend in substantially the following form (unless such Common Stock has been sold pursuant to the exemption from registration under the Securities Act or pursuant to a registration statement that has been declared effective under the Securities Act, and which continues to be effective at the time of such transfer, or such Common Stock has been issued upon conversion or exchange of Securities that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Holder (in the form of an Officers' Certificate) and any transfer agent for the Common Stock):

        THE COMMON STOCK EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR

ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER HEREOF AGREES THAT UNTIL THE EXPIRATION OF TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED, (1) IT WILL NOT RESELL OR OTHERWISE TRANSFER THE COMMON STOCK EVIDENCED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE COMMON STOCK EVIDENCED HEREBY PURSUANT TO CLAUSE 1(B) OR 1(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED.

        Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this
Section 2.01(b).

        (c) This Security or Common Stock issued upon the conversion or exchange of this Security that, prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), is purchased or owned by the Company or any Affiliate thereof may not be resold by the Company or such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Securities or Common Stock, as the case may be, no longer being "restricted securities" (as defined under Rule 144).

        (d) Notwithstanding any provision of Section 2.01 to the contrary, in the event Rule 144(k) as promulgated under the Securities Act (or any successor rule) is amended to change the two-year period under Rule 144(k) (or the corresponding period under any successor rule), from and after the effective date of such amendment or change, (i) each reference in Section 2.01 (a) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period, (ii) each reference in
               Section 2.01 (b) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period and (iii) all corresponding references in this Security and the restrictive legends thereon shall be deemed for all purposes hereof to be references to such changed period, provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws. This Section 2.01(e) shall apply to successive amendments to Rule 144(k) (or any successor rule) changing the holding period thereunder.

                                    ARTICLE 3

                                    REMEDIES

        SECTION 3.01 EVENTS OF DEFAULT. "Event of Default," wherever used herein with respect to this Security, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be occasioned by the provisions of Article 9 or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (a) default in the payment of any interest upon this Security, when such interest becomes due and payable, and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the provisions of Article 2); or

        (b) default in the payment of the principal of (or premium, if any, on) this Security when it becomes due and payable at its Maturity (whether or not such payment is prohibited by the provisions of Article 2); or

        (c) default in the payment of the Repurchase Price in respect of this Security on the Repurchase Date therefor (whether or not such payment is prohibited by the provisions of Article 9 and whether or not a Person other than the Company has offered to repurchase this Security as contemplated by Section 7.03(h) ; or

        (d) failure by the Company to give the Company Notice in accordance with Section 7.03(a) to the Holder, or failure by the Company to comply with its covenants set forth in Section 7.03(b); or

        (e) failure by the Company to deliver shares of Common Stock (together with cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Security and continuation of such default for a period of 10 days; or

        (f) default in the performance, or breach, of any covenant or warranty of the Company in this Security (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

        (g) a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $10,000,000, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder (unless such default has been cured or waived); or

        (h) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

               (i)    commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

               (iv) makes a general assignment for the benefit of its creditors; or

        (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i) is for relief against the Company or any Significant Subsidiary in an involuntary case,

               (ii) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of any of them, or

               (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary,

        and the order or decree remains unstayed and in effect for 60 days.

        As used in this Section 3.01 only, the term "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or State law for the relief of debtors and the term "Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

        SECTION 3.02 ACCELERATION OF MATURITY. If an Event of Default with respect to this Security occurs and is continuing, then and in every such case the Holder may declare the principal of this Security and accrued interest thereon to the date of such declaration, to be due and payable immediately, by a notice in writing to the Company and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in
Section 3.01(h) or 3.01 (i) occurs, the principal of, and accrued interest on, all the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

        SECTION 3.03 COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT. The Company covenants that if.

        (a) default is made in the payment of any installment of interest on this Security when such interest becomes due and payable and such default continues for a period of 30 days, or

        (b) default is made in the payment of the principal of (or premium, if any, on) this Security at its Maturity, then the Company shall, upon demand of the Holder, pay to the Holder the whole amount then due and payable on such Security for principal (and premium, if any) and interest, with interest upon any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest, at the rate or rates borne by or provided for in such Security, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Holder, its agents and counsel.

        If the Company fails to pay such amounts forthwith upon such demand, the Holder may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Security and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other such obligor upon such Security, wherever situated.

        If an Event of Default occurs and is continuing, the Holder may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Security or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

        SECTION 3.04 INTENTIONALLY OMITTED.

        SECTION 3.05 UNCONDITIONAL RIGHT OF HOLDER TO RECEIVE PRINCIPAL, PREMIUM. If Any, and Interest. Notwithstanding any other provision in this Security, the Holder shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, the Repurchase Price pursuant to Article 7 and interest on this Security on the respective due dates expressed in this Security (or, in the case of repurchase, on the Repurchase Date, as the case may be) .and to convert this Security in accordance with its provisions and to institute suit for the enforcement of any such payment and right to convert, and such rights shall not be impaired or adversely affected without the consent of the Holder.

        SECTION 3.06 RESTORATION OF RIGHTS AND REMEDIES. If the Holder has instituted any proceeding to enforce any right or remedy under this Security and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Holder, then and in every such case, the Company and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holder shall continue as though no such proceeding had been instituted.

        SECTION 3.07 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        SECTION 3.08 DELAY OR OMISSION NOT WAIVER. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

        SECTION 3.09 WAIVER OF USURY, STAY OR EXTENSION LAWS. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Security; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

        SECTION 3.10 UNDERTAKING FOR COSTS. The Holder of this Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Security, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Company or to any suit instituted by the Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on this Security on or after the Stated Maturities expressed in this Security (or, in the case of repurchase, on or after the Repurchase Date), or the right to convert this Security in accordance with Article 8.

                                    ARTICLE 4

                CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

        SECTION 4.01 CONSOLIDATIONS AND MERGERS OF COMPANY AND SALES, LEASES AND CONVEYANCES PERMITTED SUBJECT TO CERTAIN CONDITIONS. The Company may consolidate with, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets to, or merge with or into any other Person, provided however, that in any such case, (1) either the Company shall be the continuing corporation, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person (if other than a Subsidiary of the Company) that acquires or leases the Company's assets substantially as an entirety is a corporation organized and existing under the laws of any United States jurisdiction and expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest payable pursuant to this Security, and the due and punctual performance and observance of all of the covenants and conditions of this Security to be performed by the Company and shall have provided for conversion rights, if applicable, in accordance with the provisions of Article 8 hereof, and (2) immediately after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        SECTION 4.02 RIGHTS AND DUTIES OF SUCCESSOR CORPORATION. In case of any such consolidation, merger, sale, lease, conveyance or other disposition and upon any such assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the predecessor corporation, except in the event of a lease, shall be relieved of any further obligation under this Security.

        In case of any such consolidation, merger, sale, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in this Security thereafter to be issued as may be appropriate.

        SECTION 4.03 OFFICERS' CERTIFICATE AND OPINION OF COUNSEL. Any consolidation, merger, sale, lease, transfer, conveyance or other disposition permitted under Section 4.01 is also subject to the condition that the Holder receive an Officers' Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease, transfer, conveyance or other disposition complies with the provisions of this Article.

                                    ARTICLE 5

                                    COVENANTS

        SECTION 5.01 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. The Company covenants and agrees for the benefit of the Holder that it shall duly and punctually pay the principal of (and premium, if any), interest on, and the Repurchase Price with respect to this Security in accordance with the terms of this Security. The conversion of this Security pursuant to Article 8 hereof and payment of the Repurchase Price by delivery of shares of Common Stock in accordance with Article 7, together with the making of any cash payments required to be made in accordance with the terms of this Security, shall satisfy the Company's obligations under this Section 5.01 with respect to this Security.

        SECTION 5.02 EXISTENCE. Subject to Article 4, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company and its Subsidiaries, and their respective rights (charter and statutory) and franchises, except to the extent that the Board of Directors shall determine that the failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operation of the Company (a "Material Adverse Effect"); provided, however, that the Company shall not be required to preserve any right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holder.

        SECTION 5.03 PAYMENT OF TAXES AND OTHER CLAIMS. The Company shall pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary and have a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

                                    ARTICLE 6

                     PROHIBITION ON REDEMPTION OF SECURITIES

        SECTION 6.01 NO REDEMPTION BY THE COMPANY. This Security may not be redeemed by the Company.

                                    ARTICLE 7

             REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

        SECTION 7.01 RIGHT TO REQUIRE REPURCHASE. In the event that a Change in Control shall occur, the Holder shall have the right, at the Holder's option, to require the Company to repurchase (subject to the provisions of Section 9.03) the Security, or any portion of the principal amount thereof, on the date (the "Repurchase Date") that is 45 Business Days after the date of the occurrence of a Change in Control at a purchase price equal to 100% of the principal amount plus interest accrued and unpaid to the Repurchase Date (the "Repurchase Price"). At the option of the Company, the Repurchase Price may be paid in cash or, subject to the fulfillment by the Company of the conditions set forth in
Section 7.02, by delivery of that number of shares of Common Stock equal to the quotient of (1) the Repurchase Price divided by (ii) 95% of the average of the Closing Prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day immediately preceding the date of the occurrence of the Change in Control.

        SECTION 7.02 CONDITIONS TO THE COMPANY'S ELECTION TO PAY THE REPURCHASE PRICE IN COMMON STOCK.

        The Company may elect to pay the Repurchase Price by delivery of shares of Common Stock pursuant to Section 7.01 if and only if the following conditions have been satisfied:

        (a) The shares of Common Stock delivered in payment of the Repurchase Price are listed for trading on a U.S. national securities exchange or approved for trading in the NASDAQ National Market; and

        (b) All shares of Common Stock delivered in payment of the Repurchase Price are issued out of the Company's authorized but unissued Common Stock and shall, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

        If all of the conditions set forth in this Section 7.02 are not satisfied in accordance with the terms hereof, the Repurchase Price shall be paid by the Company only in cash.

        SECTION 7.03 NOTICES; METHOD OF EXERCISING REPURCHASE RIGHT, ETC.

        (a) On or before the date that is 30 Business Days after the occurrence of a Change in Control, the Company shall give notice to the Holder (the

               "Company Notice") of the occurrence of the Change in Control and of the repurchase right set forth herein arising as a result thereof.

        Each Company Notice shall state:

               (i) the date of such Change in Control and, briefly, the events causing such Change in Control;

               (ii) the date by which the Change in Control Purchase Notice (as defined below) must be delivered;

               (iii)  the Repurchase Date;

               (iv) the Repurchase Price, and whether the Repurchase Price shall be paid by the Company in cash or by delivery of shares of Common Stock; and

               (v) a description of the procedure that a Holder must follow to exercise a repurchase right.

        (b) If any Senior Indebtedness is outstanding at the time of the occurrence of a Change in Control, and such Senior Indebtedness prohibits by its terms the Company's repurchase of its Securities upon the occurrence of a Change in Control, the Company shall prior to giving the Company Notice either:

               (i) repay in fall all obligations and terminate all commitments under or in respect of all such Senior Indebtedness or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay such Senior Indebtedness owed to each holder thereof who has accepted such offer; or

               (ii) obtain the requisite consents under all such Senior Indebtedness to permit the Company to repurchase the Securities in accordance herewith.

        (c) To exercise a repurchase right, the Holder must deliver to the Company, prior to the close of business on or before the Repurchase Date, (i) written notice of the Holder's exercise of such right (the "Change in Control Purchase Notice"), which notice shall set forth (A) the name of the Holder, (B) the certificate numbers of the Security with respect to which the repurchase right is being exercised, (C) the principal amount of the Security to be repurchased (and, if the Security is to be repurchased in part, the portion of the principal amount thereof to be repurchased) and (D) a statement that an election to exercise the repurchase right is being made thereby pursuant to the applicable provisions of the Security and (ii) surrender the Security subject to the Change in Control Purchase Notice.

        (d) If the Security (or portion thereof) surrendered for repurchase shall not have been repurchased on the Business Day following the Repurchase Date, the Repurchase Price in respect of the Security shall, until paid, bear interest from the Business Day following the Repurchase Date at the rate borne by the Security and such Security shall remain convertible into Common Stock until the Repurchase Price and any such accrued interest shall have been paid or duly provided for.

        (e) Any issuance of shares of Common Stock in respect of the Repurchase Price shall be deemed to have been effected immediately prior to the close of business on the Repurchase Date and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such repurchase shall be deemed to have become on the Repurchase Date the holder or holders of record of the shares represented thereby.

        (f) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon repurchase of the Security. If any fractional share of stock otherwise would be issuable upon repurchase of the Security, the Company shall make an adjustment therefor by paying to the Holder thereof an amount of cash calculated at the price per share at which the Common Stock is valued for purposes of Section 7.01.

        (g) The issue of stock certificates on repurchase of the Security shall be made without charge to the Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        (h) Notwithstanding anything to the contrary in this Section 7.03, the Company shall not be required to give the Company Notice following the occurrence of a Change in Control if, in the manner, at the time and otherwise in compliance with the requirements set forth herein regarding the Company's obligation to offer to repurchase the Security following the occurrence of a Change in Control, (A) another Person makes an offer to repurchase the Security by giving a notice containing the information set forth in clauses (i) through (v) of Section 7.03(a) to the Holder, (B) such Person repurchases the Security, and (C) such Person makes all payments with respect thereto. This
               Section 7.03(h) shall not relieve the Company of any of its obligations under this Security; provided, however, that if another Person makes the offer to repurchase this Security as set forth in this Section, the Company shall not be obligated to give the Company Notice.

        SECTION 7.04 CERTAIN DEFINITIONS. For purposes of this Article 7:

        (a) the terms "beneficial owner" and "beneficial ownership" shall be determined in accordance with Rules l3d-3 and l3d-5 promulgated by the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

        (b) the term "Person" shall include any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

        SECTION 7.05 CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred at such time after the original issuance of this Security as:

        (a) any Person acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the total outstanding voting stock of the Company other than an acquisition by the Company, any of its Subsidiaries, any of its employee benefit plans or one or more Permitted Holders;

        (b) the Company shall consolidate with, or merge with or into, another Person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the Company's outstanding voting stock is converted into or exchanged for cash securities or other property, other than any such transactions where:

               (i) the Company's voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the Company's jurisdiction of incorporation) or is converted into or exchanged for voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation, and

               (ii) immediately after such transaction, no Person, other than one or more Permitted Holders or one or more Persons who were the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of the Company's voting stock immediately before such transaction, is the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (but not a committee thereof), together with (i) any new directors whose election to such Board of Directors (but not a committee thereof), or whose nomination for election by the Company's stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (ii) any representative of a Permitted Holder, cease for any reason to constitute a majority of the Board of Directors (but not a committee thereof) then in office;

        (d) a special resolution is passed by the Company's stockholders approving a plan of liquidation or dissolution of the Company (other than in a transaction that complies with the provisions described in Article 4), and no additional approvals of the Company's stockholders are required under applicable law to cause such a liquidation or dissolution.

        "REDEEMABLE CAPITAL STOCK" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the Security or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock which the holder may cause the Company to repurchase or redeem upon termination of such holder's employment.

                                    ARTICLE 8

                                   CONVERSION

        SECTION 8.01 CONVERSION PRIVILEGE, CONVERSION RATE AND CONVERSION PRICE. Subject to and upon compliance with the provisions of this Article 8, at the option of the Holder thereof, this Security or any portion of the principal amount hereof that is $1,000 or an integral multiple of $1,000 may be converted at any time through the close of business on June 30, 2003 into that number of fully paid and non-assessable shares of Common Stock obtained by multiplying the Conversion Rate then in effect by each $1,000 principal amount of Securities surrendered for conversion. If the Holder has delivered a Change in Control Purchase Notice (as defined in Article 7 hereof) exercising the option of such Holder to require the Company to purchase such Security, this Security may be converted if such notice and the Security is withdrawn by a written notice of withdrawal delivered by the Holder to the Company prior to the close of business on the Repurchase Date.

        The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $1.10 per share of Common Stock, which is equal to a conversion rate of 909.0909 shares per $1,000 principal amount of this Security (the "Conversion Rate"). The Conversion Rate shall be adjusted in certain instances as provided in Section
8.04 and, in every instance in which an adjustment is made to the Conversion Rate, a corresponding adjustment shall be made to the Conversion Price. The adjusted Conversion Price shall equal at any time 1,000 divided by the then adjusted Conversion Rate.

        SECTION 8.02 EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege with respect to this Security, the Holder shall surrender this Security, duly endorsed or assigned to the Company or in blank, accompanied by (a) written notice to the Company in substantially the form of conversion notice attached as Exhibit A hereto or, if less than the entire principal amount hereof is to be converted, the portion hereof to be converted, (b) the funds, if any, required by this Section 8.02, and (c) if shares or any portion of this Security not to be converted are to be issued in the name of a Person other than the Holder, the name of the Person in which to issue such shares and the transfer taxes, if any, required to be paid by the Holder pursuant to Section 8.08.

        As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Security or portion thereof in accordance with the provisions of this Article and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8.03.

        Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in this Section 8.02 have been satisfied, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but Such conversion shall be at the Conversion Rate in effect on the date upon which this Security shall be surrendered.

        SECTION 8.03 FRACTIONS OF SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Security. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of this Security (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Trading Day immediately preceding such day.

        "TRADING DAY" shall mean each day on which the primary securities exchange or quotation system that is used to determine the Closing Price is open for trading or quotation.

        "CLOSING PRICE" of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day on the principal United States national securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national stock exchange, as reported by the Nasdaq National Market.

        SECTION 8.04 ADJUSTMENT OF CONVERSION RATE.

        (a) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Rate in effect at the opening of business on the earlier of the day next following such dividend or other distribution or the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted so that the Holder upon conversion shall be entitled to receive that number of shares of Common Stock it would have been entitled to after such dividend or other distribution if it had converted this Security immediately prior to such dividend or other distribution.

        (b) In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof, for a period not exceeding 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 8.04(g) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate price of the total number of shares so offered would purchase at the current market price per share (determined as provided in Section 8.04(g) , such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or assets (excluding any rights, warrants or options referred to in Section 8.04(b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 8.04(a) , the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the earlier of such distribution or the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 8.04(g) and the denominator shall be such current market price less the fair market value (as determined in good faith by the Board of Directors, whose. determination shall be conclusive and described in a Board Resolution), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day next following the later of (i) the date fixed for the payment of such distribution and (ii) the date 20 days after the notice relating to such distribution is given pursuant to Section 8.06 (such later date of (i) and (ii) being referred to as the "Reference Date"). The provisions of this Section 8.04(d) shall not be applicable to an event covered by Section 8.04(j) For purposes of this Section 8.04(d) and Sections 8.04(a) and 8.04(b), any dividend or distribution for which an adjustment is being made pursuant to this Section 8.04(d) that also includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Rate adjustment required by this Section 8.04(d)) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights (making any further Conversion Rate adjustment required by Sections 8.04(a) or 8.04(b)), except (1) the record date of such dividend or distribution as defined in this Section 8.04(d) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distributions", "the date fixed for the determination of stockholders entitled to receive such rights, warrants or options" and "the date fixed for such determination" within the meaning of Sections 8.04(a) and 8.04(b) and (2) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of this 8.04(d).

        (e) In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in "Cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(e) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(g) of the Common Stock as of the Trading Day immediately preceding the record date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such record date, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of the stockholders of record entitled to such distribution by a fraction of which (i) the denominator shall be the current market price per share (determined as provided in Section 8.04(g) on such date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on the record date and (ii) the numerator shall be equal to the current market price on such date, such adjustment to become effective immediately prior to the opening of business on the day following the record date fixed for the payment of such distribution.

        (f) In case a successful tender or exchange offer, other than an odd lot offer, made by the Company or any Subsidiary for all or any portion of the Common Stock shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(f) has been made and
               (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(d)) of the Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction of which
               (i) the denominator shall be (x) the product of the current market price per share (determined as provided in Section 8.04(g) of the Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (y) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (ii) the numerator shall be the product of (x) such current market price per share (determined in accordance with Section 8.04(g)) on the Trading Day next succeeding the Expiration Time times (y) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

        (g) For the purpose of any computation under Sections 8.04(b), (d) and (e), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 8.04(a),
               (b) (c), (d), (e) or (f) ("Other Event") occurs on or after the 20th Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (ii) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the Other Event, and (iv) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 8.04(d) or
               (e), whose determination shall be conclusive and described in a Board Resolution) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under
               Section 8.04(f), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest (the "Commencement Date") of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the Trading Day next succeeding the Expiration Time of such tender or exchange offer (or, if such Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day during which the Expiration Time occurs); provided, however, that if the "ex" date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the Trading Day next succeeding the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the same fraction by which the Conversion Rate is so required to be adjusted as a result of such Other event. For purposes of this paragraph, the term "ex" date,
               (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

        (h) The Company may make such increases in the Conversion Rate, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this Section 8.04, as it considers to be advisable.

        (i) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least I% in the

               Conversion Rate; provided, however, that any adjustments, which by reason of this Section 8.04(i) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.

        In the event that the Company distributes assets, debt securities, rights, warrants or options (other than those referred to in Section 8.04(b) pro rata to holders of Common Stock, and the fair market value of the portion of assets, debt securities, rights, warrants or options applicable to one share of Common Stock distributed to holders of Common Stock exceeds the Average Sale Price (as defined below) per share of Common Stock, or such Average Sale Price exceeds such fair market value by less than $1.00, then so long as any such assets, debt securities, rights, options or warrants have not expired or been redeemed by the Company, the Company shall make proper provision so that the Holder of any Security upon conversion, rather than being entitled to an adjustment in the Conversion Rate, will be entitled to receive upon such conversion, in addition to the shares of Common Stock otherwise issuable upon conversion, the kind and amount of assets, debt securities, rights, warrants and options such Holder would have received had such Holder converted its Security immediately prior to the date of determination of the holders entitled to such distribution.

        "AVERAGE SALE PRICE" means the average of the Closing Prices of the Common Stock for the shorter of (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination (as defined below) with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time (as defined below) with respect to the next preceding (a) issuance of rights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 8.04(b) or Section 8.04(j) and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants, or distribution in respect of which the Average Sale Price is being calculated. If the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which
Section 8.04(a), (b) or (c) applies occurs during the period applicable for calculating "Average Sale Price" pursuant to the definition in the preceding sentence, "Average Sale Price" shall be calculated for such period in a manner determined in good faith by the Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Price of the Common Stock during such period.

        "TIME OF DETERMINATION" means the time and date of the earlier of (1) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which this Section 8.04 applies and
(ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, options, warrants or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the shares of Common Stock are listed or quoted.

        SECTION 8.05 NOTICE OF ADJUSTMENTS OF CONVERSION RATE. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, the Company shall compute the adjusted Conversion Rate and Conversion Price in accordance with Section 8.04 and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Rate and Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be mailed, first class postage prepaid, to the Holder.

        SECTION 8.06 NOTICE OF CERTAIN CORPORATE ACTION. In case:

        (a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require a Conversion Rate adjustment pursuant to Section 8.04(e); or

        (b) the Company shall authorize the granting to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding rights distributed pursuant to any stockholder rights plan); or

        (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

        (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

        (e) the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender or exchange offer); then the Company shall cause to be mailed to the Holder, at least 20 days (or 10 days in any case specified in clause 8.06(a) or 8.06(b) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

        SECTION 8.07 COMPANY'S OBLIGATION REGARDING COMMON STOCK. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of this Security, the whole number of shares of Common Stock then issuable upon the conversion in fall of this Security.

        Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Security, the Company shall take all corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

        The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of this Security hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company shall in good faith and as expeditiously as practicable endeavor to secure such registration or approval, as the case may be.

        The Company further covenants that so long as the Common Stock shall be listed or quoted on the New York Stock Exchange, the Nasdaq Stock Market (National Market), or any other national securities exchange the Company shall, if permitted by the rules of such exchange, list and keep listed so long as the Common Stock shall be so listed on such market or exchange, all Common Stock issuable upon conversion of this Security.

        SECTION 8.08 TAXES ON CONVERSIONS. The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Security pursuant hereto. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

        SECTION 8.09 COVENANT AS TO COMMON STOCK. The Company covenants that all shares of Common Stock that may be issued upon conversion of this Security shall upon issue be newly issued (and not treasury shares) and shall be duly authorized, validly issued, fully paid and nonassessable and, except as provided in Section 8.08, the Company shall pay all taxes, liens and charges with respect to the issue thereof.

        SECTION 8.10 PROVISIONS IN CASE OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the event that the Company shall be a party to any transaction

        (including any (1) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company),
        (iii) any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder shall have the right thereafter to convert this Security only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which this Security might have been converted immediately prior to such transaction. The above provisions of this Section 8.10 shall similarly apply to successive transactions of the foregoing type.

                                    ARTICLE 9

                                  SUBORDINATION

        SECTION 9.01 SECURITY SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and the Holder of this Security, by Holder's acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 9, the indebtedness represented by this Security and the payment of the principal of (and premium, if any), and interest on and all other amounts payable under this Security are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

        SECTION 9.02 PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. In the event of any payment by, or distribution of the assets of, the Company in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holder is entitled to receive any payment on account of principal of (or premium, if any), or interest on or any other amount payable under this Security, and to that end, the holders of Senior Indebtedness shall be entitled to receive, for application to the payment of such Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held by them after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, that may be payable or deliverable in respect of this Security in any such case, proceeding, dissolution, liquidation or other winding-up or event.

        In the event that, notwithstanding the foregoing provisions of this
Section 9.02, the Holder shall have received any payment or distribution of assets of the Company prohibited by the foregoing paragraph of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if, at or prior to the time of such payment or distribution, written notice that such payment or distribution is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to holders of such Senior Indebtedness remaining unpaid or their representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        For purposes of this Article 9 only, the words "cash, property or securities" shall not be deemed to include shares of capital stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment that in either case are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, this Security is so subordinated as provided in this
Article 9. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, lease, conveyance, transfer or other disposition of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 4 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this
Section 9.02 if the Person formed by such consolidation or into which the Company is merged or that acquires by sale, lease, conveyance, transfer or other disposition such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, sale, lease, conveyance, transfer or other disposition, comply with the conditions set forth in Article 4.

        SECTION 9.03 NO PAYMENT WHEN SENIOR INDEBTEDNESS IN DEFAULT. (a) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto (unless and until such payment default shall have been cured or waived in writing by the holders of such Senior Indebtedness), including any payment default arising from the acceleration of any Senior Indebtedness, or (b) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and judicial proceedings shall be pending with respect to any such default or the Company receives written notice of such default (a "Senior Indebtedness Default

Notice"), then no payment shall be made by the Company on account of principal of (or premium, if any) or interest on this Security or on account of all other amounts payable under this Security. Notwithstanding the foregoing, payments with respect to this Security may resume, and the Company may acquire this Security for cash or property, when (x) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or (y) in the case of a default described in clause (b) of this Section 9.03, 179 or more days pass after the Senior Indebtedness Default Notice is received by the Company, provided that the terms hereof otherwise permit such payment or acquisition of this Security at such time. If the Company receives a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the default that was the basis of such Senior Indebtedness Default Notice, on the same issue of Senior Indebtedness, shall not be effective to prevent the payment or acquisition of this Security as described in the first sentence of this Section 9.03(a). In addition, no payment may be made on this Security, in respect of principal, premium, interest or any other amount, and no acquisition of this Security for cash or property may be effected, if this Security is declared due and payable prior to its Stated Maturity by reason of the occurrence of an Event of Default until the earlier of (i) 120 days after the date of such acceleration of the maturity of this Security or (ii) the payment in full of all Senior Indebtedness, provided that such payment or acquisition of this Security may be made then only if the terms hereof otherwise permit such payment or acquisition of this Security at such time.

        In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder prohibited by the foregoing provisions of this Section
9.03 before all Senior Indebtedness is paid in full, or effective provisions made for its payment, and if, at or prior to the time of such payment, written notice that such payment is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event (but subject to the provisions of Section 9.09 such payment shall be paid over and delivered forthwith to the holders of such Senior Indebtedness remaining unpaid or their representatives, ratably on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        The provisions of this Section 9.03 shall not apply to any payment with respect to which Section 9.02 would be applicable.

        SECTION 9.04 PAYMENT PERMITTED IF NO DEFAULT. Nothing contained in this
Article 9 or elsewhere in this Security shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 9.02, except under the conditions described in Section 9.03, from making payments at any time of principal of (and premium, if any), or interest on, or any other amount payable under this Security.

        SECTION 9.05 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Upon payment in full of all Senior Indebtedness, the Holder shall be subrogated (equally and ratably with the holders of all Indebtedness of the Company that by its express terms is subordinated to Indebtedness of the Company to substantially the same extent as this Security is subordinated to Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness to the extent that payments and distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness as provided by this Article 9. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled, except for the provisions of this Article 9, and no payments over pursuant to the provisions of this Article 9 to the holders of Senior Indebtedness by the Holder, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

        SECTION 9.06 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article 9 or elsewhere herein or in this Security relating to the subordination of this Security is intended to or shall:

        (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article 9 of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holder the principal of (and premium, if any), and interest on, and any other amount payable under this Security, as and when the same shall become due and payable in accordance with its terms;

        (b) affect the relative rights against the Company of the Holder and other creditors of the Company, other than Holder's rights in relation to the holders of Senior Indebtedness; or

        (c) prevent the Holder from exercising all remedies available upon a Default or Event of Default under this Security, subject to the rights, if any, under this Article 9 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Holder.

        SECTION 9.07 NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Security, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article 9 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following:

        (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding;

        (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

        (c) release any Person liable in any manner for the collection of Senior Indebtedness; and

        (d) exercise or refrain from exercising any rights against the Company and any other Person.

        SECTION 9.08 RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets of the Company referred to in this Article 9, the Holder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

        SECTION 9.09 CERTAIN CONVERSIONS DEEMED PAYMENT. For the purposes of this Article 9 only, (1) the issuance and delivery of junior securities upon conversion of this Security in accordance with Article 8 or in respect to the Repurchase Price in accordance with Article 7 shall not be deemed to constitute a payment or distribution on account of the principal of, premium or interest on, or other amount payable with respect to, this Security or on account of the purchase or other acquisition of this Security, and (2) the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of this Security shall be deemed to constitute payment on account of the principal of, premium or interest on, or other amount payable with respect to, this Security.

For the purposes of this Section 9.09, the term "junior securities" means (a) shares of any stock of any class of the Company and (b) securities of the Company that are subordinated in right of payment to the prior payment in full of all Senior Indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Securities are so subordinated as provided in this Article 9. Nothing contained in this Article 9 or elsewhere in this Security is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Security in accordance with Article 8.

                                   ARTICLE 10

                                    AMENDMENT

        SECTION 10.01 This Security may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Holder.

        IN WITNESS WHEREOF, the undersigned has executed this Security as of the day and year first above written.


                                      INTERLIANT, INC.

                                      By:
                                           -------------------------------------
                                           Bruce Graham
                                           President and Chief Executive Officer

                                    EXHIBIT A

                                CONVERSION NOTICE

To:     INTERLIANT, INC.

        The undersigned Holder of this Security hereby irrevocably exercises the option to convert this Security, or the portion hereof (which is $1,000 or an integral multiple thereof) below designated, at any time following the date of original issuance thereof, into shares of Common Stock in accordance with its terms, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for a fractional share and any Security representing any unconverted principal amount hereof, be issued and delivered to the registered owner hereof unless a different name has been provided below. If shares or any portion of this Security not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith a certificate in proper form certifying that the applicable restrictions on transfer have been complied with. Any amount required to be paid by the undersigned on account of interest accompanies this Security,

Dated:                                        By:
                                                  ------------------------------
                                                  Signature of Holder

If shares or Securities are to be registered in Principal amount to be converted (if less the name of a Person other than the Holder, than all): $______,000 please print such Person's name and address:



-------------------------------------------
Name


-------------------------------------------
Social Security or Taxpayer Identification
Number


-------------------------------------------
Street Address


-------------------------------------------
City, State and Zip Code

                                    EXHIBIT C

                                INTERLIANT, INC.

                           8% CONVERTIBLE SUBORDINATED
                             NOTE DUE JUNE 30, 2003



                                                                 August 15, 2001

No.04
$4,235,550.00

        FOR VALUE RECEIVED, the undersigned, INTERLIANT, INC. (the "Company"), hereby promises to pay to SOFTBANK U.S. VENTURES VI L.P., or its assigns (the "Holder") the principal sum of FOUR MILLION TWO HUNDRED THIRTY-FIVE THOUSAND FIVE HUNDRED AND FIFTY DOLLARS ($4,235,550.00) on June 30, 2003, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on said principal sum quarterly on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date") commencing on the first Interest Payment Date following the date of issuance hereof (the "Issuance Date"), at the rate of 8% per annum, until the principal hereof is paid in full. From the Issuance Date until the Interest Payment Date immediately preceding the date on which the principal hereof is paid in full (the "Repayment Date"), such interest shall be paid on each Interest Payment Date by the issuance to the Holder of additional 8% Convertible Subordinated Notes due June 30, 2003 having the same terms and conditions (other than principal amount and Issuance Date) as this note (such additional notes, together with this note, are hereinafter individually referred to as a "Security" and collectively referred to as the "Securities") in the principal amount of the interest payable on such Interest Payment Date. Interest for the period from the Interest Payment Date immediately preceding the Repayment Date through the Repayment Date shall be paid in cash on the Repayment Date.

        This Security shall also have the following additional terms and conditions:

                                   ARTICLE 11

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

        SECTION 11.01 DEFINITIONS. For all purposes of this Security, except as otherwise expressly provided or unless the context otherwise requires:

        (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and references to he or him or she or her are intended to be gender neutral;

        (2) the word "including" means "including without limitation," and

        (3) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Security as a whole and not to any particular Article, Section or other subdivision.

        "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "BANKRUPTCY LAW" has the meaning specified in Section 3.01.

        "BOARD OF DIRECTORS" means the board of directors of the Company, the executive committee of that board or any committee of that board duly authorized to act hereunder.

        "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

        "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934.

        "COMMON STOCK" means the common stock of the Company, $0.01 par value, as it exists on the date of this Security and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof.

        "COMPANY" has the meaning set forth in the first paragraph of this Security until a successor corporation shall have become such pursuant to the applicable provisions of this Security, and thereafter "Company" shall mean such successor corporation.

        "COMPANY REQUEST" and "COMPANY ORDER" mean, respectively, a written request or order signed in the name of the Company by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Company and any of the foregoing or any Assistant Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "CORPORATION" means a corporation, association, partnership, company (including limited liability company), joint-stock company or business trust.

        "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "DOLLAR" or "$" means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

        "HOLDER" has the meaning set forth in the first paragraph of this Security.

        "INDEBTEDNESS" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities, contingent or otherwise, of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the holder is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services; (b) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions; (c) all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property; (d) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase .price of any property and a purchase agreement in connection with the lease of real property that provides that such Person is contractually obligated to purchase or cause a third party to purchase the ]eased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; (e) all obligations of such Person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (f) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities, contingent or otherwise, of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (e); (g) recourse or repurchase obligations arising in connection with sales of assets in transactions that are in the nature of asset-based financings, whether or not such transactions are treated as sales under generally accepted accounting principles or bankruptcy, tax or other applicable laws, where such recourse or repurchase obligations arise out of the failure of such assets to provide the economic benefit to which the purchaser is entitled under the agreements relating to such transactions; (h) any indebtedness or other obligations described in clauses (a) through (g) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and (i) any and all deferrals, renewals, extensions, refinancing, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in clauses (a) through (h).

        "INTEREST PAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "ISSUANCE DATE" has the meaning set forth in the first paragraph of this Security.

        "MATURITY" means the date on which the principal -of this Security becomes due and payable as herein provided, whether at the Stated Maturity or upon conversion or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

        "OFFICERS' CERTIFICATE" means a certificate signed by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the President or a Vice President and by any of the foregoing or the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "OPINION OF COUNSEL" means a written opinion of counsel, who may be counsel for the Company or who may be an employee of or other counsel for the Company and who shall be reasonably satisfactory to the Holder.

        "PERMITTED HOLDERS" shall mean Web Hosting Organization LLC, Charterhouse Group International, Inc., SOFTBANK Technology Ventures IV, L.P., WHO Management LLC and SOFTBANK Technology Advisors Fund, L.P., and their respective controlled Affiliates (other than their other portfolio companies), including any Person (other than their other portfolio companies) in which any of the foregoing, individually or collectively, owns beneficially more than 50% of the total voting power of the shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest of such Person.

        "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof

        "PREDECESSOR SECURITY" means, with respect to any Security, every previous Security evidencing all or a portion of the same debt as that evidenced by such Security; and, for the purposes of this definition, any Security delivered in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

        "REPAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SECURITY" has the meaning set forth in the first paragraph of this Security.

        "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all Indebtedness of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing); except for (a) any Indebtedness that is by its terms subordinated to or ranking equal with the Securities; (b) Indebtedness representing the Securities and the payment Of the principal of (and premium, if any) and interest on and all other amounts payable under the Securities; and (c) Indebtedness between or among the Company and any of its Subsidiaries or its Affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle used by the Company in connection with the issuance by that financing vehicle of preferred securities or other securities that rank equal with, or junior to, the Securities.

        "SIGNIFICANT SUBSIDIARY" means any Subsidiary that is a "significant subsidiary" (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of the Company.

        "STATED MATURITY" means the date specified in this Security as the fixed date on which the principal of, or interest on, this Security is due and payable.

        "SUBSIDIARY" means a corporation a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting securities" means shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest that ordinarily have voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

        "UNITED STATES" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

        SECTION 11.02 OTHER DEFINITIONS.

        TERM                                                  DEFINED IN SECTION
        ----                                                  ------------------
        "Average Sale Price"                                  8.04
        "Change in Control"                                   7.05
        "Change in Control Purchase Notice"                   7.03
        "Closing Price"                                       8.03
        "Commencement Date"                                   8.04
        "Company Notice"                                      7.03
        "Conversion Price"                                    8.01
        "Conversion Rate"                                     8.01
        "Current Event"                                       8.04
        "Custodian"                                           3.01
        "Event of Default"                                    Article 3
        "Ex-Dividend Time"                                    8.04
        "Expiration Time"                                     8.04
        "Material Adverse Effect"                             5.02
        "Notice of Default"                                   3.01

        TERM                                                  DEFINED IN SECTION
        ----                                                  ------------------
        "Other Event"                                         8.04
        "Purchased Shares"                                    8.04
        "Redeemable Capital Stock"                            7.05
        "Reference Date"                                      8.04
        "Repurchase Date"                                     7.01
        "Repurchase Price"                                    7.01
        "Restricted Securities"                               2.01
        "Senior Indebtedness Default Notice"                  9.03
        "Time of Determination"                               8.04
        "Trading Day"                                         8.03


        SECTION 11.03 NOTICE TO HOLDER; WAIVER. Where this Security provides for notice of any event to the Holder by the Company, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder, at its address as it appears in the Company's records, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Any notice mailed to the Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

        SECTION 11.04 EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        SECTION 11.05 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Security by the Company shall bind its successors and assigns, whether so expressed or not.

        SECTION 11.06 SEPARABILITY CLAUSE. In case any provision in this Security shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 11.07 BENEFITS OF SECURITY. Nothing in this Security, express or implied, shall give to any Person, other than the parties hereto, and their successors hereunder and the Holder any benefit or any legal or equitable right, remedy or claim under this Indenture.

        SECTION 11.08 GOVERNING LAW. This Security shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of laws principles.

        SECTION 11.09 LEGAL HOLIDAYS. In any case where any Interest Payment Date, Repurchase Date, Stated Maturity or Maturity of this Security or the last date on which the Holder has the right to convert this Security shall not be a Business Day, then (notwithstanding any other provision of this Security), payment of Repurchase Price, interest or principal (and premium, if any), or conversion of this Security, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Repurchase Date or at the Stated Maturity or Maturity or on such last day for conversion; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Repurchase Date, Stated Maturity or Maturity or on such last day for conversion, as the case may be.

        SECTION 11.10 PERSONAL IMMUNITY FROM LIABILITY FOR INCORPORATORS, STOCKHOLDERS, ETC. No recourse shall be had for the payment of the principal of or premium, if any, or interest, if any, on this Security, or for any claim based thereon, or otherwise in respect of this Security, against any incorporator, or against any past, present or future stockholder, director or officer, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released as a condition of, and as consideration for, the execution of this Security.

                                   ARTICLE 12

                                 THE SECURITIES

        SECTION 12.01 SECURITIES ACT.

        (a)    So long as this Security bears or is required under this Section
               2.01 (a) to bear the legend set forth in this Section 2.01 (a) (together with any Common Stock issued upon conversion or exchange of this Security (including any exchange constituting payment of the Repurchase Price for Securities pursuant to
               Article 7) and required to bear the legend set forth in Section 2.01(b), collectively, the "Restricted Securities") shall be subject to the restrictions on transfer set forth in this Section
               2.01 (a) (including one of the legends set forth below), unless such restrictions on transfer shall be waived by written consent of the Company, and the holder of each such Restricted Security, by such holder's acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in Sections 2.01(a), and 2.01(b), the term "transfer" encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security. Upon the effectiveness of a filed registration statement covering this Security, the Company shall deliver an Officers' Certificate to the Holder of the effectiveness of such registration and instructing the Holder regarding the issuance and delivery of unlegended Securities.

        Until two years after the original issuance date of this Security, any certificate evidencing this Security (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof or upon payment of the Repurchase Price therefor pursuant to
Article 7, which shall bear the legend set forth in Section 2.01(b), if applicable) shall bear a legend in substantially the following form (unless such Security has been transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer), pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Holder in the form of an Officers' Certificate):

        THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER; (1) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE COMMON STOCK ISSUABLE UPON CONVERSION OR EXCHANGE OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (2) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(C) ABOVE). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE SECURITY EVIDENCED HEREBY PURSUANT TO CLAUSE 2(B) OR 2(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY.

        At such time as such restrictions on transfer shall have expired in accordance with their terms, this Security may be exchanged for a new Security, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.01 (a).

        (b) Until two years after the original issuance date of this Security, any stock certificate representing Common Stock issued upon conversion or exchange of such Security (including any exchange constituting payment of the Repurchase Price for any Securities pursuant to Article 11) of such Security shall bear a legend in substantially the following form (unless such Common Stock has been sold pursuant to the exemption from registration under the Securities Act or pursuant to a registration statement that has been declared effective under the Securities Act, and which continues to be effective at the time of such transfer, or such Common Stock has been issued upon conversion or exchange of Securities that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Holder (in the form of an Officers' Certificate) and any transfer agent for the Common Stock):

        THE COMMON STOCK EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR

ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER HEREOF AGREES THAT UNTIL THE EXPIRATION OF TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED, (1) IT WILL NOT RESELL OR OTHERWISE TRANSFER THE COMMON STOCK EVIDENCED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE COMMON STOCK EVIDENCED HEREBY PURSUANT TO CLAUSE 1(B) OR 1(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED.

        Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this
Section 2.01 (b).

        (c) This Security or Common Stock issued upon the conversion or exchange of this Security that, prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), is purchased or owned by the Company or any Affiliate thereof may not be resold by the Company or such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Securities or Common Stock, as the case may be, no longer being "restricted securities" (as defined under Rule 144).

        (d) Notwithstanding any provision of Section 2.01 to the contrary, in the event Rule 144(k) as promulgated under the Securities Act (or any successor rule) is amended to change the two-year period under Rule 144(k) (or the corresponding period under any successor rule), from and after the effective date of such amendment or change, (i) each reference in Section 2.01 (a) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period, (ii) each reference in
               Section 2.01(b) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period and (iii) all corresponding references in this Security and the restrictive legends thereon shall be deemed for all purposes hereof to be references to such changed period, provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws. This Section 2.01 (e) shall apply to successive. amendments to Rule 144(k) (or any successor rule) changing the holding period thereunder.

                                   ARTICLE 13

                                    REMEDIES

        SECTION 13.01 EVENTS OF DEFAULT. "Event of Default," wherever used herein with respect to this Security, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be occasioned by the provisions of Article 9 or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (a) default in the payment of any interest upon this Security, when such interest becomes due and payable, and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the provisions of Article 2); or

        (b) default in the payment of the principal of (or premium, if any, on) this Security when it becomes due and payable at its Maturity (whether or not such payment is prohibited by the provisions of Article 2); or

        (c) default in the payment of the Repurchase Price in respect of this Security on the Repurchase Date therefor (whether or not such payment is prohibited by the provisions of Article 9 and whether or not a Person other than the Company has offered to repurchase this Security as contemplated by Section 7.03(h) ; or

        (d) failure by the Company to give the Company Notice in accordance with Section 7.03(a) to the Holder, or failure by the Company to comply with its covenants set forth in Section 7.03(b); or

        (e) failure by the Company to deliver shares of Common Stock (together with cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Security and continuation of such default for a period of 10 days; or

        (f) default in the performance, or breach, of any covenant or warranty of the Company in this Security (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

        (g) a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $10,000,000, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder (unless such default has been cured or waived); or

        (h) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

               (i)    commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

               (iv) makes a general assignment for the benefit of its creditors; or

        (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i) is for relief against the Company or any Significant Subsidiary in an involuntary case,

               (ii) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of any of them, or

               (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary,

        and the order or decree remains unstayed and in effect for 60 days.

        As used in this Section 3.01 only, the term "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or State law for the relief of debtors and the term "Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

        SECTION 13.02 ACCELERATION OF MATURITY. If an Event of Default with respect to this Security occurs and is continuing, then and in every such case the Holder may declare the principal of this Security and accrued interest thereon to the date of such declaration, to be due and payable immediately, by a notice in writing to the Company and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in
Section 3.01(h) or 3.01(i) occurs, the principal of, and accrued interest on, all the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

        SECTION 13.03 COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT. The Company covenants that if.

        (a) default is made in the payment of any installment of interest on this Security when such interest becomes due and payable and such default continues for a period of 30 days, or

        (b) default is made in the payment of the principal of (or premium, if any, on) this Security at its Maturity, then the Company shall, upon demand of the Holder, pay to the Holder the whole amount then due and payable on such Security for principal (and premium, if any) and interest, with interest upon any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest, at the rate or rates borne by or provided for in such Security, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Holder, its agents and counsel.

        If the Company fails to pay such amounts forthwith upon such demand, the Holder may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Security and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other such obligor upon such Security, wherever situated.

        If an Event of Default occurs and is continuing, the Holder may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Security or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

        SECTION 13.04 INTENTIONALLY OMITTED.

        SECTION 13.05 UNCONDITIONAL RIGHT OF HOLDER TO RECEIVE PRINCIPAL, PREMIUM. If Any, and Interest. Notwithstanding any other provision in this Security, the Holder shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, the Repurchase Price pursuant to Article 7 and interest on this Security on the respective due dates expressed in this Security (or, in the case of repurchase, on the Repurchase Date, as the case may be) and to convert this Security in accordance with its provisions and to institute suit for the enforcement of any such payment and right to convert, and such rights shall not be impaired or adversely affected without the consent of the Holder.

        SECTION 13.06 RESTORATION OF RIGHTS AND REMEDIES. If the Holder has instituted any proceeding to enforce any right or remedy under this Security and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Holder, then and in every such case, the Company and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holder shall continue as though no such proceeding had been instituted.

        SECTION 13.07 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        SECTION 13.08 DELAY OR OMISSION NOT WAIVER. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

        SECTION 13.09 WAIVER OF USURY, STAY OR EXTENSION LAWS. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Security; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

        SECTION 13.10 UNDERTAKING FOR COSTS. The Holder of this Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Security, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Company or to any suit instituted by the Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on this Security on or after the Stated Maturities expressed in this Security (or, in the case of repurchase, on or after the Repurchase Date), or the right to convert this Security in accordance with Article 8.

                                   ARTICLE 14

                CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

        SECTION 14.01 CONSOLIDATIONS AND MERGERS OF COMPANY AND SALES, LEASES AND CONVEYANCES PERMITTED SUBJECT TO CERTAIN CONDITIONS. The Company may consolidate with, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets to, or merge with or into any other Person, provided however, that in any such case, (1) either the Company shall be the continuing corporation, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person (if other than a Subsidiary of the Company) that acquires or leases the Company's assets substantially as an entirety is a corporation organized and existing under the laws of any United States jurisdiction and expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest payable pursuant to this Security, and the due and punctual performance and observance of all of the covenants and conditions of this Security to be performed by the Company and shall have provided for conversion rights, if applicable, in accordance with the provisions of Article 8 hereof, and (2) immediately after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        SECTION 14.02 RIGHTS AND DUTIES OF SUCCESSOR CORPORATION. In case of any such consolidation, merger, sale, lease, conveyance or other disposition and upon any such assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company, with the same `effect as if it had been named herein as the party of the first part, and the predecessor corporation, except in the event of a lease, shall be relieved of any further obligation under this Security.

        In case of any such consolidation, merger, sale, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in this Security thereafter to be issued as may be appropriate.

        SECTION 14.03 OFFICERS' CERTIFICATE AND OPINION OF COUNSEL. Any consolidation, merger, sale, lease, transfer, conveyance or other disposition permitted under Section 4.01 is also subject to the condition that the Holder receive an Officers' Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease, transfer, conveyance or other disposition complies with the provisions of this Article.

                                   ARTICLE 15

                                    COVENANTS

        SECTION 15.01 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. The Company covenants and agrees for the benefit of the Holder that it shall duly and punctually pay the principal of (and premium, if any), interest on, and the Repurchase Price with respect to this Security in accordance with the terms of this Security. The conversion of this Security pursuant to Article 8 hereof and payment of the Repurchase Price by delivery of shares of Common Stock in accordance with Article 7, together with the making of any cash payments required to be made in accordance with the terms of this Security, shall satisfy the Company's obligations under this Section 5.01 with respect to this Security.

        SECTION 15.02 EXISTENCE. Subject to Article 4, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company and its Subsidiaries, and their respective rights (charter and statutory) and franchises, except to the extent that the Board of Directors shall determine that the failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operation of the Company (a "Material Adverse Effect"); provided, however, that the Company shall not be required to preserve any right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holder.

        SECTION 15.03 PAYMENT OF TAXES AND OTHER CLAIMS. The Company shall pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary and have a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

                                   ARTICLE 16

                     PROHIBITION ON REDEMPTION OF SECURITIES

        SECTION 16.01 NO REDEMPTION BY THE COMPANY. This Security may not be redeemed by the Company-

                                   ARTICLE 17

             REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

        SECTION 17.01 RIGHT TO REQUIRE REPURCHASE. In the event that a Change in Control shall occur, the Holder shall have the right, at the Holder's option, to require the Company to repurchase (subject to the provisions of Section 9.03) the Security, or any portion of the principal amount thereof, on the date (the "Repurchase Date") that is 45 Business Days after the date of the occurrence of a Change in Control at a purchase price equal to 100% of the principal amount plus interest accrued and unpaid to the Repurchase Date (the "Repurchase Price"). At the option of the Company, the Repurchase Price may be paid in cash or, subject to the fulfillment by the Company of the conditions set forth in
Section 7.02, by delivery of that number of shares of Common Stock equal to the quotient of (i) the Repurchase Price divided by (ii) 95% of the average of the Closing Prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day immediately preceding the date of the occurrence of the Change in Control.

        SECTION 17.02 CONDITIONS TO THE COMPANY'S ELECTION TO PAY THE REPURCHASE PRICE IN COMMON STOCK.

        The Company may elect to pay the Repurchase Price by delivery of shares of Common Stock pursuant to Section 7.01 if and only if the following conditions have been satisfied:

        (a) The shares of Common Stock delivered in payment of the Repurchase Price are listed for trading on a U.S. national securities exchange or approved for trading in the NASDAQ National Market; and

        (b) All shares of Common Stock delivered in payment of the Repurchase Price are issued out of the Company's authorized but unissued Common Stock and shall, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

        If all of the conditions set forth in this Section 7.02 are not satisfied in accordance with the terms hereof, the Repurchase Price shall be paid by the Company only in cash.

        SECTION 17.03 NOTICES; METHOD OF EXERCISING REPURCHASE RIGHT, ETC.

        (a) On or before the date that is 30 Business Days after the occurrence of a Change in Control, the Company shall give notice to the Holder (the

               "Company Notice") of the occurrence of the Change in Control and of the repurchase right set forth herein arising as a result thereof.

        Each Company Notice shall state:

               (i) the date of such Change in Control and, briefly, the events causing such Change in Control;

               (ii) the date by which the Change in Control Purchase Notice (as defined below) must be delivered;

               (iii)  the Repurchase Date;

               (iv) the Repurchase Price, and whether the Repurchase Price shall be paid by the Company in cash or by delivery of shares of Common Stock; and

               (v) a description of the procedure that a Holder must follow to exercise a repurchase right.

        (b) If any Senior Indebtedness is outstanding at the time of the occurrence of a Change in Control, and such Senior Indebtedness prohibits by its terms the Company's repurchase of its Securities upon the occurrence of a Change in Control, the Company shall prior to giving the Company Notice either:

               (i) repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay such Senior Indebtedness owed to each holder thereof who has accepted such offer; or

               (ii) obtain the requisite consents under all such Senior Indebtedness to permit the Company to repurchase the Securities in accordance herewith.

        (c) To exercise a repurchase right, the Holder must deliver to the Company, prior to the close of business on or before the Repurchase Date, (i) written notice of the Holder's exercise of such right (the "Change in Control Purchase Notice"), which notice shall set forth (A) the name of the Holder, (B) the certificate numbers of the Security with respect to which the repurchase right is being exercised, (C) the principal amount of the Security to be repurchased (and, if the Security is to be repurchased in part, the portion of the principal amount thereof to be repurchased) and (D) a statement that an election to exercise the repurchase right is being made thereby pursuant to the applicable provisions of the Security and (ii) surrender the Security subject to the Change in Control Purchase Notice.

        (d) If the Security (or portion thereof) surrendered for repurchase shall not have been repurchased on the Business Day following the Repurchase Date, the Repurchase Price in respect of the Security shall, until paid, bear interest from the Business Day following the Repurchase Date at the rate borne by the Security and such Security shall remain convertible into Common Stock until the Repurchase Price and any such accrued interest shall have been paid or duly provided for.

        (e) Any issuance of shares of Common Stock in respect of the Repurchase Price shall be deemed to have been effected immediately prior to the close of business on the Repurchase Date and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such repurchase shall be deemed to have become on the Repurchase Date the holder or holders of record of the shares represented thereby.

        (f) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon repurchase of the Security. If any fractional share of stock otherwise would be issuable upon repurchase of the Security, the Company shall make an adjustment therefor by paying to the Holder thereof an amount of cash calculated at the price per share at which the Common Stock is valued for purposes of Section 7.01.

        (g) The issue of stock certificates on repurchase of the Security shall be made without charge to the Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        (h) Notwithstanding anything to the contrary in this Section 7.03, the Company shall not be required to give the Company Notice following the occurrence of a Change in Control if, in the manner, at the time and otherwise in compliance with the requirements set forth herein regarding the Company's obligation to offer to repurchase the Security following the occurrence of a Change in Control, (A) another Person makes an offer to repurchase the Security by giving a notice containing the information set forth in clauses (i) through (v) of Section 7.03(a) to the Holder, (B) such Person repurchases the Security, and (C) such Person makes all payments with respect thereto. This
               Section 7.03(h) shall not relieve the Company of any of its obligations under this Security; provided, however, that if another Person makes the offer to repurchase this Security as set forth in this Section , the Company shall not be obligated to give the Company Notice.

        SECTION 17.04 CERTAIN DEFINITIONS. For purposes of this Article 7:

        (a) the terms "beneficial owner" and "beneficial ownership" shall be determined in accordance with Rules l3d-3 and l3d-5 promulgated by the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

        (b) the term "Person" shall include any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

        SECTION 17.05 CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred at such time after the original issuance of this Security as:

        (a) any Person acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the total outstanding voting stock of the Company other than an acquisition by the Company, any of its Subsidiaries, any of its employee benefit plans or one or more Permitted Holders;

        (b) the Company shall consolidate with, or merge with or into, another Person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the Company's outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transactions where:

               (i) the Company's voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the Company's jurisdiction of incorporation) or is converted into or exchanged for voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation, and

               (ii) immediately after such transaction, no Person, other than one or more Permitted Holders or one or more Persons who were the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of the Company's voting stock immediately before such transaction, is the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (but not a committee thereof), together with (i) any new directors whose election to such Board of Directors (but not a committee thereof), or whose nomination for election by the Company's stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (ii) any representative of a Permitted Holder, cease for any reason to constitute a majority of the Board of Directors (but not a committee thereof) then in office;

        (d) a special resolution is passed by the Company's stockholders approving a plan of liquidation or dissolution of the Company (other than in a transaction that complies with the provisions described in Article 4), and no additional approvals of the Company's stockholders are required under applicable law to cause such a liquidation or dissolution.

        "REDEEMABLE CAPITAL STOCK" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the Security or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock which the holder may cause the Company to repurchase or redeem upon termination of such holder's employment.

                                   ARTICLE 18

                                   CONVERSION

        SECTION 18.01 CONVERSION PRIVILEGE, CONVERSION RATE AND CONVERSION PRICE. Subject to and upon compliance with the provisions of this Article 8, at the option of the Holder thereof, this Security or any portion of the principal amount hereof that is $1,000 or an integral multiple of $1,000 may be converted at any time through the close of business on June 30, 2003 into that number of fully paid and non-assessable shares of Common Stock obtained by multiplying the Conversion Rate then in effect by each $1,000 principal amount of Securities surrendered for conversion. If the Holder has delivered a Change in Control Purchase Notice (as defined in Article 7 hereof) exercising the option of such Holder to require the Company to purchase such Security, this Security may be converted if such notice and the Security is withdrawn by a written notice of withdrawal delivered by the Holder to the Company prior to the close of business on the Repurchase Date.

        The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $1.10 per share of Common Stock, which is equal to a conversion rate of 909.0909 shares per $1,000 principal amount of this Security (the "Conversion Rate"). The Conversion Rate shall be adjusted in certain instances as provided in Section
8.04 and, in every instance in which an adjustment is made to the Conversion Rate, a corresponding adjustment shall be made to the Conversion Price. The adjusted Conversion Price shall equal at any time 1,000 divided by the then adjusted Conversion Rate.

        SECTION 18.02 EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege with respect to this Security, the Holder shall surrender this Security, duly endorsed or assigned to the Company or in blank, accompanied by (a) written notice to the Company in substantially the form of conversion notice attached as Exhibit A hereto or, if less than the entire principal amount hereof is to be converted, the portion hereof to be converted, (b) the funds, if any, required by this Section 8.02, and (c) if shares or any portion of this Security not to be converted are to be issued in the name of a Person other than the Holder, the name of the Person in which to issue such shares and the transfer taxes, if any, required to be paid by the Holder pursuant to Section 8.08.

        As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Security or portion thereof in accordance with the provisions of this Article and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8.03.

        Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in this Section 8.02 have been satisfied, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which this Security shall be surrendered.

        SECTION 18.03 FRACTIONS OF SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Security. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of this Security (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Trading Day immediately preceding such day.

        "TRADING DAY" shall mean each day on which the primary securities exchange or quotation system that is used to determine the Closing Price is open for trading or quotation.

        "CLOSING PRICE" of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day on the principal United States national securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national stock exchange, as reported by the Nasdaq National Market.

        SECTION 18.04 ADJUSTMENT OF CONVERSION RATE.

        (a) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Rate in effect at the opening of business on the earlier of the day next following such dividend or other distribution or the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted so that the Holder upon conversion shall be entitled to receive that number of shares of Common Stock it would have been entitled to after such dividend or other distribution if it had converted this Security immediately prior to such dividend or other distribution.

        (b) In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof, for a period not exceeding 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 8.04(g)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate price of the total number of shares so offered would purchase at the current market price per share (determined as provided in Section 8.04(g), such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or assets (excluding any rights, warrants or options referred to in Section 8.04(b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 8.04(a) , the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the earlier of such distribution or the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 8.04(2) and the denominator shall be such current market price less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day next following the later of (i) the date fixed for the payment of such distribution and (ii) the date 20 days after the notice relating to such distribution is given pursuant to Section 8.06 (such later date of (i) and (ii) being referred to as the "Reference Date"). The provisions of this Section 8.04(dl shall not be applicable to an event covered by Section 8.04(j). For purposes of this Section 8.04(d) and Sections 8.04(a) and 8.04(b), any dividend or distribution for which an adjustment is being made pursuant to this Section 8.04(d) that also includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Rate adjustment required by this Section 8.04(d) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights (making any further Conversion Rate adjustment required by Sections 8.04(a) or 8.04(b) , except (1) the record date of such dividend or distribution as defined in this Section 8.04(d) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distributions", "the date fixed for the determination of stockholders entitled to receive such rights, warrants or options" and "the date fixed for such determination" within the meaning of Sections 8.04(a) and 8.04(b) and (2) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of this 8.04(d).

        (e) In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this

               Section 8.04(e) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(g) of the Common Stock as of the Trading Day immediately preceding the record date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such record date, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of the stockholders of record entitled to such distribution by a fraction of which (i) the denominator shall be the current market price per share (determined as provided in Section 8.04(g)) on such date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on the record date and (ii) the numerator shall be equal to the current market price on such date, such adjustment to become effective immediately prior to the opening of business on the day following the record date fixed for the payment of such distribution.

        (f) In case a successful tender or exchange offer, other than an odd lot offer, made by the Company or any Subsidiary for all or any portion of the Common Stock shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(f) has been made and
               (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(d)) of the Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction of which
               (i) the denominator shall be (x) the product of the current market price per share (determined as provided in Section 8.04(g) of the Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (y) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (ii) the numerator shall be the product of (x) such current market price per share (determined in accordance with Section 8.04(g) on the Trading Day next succeeding the Expiration Time times (y) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

        (g) For the purpose of any computation under Sections 8.04(b), (d) and (e), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 8.04(a),
               (b), (c), (d), (e) or (f) ("Other Event") occurs on or after the 20th Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (ii) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the fraction by which the Conversion Rate is so required to be .adjusted as a result of such Other Event, (iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the Other Event, and (iv) if the "ex- date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 8.04(d) or
               (e), whose determination shall be conclusive and described in a Board Resolution) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under
               Section 8.04(f), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest (the "Commencement Date") of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the Trading Day next succeeding the Expiration Time of such tender or exchange offer (or, if such Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day during which the Expiration Time occurs); provided, however, that if the "ex" date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the Trading Day next succeeding the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date,
               (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

        (h) The Company may make such increases in the Conversion Rate, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this Section 8.04, as it considers to be advisable.

        (i) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in the

               Conversion Rate; provided, however, that any adjustments, which by reason of this Section 8.04(i) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.

        In the event that the Company distributes assets, debt securities, rights, warrants or options (other than those referred to in Section 8.04(b) pro rata to holders of Common Stock, and the fair market value of the portion of assets, debt securities, rights, warrants or options applicable to one share of Common Stock distributed to holders of Common Stock exceeds the Average Sale Price (as defined below) per share of Common Stock, or such Average Sale Price exceeds such fair market value by less than $1.00, then so long as any such assets, debt securities, rights, options or warrants have not expired or been redeemed by the Company, the Company shall make proper provision so that the Holder of any Security upon conversion, rather than being entitled to an adjustment in the Conversion Rate, will be entitled to receive upon such conversion, in addition to the shares of Common Stock otherwise issuable upon conversion, the kind and amount of assets, debt securities, rights, warrants and options such Holder would have received had such Holder converted its Security immediately prior to the date of determination of the holders entitled to such distribution.

        "AVERAGE SALE PRICE" means the average of the Closing Prices of the Common Stock for the shorter of (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination (as defined below) with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time (as defined below) with respect to the next preceding (a) issuance of rights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 8.04(b) or Section 8.04(j) and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants, or distribution in respect of which the Average Sale Price is being calculated. If the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which
Section 8.04(a), (b) or (c) applies occurs during the period applicable for calculating "Average Sale Price" pursuant to the definition in the preceding sentence, "Average Sale Price" shall be calculated for such period in a manner determined in good faith by the Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Price of the Common Stock during such period.

        "TIME OF DETERMINATION" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which this Section 8.04 applies and
(ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, options, warrants or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the shares of Common Stock are listed or quoted.

        SECTION 18.05 NOTICE OF ADJUSTMENTS OF CONVERSION RATE. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, the Company shall compute the adjusted Conversion Rate and Conversion Price in accordance with Section 8.04 and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Rate and Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be mailed, first class postage prepaid, to the Holder.

        SECTION 18.06 NOTICE OF CERTAIN CORPORATE ACTION. In case:

        (a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require a Conversion Rate adjustment pursuant to Section 8.04(e); or

        (b) the Company shall authorize the granting to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding rights distributed pursuant to any stockholder rights plan); or

        (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

        (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

        (e) the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender or exchange offer);

        then the Company shall cause to be mailed to the Holder, at least 20 days (or 10 days in any case specified in clause 8.06(a) or 8.06(b) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

        SECTION 18.07 COMPANY'S OBLIGATION REGARDING COMMON STOCK. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of this Security, the whole number of shares of Common Stock then issuable upon the conversion in full of this Security.

        Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Security, the Company shall take all corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

        The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of this Security hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company shall in good faith and as expeditiously as practicable endeavor to secure such registration or approval, as the case may be.

        The Company further covenants that so long as the Common Stock shall be listed or quoted on the New York Stock Exchange, the Nasdaq Stock Market (National Market), or any other national securities exchange the Company shall, if permitted by the rules of such exchange, list and keep listed so long as the Common Stock shall be so listed on such market or exchange, all Common Stock issuable upon conversion of this Security.

        SECTION 18.08 TAXES ON CONVERSIONS. The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Security pursuant hereto. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

        SECTION 18.09 COVENANT AS TO COMMON STOCK. The Company covenants that all shares of Common Stock that may be issued upon conversion of this Security shall upon issue be newly issued (and not treasury shares) and shall be duly authorized, validly issued, fully paid and nonassessable and, except as provided in Section 8.08, the Company shall pay all taxes, liens and charges with respect to the issue thereof

        SECTION 18.10 PROVISIONS IN CASE OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the event that the Company shall be a party to any transaction (including any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder shall have the right thereafter to convert this Security only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which this Security might have been converted immediately prior to such transaction. The above provisions of this Section 8.10 shall similarly apply to successive transactions of the foregoing type.

                                   ARTICLE 19

                                  SUBORDINATION

        SECTION 19.01 SECURITY SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and the Holder of this Security, by Holder's acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 9, the indebtedness represented by this Security and the payment of the principal of (and premium, if any), and interest on and all other amounts payable under this Security are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

        SECTION 19.02 PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. In the event of any payment by, or distribution of the assets of, the Company in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holder is entitled to receive any payment on account of principal of (or premium, if any), or interest on or any other amount payable under this Security, and to that end, the holders of Senior Indebtedness shall be entitled to receive, for application to the payment of such Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held by them after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, that may be payable or deliverable in respect of this Security in any such case, proceeding, dissolution, liquidation or other winding-up or event.

        In the event that, notwithstanding the foregoing provisions of this
Section 9.02, the Holder shall have received any payment or distribution of assets of the Company prohibited by the foregoing paragraph of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if, at or prior to the time of such payment or distribution, written notice that such payment or distribution is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to holders of such Senior Indebtedness remaining unpaid or their representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        For purposes of this Article 9 only, the words "cash, property or securities" shall not be deemed to include shares of capital stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment that in either case are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, this Security is so subordinated as provided in this
Article 9. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, lease, conveyance, transfer or other disposition of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 4 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this
Section 9.02 if the Person formed by such consolidation or into which the Company is merged or that acquires by sale, lease, conveyance, transfer or other disposition such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, sale, lease, conveyance, transfer or other disposition, comply with the conditions set forth in Article 4.

        SECTION 19.03 No Payment When Senior Indebtedness in Default. (a) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto (unless and until such payment default shall have been cured or waived in writing by the holders of such Senior Indebtedness), including any payment default arising from the acceleration of any Senior Indebtedness, or (b) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and judicial proceedings shall be pending with respect to any such default or the Company receives written notice of such default (a "Senior Indebtedness Default Notice"), then no payment shall be made by the Company on account of principal of (or premium, if any) or interest on this Security or on account of all other amounts payable under this Security. Notwithstanding the foregoing, payments with respect to this Security may resume, and the Company may acquire this

Security for cash or property, when (x) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or (y) in the case of a default described in clause (b) `of this Section 9.03, 179 or more days pass after the Senior Indebtedness Default Notice is received by the Company, provided that the terms hereof otherwise permit such payment or acquisition of this Security at such time. If the Company receives a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the default that was the basis of such Senior Indebtedness Default Notice, on the same issue of Senior Indebtedness, shall not be effective to prevent the payment or acquisition of this Security as described in the first sentence of this Section 9.03(a). In addition, no payment may be made on this Security, in respect of principal, premium, interest or any other amount, and no acquisition of this Security for cash or property may be effected, if this Security is declared due and payable prior to its Stated Maturity by reason of the occurrence of an Event of Default until the earlier of (i) 120 days after the date of such acceleration of the maturity of this Security or (ii) the payment in full of all Senior Indebtedness, provided that such payment or acquisition of this Security may be made then only if the terms hereof otherwise permit such payment or acquisition of this Security at such time.

        In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder prohibited by the foregoing provisions of this Section
9.03 before all Senior Indebtedness is paid in full, or effective provisions made for its payment, and if, at or prior to the time of such payment, written notice that such payment is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event (but subject to the provisions of Section 9.09) such payment shall be paid over and delivered forthwith to the holders of such Senior Indebtedness remaining unpaid or their representatives, ratably on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        The provisions of this Section 9.03 shall not apply to any payment with respect to which Section 9.02 would be applicable.

        SECTION 19.04 PAYMENT PERMITTED IF NO DEFAULT. Nothing contained in this
Article 9 or elsewhere in this Security shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 9.02, except under the conditions described in Section 9.03, from making payments at any time of principal of (and premium, if any), or interest on, or any other amount payable under this Security.

        SECTION 19.05 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Upon payment in full of all Senior Indebtedness, the Holder shall be subrogated (equally and ratably with the holders of all Indebtedness of the Company that by its express terms is subordinated to Indebtedness of the Company to substantially the same extent as this Security is subordinated to Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness to the extent that payments and distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness as provided by this Article 9. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled, except for the provisions of this Article 9, and no payments over pursuant to the provisions of this Article 9 to the holders of Senior Indebtedness by the Holder, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

        SECTION 19.06 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article 9 or elsewhere herein or in this Security relating to the subordination of this Security is intended to or shall:

        (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article 9 of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holder the principal of (and premium, if any), and interest on, and any other amount payable under this Security, as and when the same shall become due and payable in accordance with its terms;

        (b) affect the relative rights against the Company of the Holder and other creditors of the Company, other than Holder's rights in relation to the holders of Senior Indebtedness; or

        (c) prevent the Holder from exercising all remedies available upon a Default or Event of Default under this Security, subject to the rights, if any, under this Article 9 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Holder.

        SECTION 19.07 NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Security, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article 9 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following:

        (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same *or any agreement under which Senior Indebtedness is outstanding;

        (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

        (c) release any Person liable in any manner for the collection of Senior Indebtedness; and

        (d) exercise or refrain from exercising any rights against the Company and any other Person.

        SECTION 19.08 RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets of the Company referred to in this Article 9, the Holder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

        SECTION 19.09 CERTAIN CONVERSIONS DEEMED PAYMENT. For the purposes of this Article 9 only, (1) the issuance and delivery of junior securities upon conversion of this Security in accordance with Article 8 or in respect to the Repurchase Price in accordance with Article 7 shall not be deemed to constitute a payment or distribution on account of the principal of, premium or interest on, or other amount payable with respect to, this Security or on account of the purchase or other acquisition of this Security, and (2) the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of this Security shall be deemed to constitute payment on account of the principal of, premium or interest on, or other amount payable with respect to, this Security. For the purposes of this Section 9.09, the term "junior securities" means (a) shares of any stock of any class of the Company and (b) securities of the Company that are subordinated in right of payment to the prior payment in full of all Senior Indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Securities are so subordinated as provided in this Article 9. Nothing contained in this Article 9 or elsewhere in this Security is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Security in accordance with Article 8.

                                   ARTICLE 20

                                    AMENDMENT

        SECTION 20.01 This Security may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Holder.

        IN WITNESS WHEREOF, the undersigned has executed this Security as of the day and year first above written.



                                     INTERLIANT, INC.

                                     By:
                                         ---------------------------------------
                                         Bruce Graham
                                         President and Chief Executive Officer

                                    EXHIBIT D

                                INTERLIANT, INC.

                           8% CONVERTIBLE SUBORDINATED
                             NOTE DUE JUNE 309 2003

                                                                 August 15, 2001

No. 05
$153,850.00

        FOR VALUE RECEIVED, the undersigned, INTERLIANT, INC. (the "Company"), hereby promises to pay to SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND VI L.P., or its assigns (the "Holder") the principal sum of ONE HUNDRED FIFTY-THREE THOUSAND EIGHT HUNDRED AND FIFTY DOLLARS ($153,850.00) on June 30,2003, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on said principal sum quarterly on March 3 1, June 30, September 30 and December 31 of each year (each an "Interest Payment Date") commencing on the first Interest Payment Date following the date of issuance hereof (the "Issuance Date"), at the rate of 8% per annum, until the principal hereof is paid in full From the Issuance Date until the Interest Payment Date immediately preceding the date on which the principal hereof is paid in full (the "Repayment Date"), such interest shall be paid on each Interest Payment Date by the issuance to the Holder of additional 8% Convertible Subordinated Notes due June 30, 2003 having the same terms and conditions (other than principal amount and Issuance Date) as this note (such additional notes, together with this note, are hereinafter individually referred to as a "Security" and collectively referred to as the "Securities") in the principal amount of the interest payable on such Interest Payment Date. Interest for the period from the Interest Payment Date immediately preceding the Repayment Date through the Repayment Date shall be paid in cash on the Repayment Date.

        This Security shall also have the following additional terms and conditions:

                                   ARTICLE 21

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

        SECTION 21.01 DEFINITIONS. For all purposes of this Security, except as otherwise expressly provided or unless the context otherwise requires:

        (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and references to he or him or she or her are intended to be gender neutral;

        (2) the word "including" means "including without limitation," and

        (3) the words "herein," "hereof' and "hereunder" and other words of similar import refer to this Security as a whole and not to any particular Article, Section or other subdivision.

        "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "BANKRUPTCY LAW" has the meaning specified in Section 3.01.

        "BOARD OF DIRECTORS" means the board of directors of the Company, the executive committee of that board or any committee of that board duly authorized to act hereunder.

        "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

        "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934.

        "COMMON STOCK" means the common stock of the Company, $0.01 par value, as it exists on the date of this Security and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof

        "COMPANY" has the meaning set forth in the first paragraph of this Security until a successor corporation shall have become such pursuant to the applicable provisions of this Security, and thereafter "Company" shall mean such successor corporation.

        "COMPANY REQUEST" AND "COMPANY ORDER" mean, respectively, a written request or order signed in the name of the Company by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Company and any of the foregoing or any Assistant Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "CORPORATION" means a corporation, association, partnership, company (including limited liability company), joint-stock company or business trust.

        "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "DOLLAR" OR "$" means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

        "HOLDER" has the meaning set forth in the first paragraph of this Security.

        "INDEBTEDNESS" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities, contingent or otherwise, of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the holder is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services; (b) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions; (c) all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property; (d) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement in connection with the lease of real property that provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; (e) all obligations of such Person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (f) all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities, contingent or otherwise, of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (e); (g) recourse or repurchase obligations arising in connection with sales of assets in transactions that are in the nature of asset-based financings, whether or not such transactions are treated as sales under generally accepted accounting principles or bankruptcy, tax or other applicable laws, where such recourse or repurchase obligations arise out of the failure of such assets to provide the economic benefit to which the purchaser is entitled under the agreements relating to such transactions; (h) any indebtedness or other obligations described in clauses (a) through (g) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and (i) any and all deferrals, renewals, extensions, refinancing, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in clauses (a) through (h).

        "INTEREST PAYMENT DATE" has the meaning se t forth in the first paragraph of this Security.

        "ISSUANCE DATE" has the meaning set forth in the first paragraph of this Security.

        "MATURITY" means the date on which the principal of this Security becomes due and payable as herein provided, whether at the Stated Maturity or upon conversion or by declaration of acceleration, notice of redemption, notice of option to -elect repayment or otherwise.

        "OFFICERS' CERTIFICATE" means a certificate signed by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the President or a Vice President and by any of the foregoing or the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "OPINION OF COUNSEL" means a written opinion of counsel, who may be counsel for the Company or who may be an employee of or other counsel for the Company and who shall be reasonably satisfactory to the Holder.

        "PERMITTED HOLDERS" shall mean Web Hosting Organization LLC, Charterhouse Group International, Inc., SOFTBANK Technology Ventures IV, L.P., WHO Management LLC and SOFTBANK Technology Advisors Fund, L.P., and their respective controlled Affiliates (other than their other portfolio companies), including any Person (other than their other portfolio companies) in which any of the foregoing, individually or collectively, owns beneficially more than 50% of the total voting power of the shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest of such Person.

        "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "PREDECESSOR SECURITY" means, with respect to any Security, every previous Security evidencing all or a portion of the same debt as that evidenced by such Security; and, for the purposes of this definition, any Security delivered in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

        "REPAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SECURITY" has the meaning set forth in the first paragraph of this Security.

        "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all Indebtedness of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing); except for (a) any Indebtedness that is by its terms subordinated to or ranking equal with the Securities; (b) Indebtedness representing the Securities and the payment of the principal of (and premium, if any) and interest on and all other amounts payable under the Securities; and (c) Indebtedness between or among the Company and any of its Subsidiaries or its. Affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle used by the Company in connection with the issuance by that financing vehicle of preferred securities or other securities that rank equal with, or junior to, the Securities.

        "SIGNIFICANT SUBSIDIARY" means any Subsidiary that is a "significant subsidiary" (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of the Company.

        "STATED MATURITY" means the date specified in this Security as the fixed date on which the principal of, or interest on, this Security is due and payable.

        "SUBSIDIARY" means a corporation a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting securities" means shares, interests, participations or other equivalents of corporate stock, pa partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest that ordinarily have voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

        "UNITED STATES" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

        SECTION 21.02 OTHER DEFINITIONS.

                     TERM                                                DEFINED IN SECTION
       ------------------------------------------------------------------------------------
       "Average Sale Price"                                                     8.04
       "Change in Control"                                                      7.05
       "Change in Control Purchase Notice"                                      7.03
       "Closing Price"                                                          8.03
       `Commencement Date"                                                      8.04
       "Company Notice"                                                         7.03
       "Conversion Price"                                                       8.01
       "Conversion Rate"                                                        8.01
       "Current Event"                                                          8.04
       `Custodian"                                                              3.01
       "Event of Default"                                                  Article 3
       "Ex-Dividend Time"                                                       8.04
       "Expiration Time"                                                        8.04
       "Material Adverse Effect"                                                5.02
       "Notice of Default"                                                      3.01
       "Other Event"                                                            8.04
       "Purchased Shares"                                                       9.04

                     TERM                                                DEFINED IN SECTION
       ------------------------------------------------------------------------------------
       "Redeemable Capital Stock"                                               7.05
       "Reference Date"                                                         8.04
       "Repurchase Date"                                                        7.01
       "Repurchase Price"                                                       7.01
       "Restricted Securities"                                                  2.01
       "Senior Indebtedness Default Notice"                                     9.03
       "Time of Determination"                                                  8.04
       "Trading Day"                                                            8.03


        SECTION 21.03 NOTICE TO HOLDER; WAIVER. Where this Security provides for notice of any event to the Holder by the Company, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder, at its address as it appears in the Company's records, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Any notice mailed to the Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

        SECTION 21.04 EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        SECTION 21.05 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Security by the Company shall bind its successors and assigns, whether so expressed or not.

        SECTION 21.06 SEPARABILITY CLAUSE. In case any provision in this Security shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 21.07 BENEFITS OF SECURITY. Nothing in this Security, express or implied, shall give to any Person, other than the parties hereto, and their successors hereunder and the Holder any benefit or any legal or equitable right, remedy or claim under this Indenture.

        SECTION 21.08 GOVERNING LAW. This Security shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of laws principles.

        SECTION 21.09 LEGAL HOLIDAYS. In any case where any Interest Payment Date, Repurchase Date, Stated Maturity or Maturity of this Security or the last date on which the Holder has the right to convert this Security shall not be a Business Day, then (notwithstanding any other provision of this Security), payment of Repurchase Price, interest or principal (and premium, if any), or conversion of this Security, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Repurchase Date or at the Stated Maturity or Maturity or on such last day for conversion; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Repurchase Date, Stated Maturity or Maturity or on such last day for conversion, as the case may be.

        SECTION 21.10 PERSONAL IMMUNITY FROM LIABILITY FOR INCORPORATORS, STOCKHOLDERS, ETC. No recourse shall be had for the payment of the principal of or premium, if any, or interest, if any, on this Security, or for any claim based thereon, or otherwise in respect of this Security, against any incorporator, or against any past, present or future stockholder, director or officer, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released as a condition of, and as consideration for, the execution of this Security.

                                   ARTICLE 22

                                 THE SECURITIES

        SECTION 22.01 SECURITIES ACT.

        (a)    So long as this Security bears or is required under this Section
               2.01 (a) to bear the legend set forth in this Section 2.01 (a) (together with any Common Stock issued upon conversion or exchange of this Security (including any exchange constituting payment of the Repurchase Price for Securities pursuant to
               Article 7) and required to bear the legend set forth in Section 2.01(b), collectively, the "Restricted Securities") shall be subject to the restrictions on transfer set forth in this Section 2.01(a) (including one of the legends set forth below), unless such restrictions on transfer shall be waived by written consent of the Company, and the holder of each such Restricted Security, by such holder's acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in Sections 2.01 (a) and
               2.01 (b), the term "transfer" encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security. Upon the effectiveness of a filed registration statement covering this Security, the Company shall deliver an Officers' Certificate to the Holder of the effectiveness of such registration and instructing the Holder regarding the issuance and delivery of unlegended Securities.

        Until two years after the original issuance date of this Security, any certificate evidencing this Security (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof or upon payment of the Repurchase Price therefor pursuant to
Article 7, which shall bear the legend set forth in Section 2.01(b), if applicable) shall bear a legend in substantially the following form (unless such Security has been transferred pursuant to a registration statement that has been declared effective under the

Securities Act (and which continues to be effective at the time of such transfer), pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Holder in the form of an Officers' Certificate):

        THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER; (1) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE COMMON STOCK ISSUABLE UPON CONVERSION OR EXCHANGE OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (2) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(C) ABOVE). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE SECURITY EVIDENCED HEREBY PURSUANT TO CLAUSE 2(B) OR 2(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY.

        At such time as such restrictions on transfer shall have expired in accordance with their terms, this Security may be exchanged for a new Security, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.01 (a).

        (b) Until two years after the original issuance date of this Security, any stock certificate representing Common Stock issued upon conversion or exchange of such Security (including any exchange constituting payment of the Repurchase Price for any Securities pursuant to Article 11) of such Security shall bear a legend in substantially the following form (unless such Common Stock has been sold pursuant to the exemption from registration under the Securities Act or pursuant to a registration statement that has been declared effective under the Securities Act, and which continues to be effective at the time of such transfer, or such Common Stock has been issued upon conversion or exchange of Securities that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Holder (in the form of an Officers' Certificate) and any transfer agent for the Common Stock):

        THE COMMON STOCK EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS

SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER HEREOF AGREES THAT UNTIL THE EXPIRATION OF TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED,
(1) IT WILL NOT RESELL OR OTHERWISE TRANSFER THE COMMON STOCK EVIDENCED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE COMMON STOCK EVIDENCED HEREBY PURSUANT TO CLAUSE 1(B) OR 1(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED.

        Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this
Section 2.01(b).

        (c) This Security or Common Stock issued upon the conversion or exchange of this Security that, prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), is purchased or owned by the Company or any Affiliate thereof may not be resold by the Company or such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Securities or Common Stock, as the case may be, no longer being "restricted securities" (as. defined under Rule 144).

        (d) Notwithstanding any provision of Section 2.01 to the contrary, in the event Rule 144(k) as promulgated under the Securities Act (or any successor rule) is amended to change the two-year period under Rule 144(k) (or the corresponding period under any successor rule), from and after the effective date of such amendment or change, (i) each reference in Section 2.01 (a) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period, (ii) each reference in
               Section 2.01 (b) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period and (iii) all corresponding references in this Security and the restrictive legends thereon shall be deemed for all purposes hereof to be references to such changed period, provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws. This Section 2.01(e) shall apply to successive amendments to Rule 144(k) (or any successor rule) changing the holding period thereunder.

                                   ARTICLE 23

                                    REMEDIES

        SECTION 23.01 EVENTS OF DEFAULT. "Event of Default," wherever used herein with respect to this Security, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be occasioned by the provisions of Article 9 or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (a) default in the payment of any interest upon this Security, when such interest becomes due and payable, and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the provisions of Article 2); or

        (b) default in the payment of the principal of (or premium, if any, on) this Security when it becomes due and payable at its Maturity (whether or not such payment is prohibited by the provisions of Article 2); or

        (c) default in the payment of the Repurchase Price in respect of this Security on the Repurchase Date therefor (whether or not such payment is prohibited by the provisions of Article 9 and whether or not a Person other than the Company has offered to repurchase this Security as contemplated by Section 7.03(h); or

        (d) failure by the Company to give the Company Notice in accordance with Section 7.03(a) to the Holder, or failure by the Company to comply with its covenants set forth in Section 7.03(b); or

        (e) failure by the Company to deliver shares of Common Stock (together with cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Security and continuation of such default for a period of 10 days; or

        (f) default in the performance, or breach, of any covenant or warranty of the Company in this Security (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

        (g) a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of $10,000,000, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder (unless such default has been cured or waived); or

        (h) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

               (i)    commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

               (iv) makes a general assignment for the benefit of its creditors; or

        (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i) is for relief against the Company or any Significant Subsidiary in an involuntary case,

               (ii) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of any of them, or

               (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days.

        As used in this Section 3.01 only, the term "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or State law for the relief of debtors and the term "Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

        SECTION 23.02 ACCELERATION OF MATURITY. If an Event of Default with respect to this Security occurs and is continuing, then and in every such case the Holder may declare the principal of this Security and accrued interest thereon to the date of such declaration, to be due and payable immediately, by a notice in writing to the Company and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in
Section 3.01(h) or 3.01 (1) occurs, the principal of, and accrued interest on, all the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

        SECTION 23.03 COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT. The Company covenants that if

        (a) default is made in the payment of any installment of interest on this Security when such interest becomes due and payable and such default continues for a period of 30 days, or

        (b) default is made in the payment of the principal of (or premium, if any, on) this Security at its Maturity,

        then the Company shall, upon demand of the Holder, pay to the Holder the whole amount then due and payable on such Security for principal (and premium, if any) and interest, with interest upon any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest, at the rate or rates borne by or provided for in such Security, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Holder, its agents and counsel.

        If the Company fails to pay such amounts forthwith upon such demand, the Holder may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to j judgment or final decree, and may enforce the same against the Company or any other obligor upon such Security and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other such obligor upon such Security, wherever situated.

        If an Event of Default occurs and is continuing, the Holder may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Security or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

        SECTION 23.04 INTENTIONALLY OMITTED.

        SECTION 23.05 UNCONDITIONAL RIGHT OF HOLDER TO RECEIVE PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. Notwithstanding any other provision in this Security, the Holder shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, the Repurchase Price pursuant to Article 7 and interest on this Security on the respective due dates expressed in this Security (or, in the case of repurchase, on the Repurchase Date, as the case may be) and to convert this Security in accordance with its provisions and to institute suit for the enforcement of any such payment and right to convert, and such rights shall not be impaired or adversely affected without the consent of the Holder.

        SECTION 23.06 RESTORATION OF RIGHTS AND REMEDIES. If the Holder has instituted any proceeding to enforce any right or remedy under this Security and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Holder, then and in every such case, the Company and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holder shall continue as though no such proceeding had been instituted.

        SECTION 23.07 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any night or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        SECTION 23.08 DELAY OR OMISSION NOT WAIVER. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

        SECTION 23.09 WAIVER OF USURY, STAY OR EXTENSION LAWS. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Security; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

        SECTION 23.10 UNDERTAKING FOR COSTS. The Holder of this Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Security, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Company or to any suit instituted by the Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on this Security on or after the Stated Maturities expressed in this Security (or, in the case of repurchase, on or after the Repurchase Date), or the right to convert this Security in accordance with Article 8.

                                   ARTICLE 24

                CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

        SECTION 24.01 CONSOLIDATIONS AND MERGERS OF COMPANY AND SALES, LEASES AND CONVEYANCES PERMITTED SUBJECT TO CERTAIN CONDITIONS. The Company may consolidate with, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets to, or merge with or into any other Person, provided however, that in any such case, (1) either the Company shall be the continuing corporation, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person (if other than a Subsidiary of the Company) that acquires or leases the Company's assets substantially as an entirety is a corporation organized and existing under the laws of any United States jurisdiction and expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest payable pursuant to this Security, and the due and punctual performance and observance of all of the covenants and conditions of this Security to be performed by the Company and shall have provided for conversion rights, if applicable, in accordance with the provisions of Article 8 hereof, and (2) immediately after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        SECTION 24.02 RIGHTS AND DUTIES OF SUCCESSOR CORPORATION. In case of any such consolidation, merger, sale, lease, conveyance or other disposition and upon any such assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the predecessor corporation, except in the event of a lease, shall be relieved of any further obligation under this Security.

        In case of any such consolidation, merger, sale, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in this Security thereafter to be issued as may be appropriate.

        SECTION 24.03 OFFICERS' CERTIFICATE AND OPINION OF COUNSEL. Any consolidation, merger, sale, lease, transfer, conveyance or other disposition permitted under Section 4.01 is also subject to the condition that the Holder receive an Officers' Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease, transfer, conveyance or other disposition complies with the provisions of this Article.

                                   ARTICLE 25

                                    COVENANTS

        SECTION 25.01 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. The Company covenants and agrees for the benefit of the Holder that it shall duly and punctually pay the principal of (and premium, if any), interest on, and the Repurchase Price with respect to this Security in accordance with the terms of this Security. The conversion of this Security pursuant to Article 8 hereof and payment of the Repurchase Price by delivery of shares of Common Stock in accordance with Article 7, together with the making of any cash payments required to be made in accordance with the terms of this Security, shall satisfy the Company's obligations under this Section 5.01 with respect to this Security.

        SECTION 25.02 EXISTENCE. Subject to Article 4 ` the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company and its Subsidiaries, and their respective rights (charter and statutory) and franchises, except to the extent that the Board of Directors shall determine that the failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operation of the Company (a "Material Adverse Effect"); provided, however, that the Company shall not be required to preserve any right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holder.

        SECTION 25.03 PAYMENT OF TAXES AND OTHER CLAIMS. The Company shall pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary and have a Material Adverse Effect-, provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

                                   ARTICLE 26

                     PROHIBITION ON REDEMPTION OF SECURITIES

        SECTION 26.01 NO REDEMPTION BY THE COMPANY. This Security may not be redeemed by the Company.

                                   ARTICLE 27

             REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

        SECTION 27.01 RIGHT TO REQUIRE REPURCHASE. In the event that a Change in Control shall occur, the Holder shall have the right, at the Holder's option, to require the Company to repurchase (subject to the provisions of Section 9.03) the Security, or any portion of the principal amount thereof, on the date (the "Repurchase Date") that is 45 Business Days after the date of the occurrence of a Change in Control at a purchase price equal to 100% of the principal amount plus interest accrued and unpaid to the Repurchase Date. (the "Repurchase Price"). At the option of the Company, the Repurchase Price may be paid in cash or, subject to the fulfillment by the Company of the conditions set forth in
Section 7.02, by delivery of that number of shares of Common Stock equal to the quotient of (i) the Repurchase Price divided by (ii) 95% of the average of the Closing Prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day immediately preceding the date of the occurrence of the Change in Control.

        SECTION 27.02 CONDITIONS TO THE COMPANY'S ELECTION TO PAY THE REPURCHASE PRICE IN COMMON STOCK.

        The Company may elect to pay the Repurchase Price by delivery of shares of Common Stock pursuant to Section 7.01 if and only if the following conditions have been satisfied:

        (a) The shares of Common Stock delivered in payment of the Repurchase Price are listed for trading on a U.S. national securities exchange or approved for trading in the NASDAQ National Market; and

        (b) All shares of Common Stock delivered in payment of the Repurchase Price are issued out of the Company's authorized but unissued Common Stock and shall, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

        If all of the conditions set forth in this Section 7.02 are not satisfied in accordance with the terms hereof, the Repurchase Price shall be paid by the Company only in cash.

        SECTION 27.03 NOTICES; METHOD OF EXERCISING REPURCHASE RIGHT, ETC.

        (a) On or before the date that is 30 Business Days after the occurrence of a Change in Control, the Company shall give notice to the Holder (the

                "Company Notice") of the occurrence of the Change in Control and of the repurchase right set forth herein arising as a result thereof.

        Each Company Notice shall state:

               (i) the date of such Change in Control and, briefly, the events causing such Change in Control;

               (ii) the date by which the Change in Control Purchase Notice (as defined below) must be delivered;

               (iii)  the Repurchase Date;

               (iv) the Repurchase Price, and whether the Repurchase Price shall be paid by the Company in cash or by delivery of shares of Common Stock; and

               (v) a description of the procedure that a Holder must follow to exercise a repurchase right.

        (b) If any Senior Indebtedness is outstanding at the time of the occurrence of a Change in Control, and such Senior Indebtedness prohibits by its terms the Company's repurchase of its Securities upon the occurrence of a Change in Control, the Company shall prior to giving the Company Notice either:

               (i) repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay such Senior Indebtedness owed to each holder thereof who has accepted such offer; or

               (ii) obtain the requisite consents under all such Senior Indebtedness to permit the Company to repurchase the Securities in accordance herewith.

        (c) To exercise a repurchase right, the Holder must deliver to the Company, prior to the close of business on or before the Repurchase Date, (i) written notice of the Holder's exercise of such right (the "Change in Control Purchase Notice"), which notice shall set forth (A) the name of the Holder, (B) the certificate numbers of the Security with respect to which the repurchase right is being exercised, (C) the principal amount of the Security to be repurchased (and, if the Security is to be repurchased in part, the portion of the principal amount thereof to be repurchased) and (D) a statement that an election to exercise the repurchase right is being made thereby pursuant to the applicable provisions of the Security and (ii) surrender the Security subject to the Change in Control Purchase Notice.

        (d) If the Security (or portion thereof) surrendered for repurchase shall not have been repurchased on the Business Day following the Repurchase Date, the Repurchase Price in respect of the Security shall, until paid, bear interest from the Business Day following the Repurchase Date at the rate borne by the Security and such Security shall remain convertible into Common Stock until the Repurchase Price and any such accrued interest shall have been paid or duly provided for.

        (e) Any issuance of shares of Common Stock in respect of the Repurchase Price shall be deemed to have been effected immediately prior to the close of business on the Repurchase Date and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such repurchase shall be deemed to have become on the Repurchase Date the holder or holders of record of the shares represented thereby.

        (f) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon repurchase of the Security. If any fractional share of stock otherwise would be issuable upon repurchase of the Security, the Company shall make an adjustment therefor by paying to the Holder thereof an amount of cash calculated at the price per share at which the Common Stock is valued for purposes of Section 7.01.

        (g) The issue of stock certificates on repurchase of the Security shall be made without charge to the Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        (h) Notwithstanding anything to the contrary in this Section 7.03, the Company shall not be required to give the Company Notice following the occurrence of a Change in Control if, in the manner, at the time and otherwise in compliance with the requirements set forth herein regarding the Company's obligation to offer to repurchase the Security following the occurrence of a Change in Control, (A) another Person makes an offer to repurchase the Security by giving a notice containing the information set forth in clauses (i) through (v) of Section 7.03(a) to the Holder, (B) such Person repurchases the Security, and (C) such Person makes all payments with respect thereto. This
               Section 7.03(h) shall not relieve the Company of any of its obligations under this Security; provided, however, that if another Person makes the offer to repurchase this Security as set forth in this Section, the Company shall not be obligated to give the Company Notice.

        SECTION 27.04 CERTAIN DEFINITIONS. For purposes of this Article 7:

        (a) the terms "beneficial owner" and "beneficial ownership" shall be determined in accordance with Rules l3d-3 and l3d-5 promulgated by the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

        (b) the term "Person" shall include any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

        SECTION 27.05 CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred at such time after the original issuance of this Security as:

        (a) any Person acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the total outstanding voting stock of the Company other than an acquisition by the Company, any of its Subsidiaries, any of its employee benefit plans or one or more Permitted Holders;

        (b) the Company shall consolidate with, or merge with or into, another Person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the Company's outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transactions where:

               (i) the Company's voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the Company's jurisdiction of incorporation) or is converted into or exchanged for voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation, and

               (ii) immediately after such transaction, no Person, other than one or more Permitted Holders or one or more Persons who were the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of the Company's voting stock immediately before such transaction, is the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (but not a committee thereof), together with (i) any new directors whose election to such Board of Directors (but not a committee thereof), or whose nomination for election by the Company's stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (ii) any representative of a Permitted Holder, cease for any reason to constitute a majority of the Board of Directors (but not a committee thereof) then in office;

        (d) a special resolution is passed by the Company's stockholders approving a plan of liquidation or dissolution of the Company (other than in a transaction that complies with the provisions described in Article 4), and no additional approvals of the Company's stockholders are required under applicable law to cause such a liquidation or dissolution.

        "REDEEMABLE CAPITAL STOCK" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the Security or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock which the holder may cause the Company to repurchase or redeem upon termination of such holder's employment.

                                   ARTICLE 28

                                   CONVERSION

        SECTION 28.01 CONVERSION PRIVILEGE, CONVERSION RATE AND CONVERSION PRICE. Subject to and upon compliance with the provisions of this Article 8, at the option of the Holder thereof, this Security or any portion of the principal amount hereof that is $1,000 or an integral multiple of $ 1,000 may be converted at any time through the close of business on June 30, 2003 into that number of fully paid and non-assessable shares of Common Stock obtained by multiplying the Conversion Rate then in effect by each $1,000 principal amount of Securities surrendered for conversion. If the Holder has delivered a Change in Control Purchase Notice (as defined in Article ` 7 hereof) exercising the option of such Holder to require the Company to purchase such Security, this Security may be converted if such notice and the Security is withdrawn by a written notice of withdrawal delivered by the Holder to the Company prior to the close of business on the Repurchase Date.

        The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $ 1.10 per share of Common Stock, which is equal to a conversion rate of 909.0909 shares per $ 1,000 principal amount of this Security (the "Conversion Rate"). The Conversion Rate shall be adjusted in certain instances as provided in Section
8.04 and, in every instance in which an adjustment is made to the Conversion Rate, a corresponding adjustment shall be made to the Conversion Price. The adjusted Conversion Price shall equal at any time 1,000 divided by the then adjusted Conversion Rate.

        SECTION 28.02 EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege with respect to this Security, the Holder shall surrender this Security, duly endorsed or assigned to the Company or in blank, accompanied by (a) written notice to the Company in substantially the form of conversion notice attached as Exhibit A hereto or, if less than the entire principal amount hereof is to be converted, the portion hereof to be converted, (b) the. funds, if any, required by this Section 8.02, and (c) if shares or any portion of this Security not to be converted are to be issued in the name of a Person other than the Holder, the name of the Person in which to issue such shares and the transfer taxes, if any, required to be paid by the Holder pursuant to Section 8.08.

        As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Security or portion thereof in accordance with the provisions of this Article and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8.03.

        Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in this Section 8.02 have been satisfied, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which this Security shall be surrendered.

        SECTION 28.03 FRACTIONS OF SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Security. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of this Security (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Trading Day immediately preceding such day.

        "TRADING DAY" shall mean each day on which the primary securities exchange or quotation system that is used to determine the Closing Price is open for trading or quotation.

        "CLOSING PRICE" of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day on the principal United States national securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national stock exchange, as reported by the Nasdaq National Market.

        SECTION 28.04 ADJUSTMENT OF CONVERSION RATE.

        (a) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Rate in effect at the opening of business on the earlier of the day next following such dividend or other distribution or the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted so that the Holder upon conversion shall be entitled to receive that number of shares of Common Stock it would have been entitled to after such dividend or other distribution if it had converted this Security immediately prior to such dividend or other distribution.

        (b) In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof, for a period not exceeding 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 8.04(e) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate price of the total number of shares so offered would purchase at the current market price per share (determined as provided in Section 8.04(2)), such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or assets (excluding any rights, warrants or options referred to in Section 8.04(b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 8.04(a) , the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the earlier of such distribution or the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 8.04(g) and the denominator shall be such current market price less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day next following the later of (i) the date fixed for the payment of such distribution and (ii) the date 20 days after the notice relating to such distribution is given pursuant to Section 8.06 (such later date of (i) and (ii) being referred to as the "Reference Date"). The provisions of this Section 8.04(d) shall not be applicable to an event covered by Section 8.04(j) For purposes of this Section 8.04(d) and Sections 8.04(a) and 8.04(b), any dividend or distribution for which an adjustment is being made pursuant to this Section 8.04(d) that also includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Rate adjustment required by this Section 8.04(d) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights (making any further Conversion Rate adjustment required by Sections ` 8.04(a) or 8.04(b) , except (1) the record date of such dividend or distribution as defined in this Section 8.04(d) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distributions", "the date fixed for the determination of stockholders entitled to receive such rights, warrants or options" and "the date fixed for such determination" within the meaning of Sections 8.04(a) and 8.04(b) and (2) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of this 8.04(d).

        (e) In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this

                Section 8.04(e) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section ` 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(e) of the Common Stock as of the Trading Day immediately preceding the record date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such record date, the Conversion Rate shall be increased so that the same shall equal the price determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of the stockholders of record entitled to such distribution by a fraction of which (i) the denominator shall be the current market price per share (determined as provided in Section 8.04(g) on such date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on the record date and (ii) the numerator shall be equal to the current market price on such date, such adjustment to become effective immediately prior to the opening of business on the day following the record date fixed for the payment of such distribution.

        (f) In case a successful tender or exchange offer, other than an odd lot offer, made by the Company or any Subsidiary for all or any portion of the Common Stock shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(f) has been made and
               (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(d)) of the Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction of which
                (i) the denominator shall be (x) the product of the current market price per share (determined as provided in Section 8.04(g) of the Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (y) the fair market value (determined as aforesaid) of the Aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (ii) the numerator shall be the product of (x) such current market price per share (determined in accordance with Section 8.04(g) on the Trading Day next succeeding the Expiration Time times (y) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

        (g) For the purpose of any computation under Sections 8.04(b), (d) and (e), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (i) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 8.04(a),
               (b), (c), (d), (e) or (f) ("Other Event") occurs on or after the 20th Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (ii) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the Other Event, and (iv) if the 66 ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 8.04(d) or
                (e), whose determination shall be conclusive and described in a Board Resolution) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under
                Section 8.04(f), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest (the "Commencement Date") of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the Trading Day next succeeding the Expiration Time of such tender or exchange offer (or, if such Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day during which the Expiration Time occurs); provided, however, that if the "ex" date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the Trading Day next succeeding the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the right to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

        (h) The Company may make such increases in the Conversion Rate, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this Section 8.04, as it considers to be advisable.

        (i) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least I% in the

                Conversion Rate; provided, however, that any adjustments, which by reason of this Section 8.04(i) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.

        (j) In the event that the Company distributes assets, debt securities, rights, warrants or options (other than those referred to in Section 8.04(b) pro rata to holders of Common Stock, and the fair market value of the portion of assets, debt securities, rights, warrants or options applicable to one share of Common Stock distributed to holders of Common Stock exceeds the Average Sale Price (as defined below) per share of Common Stock, or such Average Sale Price exceeds such fair market value by less than $1.00, then so long as any such assets, debt securities, rights, options or warrants have not expired or been redeemed by the Company, the Company shall make proper provision so that the Holder of any Security upon conversion, rather than being entitled to an adjustment in the Conversion Rate, will be entitled to receive upon such conversion, in addition to the shares of Common Stock otherwise issuable upon conversion, the kind and amount of assets, debt securities, rights, warrants and options such Holder would have received had such Holder converted its Security immediately prior to the date of determination of the holders entitled to such distribution.

        "AVERAGE SALE PRICE" means the average of the Closing Prices of the Common Stock for the shorter of (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination (as defined below) with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, wan-ants or distribution in respect of which the Average Sale Price is being calculated, or (ill) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time (as defined below) with respect to the next preceding (a) issuance of nights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 8.04(b) or Section 8.04(j) and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants, or distribution in respect of which the Average Sale Price is being calculated. If the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which
Section 8.04(a), (b) or (c) applies occurs during the period applicable for calculating "Average Sale Price" pursuant to the definition in the preceding sentence, "Average Sale Price" shall be calculated for such period in a manner determined in good faith by the Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Price of the Common Stock during such period.

        "TIME OF DETERMINATION" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which this Section 8.04 applies and
(ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, options, warrants or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the shares of Common Stock are listed or quoted.

        SECTION 28.05 NOTICE OF ADJUSTMENTS OF CONVERSION RATE. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, the Company shall compute the adjusted Conversion Rate and Conversion Price in accordance with Section 8.04 ` and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Rate and Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be mailed, first class postage prepaid, to the Holder.

        SECTION 28.06 NOTICE OF CERTAIN CORPORATE ACTION. In case:

        (a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require a Conversion Rate adjustment pursuant to Section 8.04(e); or

        (b) the Company shall authorize the granting to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding rights distributed pursuant to any stockholder rights plan); or

        (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

        (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

        (e) the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender or exchange offer), then the Company shall cause to be mailed to the Holder, at least 20 days (or 10 days in any case specified in clause 8.06(a) or 8.06(b) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

        SECTION 28.07 COMPANY'S OBLIGATION REGARDING COMMON STOCK. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of this Security, the whole number of shares of Common Stock then issuable upon the conversion in full of this Security.

        Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Security, the Company shall take all corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

        The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of this Security hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company shall in good faith and as expeditiously as practicable endeavor to secure such registration or approval, as the case may be.

        The Company further covenants that so long as the Common Stock shall be listed or quoted on the New York Stock Exchange, the Nasdaq Stock Market (National Market), or any other national securities exchange the Company shall, if permitted by the rules of such exchange, list and keep listed so long as the Common Stock shall be so listed on such market or exchange, all Common Stock issuable upon conversion of this Security.

        SECTION 28.08 TAXES ON CONVERSIONS. The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Security pursuant hereto. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

        SECTION 28.09 COVENANT AS TO COMMON STOCK. The Company covenants that all shares of Common Stock that may be issued upon conversion of this Security shall upon issue be newly issued (and not treasury shares) and shall be duly authorized, validly issued, fully paid and nonassessable and, except as provided in Section

8.08, the Company shall pay all taxes, liens and charges with respect to the issue thereof.

        SECTION 28.10 PROVISIONS IN CASE OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the event that the Company shall be a party to any transaction (including any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder shall have the right thereafter to convert this Security only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which this Security might have been converted immediately prior to such transaction. The above provisions of this Section 8.10 shall similarly apply to successive transactions of the foregoing type.

                                   ARTICLE 29

                                  SUBORDINATION

        SECTION 29.01 SECURITY SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and the Holder of this Security, by Holder's acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Article 9 7 , the indebtedness represented by this Security and the payment of the principal of (and premium, if any), and interest on and all other amounts payable under this Security are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

        SECTION 29.02 PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. In the event of any payment by, or distribution of the assets of, the Company in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holder is entitled to receive any payment on account of principal of (or premium, if any), or interest on or any other amount payable under this Security, and to that end, the holders of Senior Indebtedness shall be entitled to receive, for application to the payment of such Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held by them after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, that may be payable or deliverable in respect of this Security in any such case, proceeding, dissolution, liquidation or other winding-up or event.

        In the event that, notwithstanding the foregoing provisions of this
Section 9.02, the Holder shall have received any payment or distribution of assets of the Company prohibited by the foregoing paragraph of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if, at or prior to the time of such payment or distribution, written notice that such payment or distribution is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to holders of such Senior Indebtedness remaining unpaid or their representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        For purposes of this Article 9 only, the words "cash, property or securities" shall not be deemed to include shares of capital stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment that in either case are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, this Security is so subordinated as provided in this
Article 9. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, lease, conveyance, transfer or other disposition of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 4 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this
Section 9.02 if the Person formed by such consolidation or into which the Company is merged or that acquires by sale, lease, conveyance, transfer or other disposition such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, sale, lease, conveyance, transfer or other disposition, comply with the conditions set forth in Article 4.

        SECTION 29.03 NO PAYMENT WHEN SENIOR INDEBTEDNESS IN DEFAULT. (a) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto (unless and until such payment default shall have been cured or waived in writing by the holders of such Senior Indebtedness), including any payment default arising from the acceleration of any Senior Indebtedness, or (b) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and judicial proceedings shall be pending with respect to any such default or the Company receives written notice of such default (a "Senior Indebtedness Default Notice"), then, no payment shall be made by the Company on account of principal of (or premium, if any) or interest on this Security or on account of all other amounts payable under this Security. Notwithstanding the foregoing, payments with respect to this Security may resume, and the Company may acquire this Security for cash or property, when (x) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or (y) in the case of a default described in clause (b) of this Section 9.03, 179 or more days pass after the Senior Indebtedness Default Notice is received by the Company, provided that the terms hereof otherwise permit such payment or acquisition of this Security at such time. If the Company receives a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the default that was the basis of such Senior Indebtedness Default Notice, on the same issue of Senior Indebtedness, shall not be effective to prevent the payment or acquisition of this Security as described in the first sentence of this Section 9.03(a). In addition, no payment may be made on this Security, in respect of principal, premium, interest or any other amount, and no acquisition of this Security for cash or property may be effected, if this Security is declared due and payable prior to its Stated Maturity by reason of the occurrence of an Event of Default until the earlier of (i) 120 days after the date of such acceleration of the maturity of this Security or (ii) the payment in full of all Senior Indebtedness, provided that such payment or acquisition of this Security may be made then only if the terms hereof otherwise permit such payment or acquisition of this Security at such time.

        In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder prohibited by the foregoing provisions of this Section
9.03 before all Senior Indebtedness is paid in full, or effective provisions made for its payment, and if, at or prior to the time of such payment, written notice that such payment is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event (but subject to the provisions of Section 2.09) such payment shall be paid over and delivered forthwith to the holders of such Senior Indebtedness remaining unpaid or their representatives, ratably on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        The provisions of this Section 9.03 shall not apply to any payment with respect to which Section 9.02 would be applicable.

        SECTION 29.04 PAYMENT PERMITTED IF NO DEFAULT. Nothing contained in this
Article 9 or elsewhere in this Security shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 9.02, except under the conditions described in Section 9.03, from making payments at any time of principal of (and premium, if any), or interest on, or any other amount payable under this Security.

        SECTION 29.05 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Upon payment in full of all Senior Indebtedness, the Holder shall be subrogated (equally and ratably with the holders of all Indebtedness of the Company that by its express terms is subordinated to Indebtedness of the Company to substantially the same extent as this Security is subordinated to Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness to the extent that payments and distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness as provided by this Article 9. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled, except for the provisions of this Article 9, and no payments over pursuant to the provisions of this Article 9 to the holders of Senior Indebtedness by the Holder, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

        SECTION 29.06 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article 9 or elsewhere herein or in this Security relating to the subordination of this Security is intended to or shall:

        (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article 9 of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holder the principal of (and premium, if any), and interest on, and any other amount payable under this Security, as and when the same shall become due and payable in accordance with its terms;

        (b) affect the relative rights against the Company of the Holder and other creditors of the Company, other than Holder's rights in relation to the holders of Senior Indebtedness; or

        (c) prevent the Holder from exercising all remedies available upon a Default or Event of Default under this Security, subject to the rights, if any, under this Article 9 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Holder.

        SECTION 29.07 NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Security, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article 9 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following:

        (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding;

        (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

        (c) release any Person liable in any manner for the collection of Senior Indebtedness; and

        (d) exercise or refrain from exercising any rights against the Company and any other Person.

        SECTION 29.08 RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets of the Company referred to in this Article 9 the Holder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

        SECTION 29.09 CERTAIN CONVERSIONS DEEMED PAYMENT. For the purposes of this Article 9 only, (1) the issuance and delivery of junior securities upon conversion of this Security in accordance with Article 8 or in respect to the Repurchase Price in accordance with Article 7 shall not be deemed to constitute a payment or distribution on account of the principal of, premium or interest on, or other amount payable with respect to, this Security or on account of the purchase or other acquisition of this Security, and (2) the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of this Security shall be deemed to constitute payment on account of the principal of, premium or interest on, or other amount payable with respect to, this Security. For the purposes of this Section 9.09, the term "junior securities" means (a) shares of any stock of any class of the Company and (b) securities of the Company that are subordinated in right of payment to the prior payment in full of all Senior Indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent-as, or to a greater extent than, the Securities are so subordinated as provided in this
Article 9. Nothing contained in this Article 9 or elsewhere in this Security is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Security in accordance with Article 8.

                                   ARTICLE 30

                                    AMENDMENT

        SECTION 30.01 This Security may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Holder.

        IN WITNESS WHEREOF, the undersigned has executed this Security as of the day and year first above written.

                                        INTERLIANT INC.

                                        By:
                                           ---------------------------------
                                           Bruce Graham
                                           President and Chief Executive Officer

                                    EXHIBIT A

                                CONVERSION NOTICE

To:     INTERLIANT, INC.

        The undersigned Holder of this Security hereby irrevocably exercises the option to convert this Security, or the portion hereof (which is $1,000 or an integral multiple thereof) below designated, at any time following the date of original issuance thereof, into shares of Common Stock in accordance with its terms, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for a fractional share and any Security representing any unconverted principal amount hereof, be issued and delivered to the registered owner hereof unless a different name has been provided below. If shares or any portion of this Security not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith a certificate in proper form certifying that the applicable restrictions on transfer have been complied with. Any amount required to be paid by the undersigned on account of interest accompanies this Security.


Dated:                                      By:
      ------------------------------------     ---------------------------------
                                                      Signature of Holder

If shares or Securities are to be registered in Principal amount to be converted (if less the name of a Person other than the Holder, than all) $_________,000 please print such Person's name and address:


------------------------------------------
Name


------------------------------------------
Social Security or Taxpayer Identification
Number


------------------------------------------
Street Address


------------------------------------------
City, State and Zip Code

                                    EXHIBIT E

                                INTERLIANT, INC.

                           8% CONVERTIBLE SUBORDINATED
                             NOTE DUE JUNE 30, 2003

                                                                 August 15, 2001

No. 06
$161,500.00

        FOR VALUE RECEIVED, the undersigned, INTERLIANT, INC. (the "Company"), hereby promises to pay to SOFTBANK TECHNOLOGY VENTURES SIDE FUND VI L.P., or its assigns (the "Holder") the principal sum of ONE HUNDRED SIXTY-ONE THOUSAND FIVE HUNDRED DOLLARS ($161,500.00) on June 30, 2003, and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on said principal sum quarterly on March 31, June 30, September 30 and December 31 of each year (each an "Interest Payment Date") commencing on the first Interest Payment Date following the date of issuance hereof (the "Issuance Date"), at the rate of 8% per annum, until the principal hereof is paid in full. From the Issuance Date until the Interest Payment Date immediately preceding the date on which the principal hereof is paid in full (the "Repayment Date"), such interest shall be paid on each Interest Payment Date by the issuance to the Holder of additional 8% Convertible Subordinated Notes due June 30, 2003 having the same terms and conditions (other than principal amount and Issuance Date) as this note (such additional notes, together with this note, are hereinafter individually referred to as a "Security" and collectively referred to as the "Securities") in the principal amount of the interest payable on such Interest Payment Date. Interest for the period from the Interest Payment Date immediately preceding the Repayment Date through the Repayment Date shall be paid in cash on the Repayment Date.

        This Security shall also have the following additional terms and conditions:

                                   ARTICLE 31

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

        SECTION 31.01 DEFINITIONS. For all purposes of this Security, except as otherwise expressly provided or unless the context otherwise requires:

        (1) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular, and references to he or him or she or her are intended to be gender neutral;

        (2) the word "Including" means "including without limitation," and

        (3) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Security as a whole and not to any particular Article, Section or other subdivision.

        "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified

Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "BANKRUPTCY LAW" has the meaning specified in Section 3.01.

        "BOARD OF DIRECTORS" means the board of directors of the Company, the executive committee of that board or any committee of that board duly authorized to act hereunder.

        "BOARD RESOLUTION" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are authorized or obligated by law, regulation or executive order to close.

        "COMMISSION" means the Securities and Exchange Commission, as from time to time constituted, created under the Securities Exchange Act of 1934.

        "COMMON STOCK" means the common stock of the Company, $0.01 par value, as it exists on the date of this Security and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof.

        "COMPANY" has the meaning set forth in the first paragraph of this Security until a successor corporation shall have become such pursuant to the applicable provisions of this Security, and thereafter "Company" shall mean such successor corporation.

        "COMPANY REQUEST" and "COMPANY ORDER" mean, respectively, a written request or order signed in the name of the Company by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer or a Vice President of the Company and any of the foregoing or any Assistant Vice President, the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "CORPORATION" means a corporation, association, partnership, company (including limited liability company), joint-stock company or business trust.

        "DEFAULT" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "DOLLAR" or "$" means a dollar or other equivalent unit in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

        "HOLDER" has the meaning set forth in the first paragraph of this Security.

        "INDEBTEDNESS" means, with respect to any Person, and without duplication, (a) all indebtedness, obligations and other liabilities, contingent or otherwise, of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange or similar agreements, interest rate protection, hedging or similar agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by bonds, debentures, notes or similar instruments (whether or not the recourse of the holder is to the whole of the assets of such Person or to only a portion thereof), other than any account payable or other accrued current liability or current obligation, in each case not constituting indebtedness, obligations or other liabilities for borrowed money and incurred in the ordinary course of business in connection with the obtaining of materials or services; (b) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to letters of credit, bank guarantees, bankers' acceptances, security purchase facilities or similar credit transactions; (c) all obligations and liabilities, contingent or otherwise, in respect of deferred and unpaid balances on any purchase price of any property; (d) all obligations and liabilities (contingent or otherwise) in respect of leases of such Person required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on the balance sheet of such Person and all obligations and other liabilities, contingent or otherwise, under any lease or related document, including, without limitation, the balance deferred and unpaid on any purchase price of any property and a purchase agreement in connection with the lease of real property that provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property; (e) all obligations of such Person, contingent or otherwise, with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement; (0 all direct or indirect guarantees or similar agreements by such Person in respect of, and obligations or liabilities, contingent or otherwise, of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (e); (g) recourse or repurchase obligations arising in connection with sales of assets in transactions that are in the nature of asset-based financings, whether or not such transactions are treated as sales under generally accepted accounting principles or bankruptcy, tax or other applicable laws, where such recourse or repurchase obligations arise out of the failure of such assets to provide the economic benefit to which the purchaser is entitled under the agreements relating to such transactions; (h) any indebtedness or other obligations described in clauses (a) through (g) secured by any mortgage, pledge, lien or other encumbrance existing on property that is owned or held by such Person, regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by such Person; and (i) any and all deferrals, renewals, extensions, refinancing, replacements, restatements and refundings of, or amendments, modifications or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in clauses (a) through (h).

        "INTEREST PAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "ISSUANCE DATE" has the meaning set forth in the first paragraph of this Security.

        "MATURITY" means the date on which the principal of this Security becomes due and payable as herein provided, whether at the Stated Maturity or upon conversion or by declaration of acceleration, notice of redemption, notice of option to elect repayment or otherwise.

        "OFFICERS' CERTIFICATE" means a certificate signed by the Chairman of the Board of Directors, any Co-Chairman of the Board of Directors, the President or a Vice President and by any of the foregoing or the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary of the Company, and delivered to the Trustee.

        "OPINION OF COUNSEL" means a written opinion of counsel, who may be counsel for the Company or who may be an employee of or other counsel for the Company and who shall be reasonably Satisfactory to the Holder.

        "PERMITTED HOLDERS" shall mean Web Hosting Organization LLC, Charterhouse Group International, Inc., SOFTBANK Technology Ventures IV, L.P., WHO Management LLC and SOFTBANK Technology Advisors Fund, L.P., and their respective controlled Affiliates (other than their other portfolio companies), including any Person (other than their other portfolio companies) in which any of the foregoing, individually or collectively, owns beneficially more than 50% of the total voting power of the shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest of such Person.

        "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof

        "PREDECESSOR SECURITY" means, with respect to any Security, every previous Security evidencing all or a portion of the same debt as that evidenced by such Security; and, for the purposes of this definition, any Security delivered in exchange for or in lieu of a mutilated, destroyed, lost or stolen Security shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Security.

        "REPAYMENT DATE" has the meaning set forth in the first paragraph of this Security.

        "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

        "SECURITY" has the meaning set forth in the first paragraph of this Security.

        "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and all other amounts owed in respect of all Indebtedness of the Company, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company (including all deferrals, renewals, extensions, refinancings, replacements, restatements or refundings of, or amendments, modifications or supplements to, the foregoing); except for (a) any Indebtedness that is by its terms subordinated to or ranking equal with the Securities; (b) Indebtedness representing the Securities and the payment of the principal of (and premium, if any) and interest on and all other amounts payable under the Securities; and (c) Indebtedness between or among the Company and any of its Subsidiaries or its Affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustees of any trust, partnership or other entity affiliated with the Company that is, directly or indirectly, a financing vehicle used by the Company in connection with the issuance by that financing vehicle of preferred securities or other securities that rank equal with, or junior to, the Securities.

        "SIGNIFICANT SUBSIDIARY" means any Subsidiary that is a "significant subsidiary" (as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act) of the Company.

        "STATED MATURITY" means the date specified in this Security as the fixed date on which the principal of, or interest on, this Security is due and payable.

        "SUBSIDIARY" means a corporation a majority of the outstanding voting securities of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting securities" means shares, interests, participations or other equivalents of corporate stock, partnership or limited liability company interests or any other participation, right or other interest in the nature of an equity interest that ordinarily have voting power for the election of directors, managers or trustees, whether at all times or only so long as no senior class of equity interest has such voting power by reason of any contingency.

        "UNITED STATES" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction.

        SECTION 31.02 OTHER DEFINITIONS.

                     TERM                                                DEFINED IN SECTION
       ------------------------------------------------------------------------------------
       "Average Sale Price"                                                     8.04
       "Change in Control"                                                      7.05
       "Change in Control Purchase Notice"                                      7.03
       "Closing Price"                                                          8.03
       "Commencement Date"                                                      8.04
       "Company Notice"                                                         7.03
       "Conversion Price"                                                       8.01
       "Conversion Rate"                                                        8.01
       "Current Event"                                                          8.04
       "Custodian"                                                              3.01
       "Event of Default"                                                  Article 3
       "Ex-Dividend Time"                                                       8.04
       "Expiration Time"                                                        8.04
       "Material Adverse Effect"                                                5.02
       "Notice of Default"                                                      3.01
       "Other Event"                                                            8.04
       "Purchased Shares"                                                       8.04

                     TERM                                                DEFINED IN SECTION
       ------------------------------------------------------------------------------------
       "Redeemable Capital Stock"                                               7.05
       "Reference Date"                                                         8.04
       "Repurchase Date"                                                        7.01
       "Repurchase Price"                                                       7.01
       "Restricted Securities"                                                  2.01
       "Senior Indebtedness Default Notice"                                     9.03
       "Time of Determination"                                                  8.04
       "Trading Day"                                                            8.03

        SECTION 31.03 NOTICE TO HOLDER; WAIVER. Where this Security provides for notice of any event to the Holder by the Company, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to the Holder, at its address as it appears in the Company's records, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Any notice mailed to the Holder in the manner herein prescribed shall be conclusively deemed to have been received by such Holder, whether or not such Holder actually receives such notice.

        SECTION 31.04 EFFECT OF HEADINGS AND TABLE OF CONTENTS. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        SECTION 31.05 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Security by the Company shall bind its successors and assigns, whether so expressed or not.

        SECTION 31.06 SEPARABILITY CLAUSE. In case any provision in this Security shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 31.07 BENEFITS OF SECURITY. Nothing in this Security, express or implied, shall give to any Person, other than the parties hereto, and their successors hereunder and the Holder any benefit or any legal or equitable right, remedy or claim under this Indenture.

        SECTION 31.08 GOVERNING LAW. This Security shall be governed by and construed in accordance with the law of the State of New York without regard to conflict of laws principles.

        SECTION 31.09 LEGAL HOLIDAYS. In any case where any Interest Payment Date, Repurchase Date, Stated Maturity or Maturity of this Security or the last date on which the Holder has the right to convert this Security shall not be a Business Day, then (notwithstanding any other provision of this Security), payment of Repurchase Price, interest or principal (and premium, if any), or conversion of this Security, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Repurchase Date or at the Stated Maturity or Maturity or on such last day for conversion; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Repurchase Date, Stated Maturity or Maturity or on such last day for conversion, as the case may be.

        SECTION 31.10 PERSONAL IMMUNITY FROM LIABILITY FOR INCORPORATORS, STOCKHOLDERS, ETC. Personal Immunity from Liability for Incorporators, Stockholders, Etc. No recourse shall be had for the payment of the principal of or premium, if any, or interest, if any, on this Security, or for any claim based thereon, or otherwise in respect of this Security, against any incorporator, or against any past, present or future stockholder, director or officer, as such, of the Company or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being expressly waived and released as a condition of, and as consideration for, the execution of this Security.

                                   ARTICLE 32

                                 THE SECURITIES

        SECTION 32.01 SECURITIES ACT.

        (a)    So long as this Security bears or is required under this Section
               2.01 (a) to bear the legend set forth in this Section 2.01(a) ` (together with any Common Stock issued upon conversion or exchange of this Security (including any exchange constituting payment of the Repurchase Price for Securities pursuant to
               Article 7) and required to bear the legend set forth in Section 2.01(b), collectively, the "Restricted Securities") shall be subject to the restrictions on transfer set forth in this Section 2.01(a) (including one of the legends set forth below), unless such restrictions on transfer shall be waived by written consent of the Company, and the holder of each such Restricted Security, by such holder's acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in Sections 2.01(a) and 2.01(b), the term "transfer" encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security. Upon the effectiveness of a filed registration statement covering this Security, the Company shall deliver an Officers' Certificate to the Holder of the effectiveness of such registration and instructing the Holder regarding the issuance and delivery of unlegended Securities.

        Until two years after the original issuance date of this Security, any certificate evidencing this Security (and all securities issued in exchange therefor or substitution thereof, other than Common Stock, if any, issued upon conversion thereof or upon payment of the Repurchase Price therefor pursuant to
Article 7, which shall bear the legend set forth in Section 2.01(b), if applicable) shall bear a legend in substantially the following form (unless such Security has been transferred pursuant to a registration statement that has been declared effective under the Securities Act (and which continues to be effective at the time of such transfer), pursuant to the exemption from registration provided by Rule 144 under the Securities Act, or unless otherwise agreed by the Company in writing, with notice thereof to the Holder in the form of an Officers' Certificate):

        THE SECURITY EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER; (1) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY RESELL OR OTHERWISE TRANSFER THE SECURITY EVIDENCED HEREBY OR THE COMMON STOCK ISSUABLE UPON CONVERSION OR EXCHANGE OF SUCH SECURITY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER); AND (2) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THE SECURITY EVIDENCED HEREBY IS TRANSFERRED (OTHER THAN A TRANSFER PURSUANT TO CLAUSE 2(C) ABOVE). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE SECURITY EVIDENCED HEREBY PURSUANT TO CLAUSE 2(B) OR 2(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY EVIDENCED HEREBY.

        At such time as such restrictions on transfer shall have expired in accordance with their terms, this Security may be exchanged for a new Security, of like tenor and aggregate principal amount, which shall not bear the restrictive legend required by this Section 2.01 (a).

        (b) Until two years after the original issuance date of this Security, any stock certificate representing Common Stock issued upon conversion or exchange of such Security (including any exchange constituting payment of the Repurchase Price for any Securities pursuant to Article 11) of such Security shall bear a legend in substantially the following form (unless such Common Stock has been sold pursuant to the exemption from registration under the Securities Act or pursuant to a registration statement that has been declared effective under the Securities Act, and which continues to be effective at the time of such transfer, or such Common Stock has been issued upon conversion or exchange of Securities that have been transferred pursuant to a registration statement that has been declared effective under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Holder (in the form of an Officers' Certificate) and any transfer agent for the Common Stock):

        THE COMMON STOCK EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. THE HOLDER HEREOF AGREES THAT

UNTIL THE EXPIRATION OF TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED, (1) IT WILL NOT RESELL OR OTHERWISE TRANSFER THE COMMON STOCK EVIDENCED HEREBY EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT (IF AVAILABLE) OR (C) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER). THIS LEGEND WILL BE REMOVED UPON THE EARLIER OF THE TRANSFER OF THE COMMON STOCK EVIDENCED HEREBY PURSUANT TO CLAUSE 1(B) OR 1(C) ABOVE OR THE EXPIRATION OF TWO YEARS FROM THE ORIGINAL ISSUANCE OF THE SECURITY UPON THE CONVERSION OR EXCHANGE OF WHICH THE COMMON STOCK EVIDENCED HEREBY WAS ISSUED.

        Any such Common Stock as to which such restrictions on transfer shall have expired in accordance with their terms may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this
Section 2.01(b),.

        (c) This Security or Common Stock issued upon the conversion or exchange of this Security that, prior to the expiration of the holding period applicable to sales thereof under Rule 144(k) under the Securities Act (or any successor provision), is purchased or owned by the Company or any Affiliate thereof may not be resold by the Company or such Affiliate unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Securities or Common Stock, as the case may be, no longer being "restricted securities" (as defined under Rule 144).

        (d) Notwithstanding any provision of Section 2.01 to the contrary, in the event Rule 144(k) as promulgated under the Securities Act (or any successor rule) is amended to change the two-year period under Rule 144(k) (or the corresponding period under any successor rule), from and after the effective date of such amendment or change, (i) each reference in Section 2.01 (a) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period, (ii) each reference in
               Section 2.01(b) to "two years" and in the restrictive legend set forth in such paragraph to "TWO YEARS" shall be deemed for all purposes hereof to be references to such changed period and (iii) all corresponding references in this Security and the restrictive legends thereon shall be deemed for all purposes hereof to be references to such changed period, provided that such changes shall not become effective if they are otherwise prohibited by, or would otherwise cause a violation of, the then-applicable federal securities laws. This Section 2.01(e) shall apply to successive amendments to Rule 144(k) (or any successor rule) changing the holding period thereunder.

                                   ARTICLE 33

                                    REMEDIES

        SECTION 33.01 EVENTS OF DEFAULT. "Event of Default," wherever used herein with respect to this Security, means any one of the following events (whatever the reason for such Event of Default and whether or not it shall be occasioned by the provisions of Article 9 or be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (a) default in the payment of any interest upon this Security, when such interest becomes due and payable, and continuance of such default for a period of 30 days (whether or not such payment is prohibited by the provisions of Article 2); or

        (b) default in the payment of the principal of (or premium, if any, on) this Security when it becomes due and payable at its Maturity (whether or not such payment is prohibited by the provisions of Article 2); or

        (c) default in the payment of the Repurchase Price in respect of this Security on the Repurchase Date therefor (whether or not such payment is prohibited by the provisions of Article 9 and whether or not a Person other than the Company has offered to repurchase this Security as contemplated by Section 7.03(h) ; or

        (d) failure by the Company to give the Company Notice in accordance with Section 7.03(a) to the Holder, or failure by the Company to comply with its covenants set forth in Section 7.03(b); or

        (e) failure by the Company to deliver shares of Common Stock (together with cash in lieu of fractional shares) when such Common Stock (or cash in lieu of fractional shares) is required to be delivered following conversion of a Security and continuation of such default for a period of 10 days; or

        (f) default in the performance, or breach, of any covenant or warranty of the Company in this Security (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with) and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

        (g) a default under any bonds, debentures, notes or other evidences of indebtedness for money borrowed of the Company or under any mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which indebtedness, individually or in the aggregate, has a principal amount outstanding in excess of S 10,000,000, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 60 days after there shall have been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default and requiring the Company to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder (unless such default has been cured or waived); or

        (h) the Company or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

               (i)    commences a voluntary case,

               (ii) consents to the entry of an order for relief against it in an involuntary case,

               (iii) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

               (iv) makes a general assignment for the benefit of its creditors; or

        (i) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

               (i) is for relief against the Company or any Significant Subsidiary in an involuntary case,

               (ii) appoints a Custodian of the Company or any Significant Subsidiary or for all or substantially all of the property of any of them, or

               (iii) orders the winding up or liquidation of the Company or any Significant Subsidiary,

and the order or decree remains unstayed and in effect for 60 days.

        As used in this Section 3.01 only, the term "Bankruptcy Law" means title 11, U.S. Code or any similar Federal or State law for the relief of debtors and the term "Custodian" means any receiver, trustee, assignee, liquidator or other similar official under any Bankruptcy Law.

        SECTION 33.02 ACCELERATION OF MATURITY. If an Event of Default with respect to this Security occurs and is continuing, then and in every such case the Holder may declare the principal of this Security and accrued interest thereon to the date of such declaration, to be due and payable immediately, by a notice in writing to the Company and upon any such declaration such principal shall become immediately due and payable. If an Event of Default specified in
Section 3.01(h) or 3.01(i occurs, the principal of, and accrued interest on, all the Securities shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

        SECTION 33.03 COLLECTION OF INDEBTEDNESS AND SUITS FOR ENFORCEMENT. The Company covenants that if:

               (a) default is made in the payment of any installment of interest on this Security when such interest becomes due and payable and such default continues for a period of 30 days, or

               (b) default is made in the payment of the principal of (or premium, if any, on) this Security at its Maturity,

        then the Company shall, upon demand of the Holder, pay to the Holder the whole amount then due and payable on such Security for principal (and premium, if any) and interest, with interest upon any overdue principal (and premium, if any) and, to the extent that payment of such interest shall be legally enforceable, upon any overdue installments of interest, at the rate or rates borne by or provided for in such Security, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Holder, its agents and counsel.

        If the Company fails to pay such amounts forthwith upon such demand, the Holder may institute a judicial proceeding for the collection of the sums so due and unpaid, and may prosecute such proceeding to judgment or final decree, and may enforce the same against the Company or any other obligor upon such Security and collect the monies adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other such obligor upon such Security, wherever situated.

        If an Event of Default occurs and is continuing, the Holder may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as the Holder shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Security or in aid of the exercise of any power granted herein, or to enforce any 9ther proper remedy.

        SECTION 33.04 INTENTIONALLY OMITTED.

        SECTION 33.05 UNCONDITIONAL RIGHT OF HOLDER TO RECEIVE PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. Notwithstanding any other provision in this Security, the Holder shall have the right, which is absolute and unconditional, to receive payment of the principal of, and premium, if any, the Repurchase Price pursuant to Article 7 and interest on this Security on the respective due dates expressed in this Security (or, in the case of repurchase, on the Repurchase Date, as the case may be) and td convert this Security in accordance with its provisions and to institute suit for the enforcement of any such payment and right to convert, and such rights shall not be impaired or adversely affected without the consent of the Holder.

        SECTION 33.06 RESTORATION OF RIGHTS AND REMEDIES. If the Holder has instituted any proceeding to enforce any right or remedy under this Security and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Holder, then and in every such case, the Company and the Holder shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holder shall continue as though no such proceeding had been instituted.

        SECTION 33.07 RIGHTS AND REMEDIES CUMULATIVE. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

        SECTION 33.08 DELAY OR OMISSION NOT WAIVER. No delay or omission of the Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holder may be exercised from time to time, and as often as may be deemed expedient, by the Holder.

        SECTION 33.09 WAIVER OF USURY, STAY OR EXTENSION LAWS. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Security; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.

        SECTION 33.10 UNDERTAKING FOR COSTS. The Holder of this Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Security, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys' fees, against any party litigant in such suit having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section shall not apply to any suit instituted by the Company or to any suit instituted by the Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on this Security on or after the Stated Maturities expressed in this Security (or, in the case of repurchase, on or after the Repurchase Date), or the right to convert this Security in accordance with Article 8.

                                   ARTICLE 34

                CONSOLIDATION, MERGER, SALE, LEASE OR CONVEYANCE

        SECTION 34.01 CONSOLIDATIONS AND MERGERS OF COMPANY AND SALES, LEASES AND CONVEYANCES PERMITTED SUBJECT TO CERTAIN CONDITIONS. The Company may consolidate with, or sell, lease, transfer, convey or otherwise dispose of all or substantially all of its assets to, or merge with or into any other Person, provided however, that in any such case, (1) either the Company shall be the continuing corporation, or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person (if other than a Subsidiary of the Company) that acquires or leases the Company's assets substantially as an entirety is a corporation organized and existing under the laws of any United States jurisdiction and expressly assumes the due and punctual payment of the principal of (and premium, if any) and any interest payable pursuant to this Security, and the due and punctual performance and observance of all of the covenants and conditions of this Security to be performed by the Company and shall have provided for conversion rights, if applicable, in accordance with the provisions of Article 8 hereof, and (2) immediately after giving effect to such transaction, no Default or Event of Default, shall have occurred and be continuing. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of the properties and assets of one or more Subsidiaries (other than to the Company or another Subsidiary), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        SECTION 34.02 RIGHTS AND DUTIES OF SUCCESSOR CORPORATION. In case of any such consolidation, merger, sale, lease, conveyance or other disposition and upon any such assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the predecessor corporation, except in the event of a lease, shall be relieved of any further obligation under this Security.

        In case of any such consolidation, merger, sale, lease, conveyance or other disposition, such changes in phraseology and form (but not in substance) may be made in this Security thereafter to be issued as may be appropriate.

        SECTION 34.03 OFFICERS' CERTIFICATE AND OPINION OF COUNSEL. Any consolidation, merger, sale, lease, transfer, conveyance or other disposition permitted under Section 4.01 is also subject to the condition that the Holder receive an Officers' Certificate and an Opinion of Counsel to the effect that any such consolidation, merger, sale, lease, transfer, conveyance or other disposition complies with the provisions of this Article.

                                   ARTICLE 35

                                    COVENANTS

        SECTION 35.01 PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST. The Company covenants and agrees for the benefit of the Holder that it shall duly and punctually pay the principal of (and premium, if any), interest on, and the Repurchase Price with respect to this Security in accordance with the terms of this Security. The conversion of this Security pursuant to Article 8 hereof and payment of the Repurchase Price by delivery of shares of Common Stock in accordance with Article 7, together with the making of any cash payments required to be made in accordance with the terms of this Security, shall satisfy the Company's obligations under this Section 5.01 with respect to this Security.

        SECTION 35.02 EXISTENCE. Subject to Article 4, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence of the Company and its Subsidiaries, and their respective rights (charter and statutory) and franchises, except to the extent that the Board of Directors shall determine that the failure to do so would not have a material adverse effect on the business, assets, financial condition or results of operation of the Company (a "Material Adverse Effect"); provided, however, that the Company shall not be required to preserve any right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holder.

        PAYMENT OF TAXES AND OTHER CLAIMS. The Company shall pay or discharge, or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary and have a Material Adverse Effect; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim, the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

                                   ARTICLE 36

                     PROHIBITION ON REDEMPTION OF SECURITIES

        SECTION 36.01 NO REDEMPTION BY THE COMPANY. This Security may not be redeemed by the Company.

                                   ARTICLE 37

             REPURCHASE AT OPTION OF HOLDERS UPON CHANGE IN CONTROL

        SECTION 37.01 RIGHT TO REQUIRE REPURCHASE. In the event that a Change in Control shall occur, the Holder shall have the right, at the Holder's option, to require the Company to repurchase (subject to the provisions of Section 2.0J3 the Security, or any portion of the principal amount thereof, on the date (the "Repurchase Date") that is 45 Business Days after the date of the occurrence of a Change in Control at a purchase price equal to 100% of the principal amount plus interest accrued and unpaid to the Repurchase Date (the "Repurchase Price"). At the option of the Company, the Repurchase Price may be paid in cash or, subject to the fulfillment by the Company of the conditions set forth in
Section 7.02, by delivery of that number of shares of Common Stock equal to the quotient of (i) the Repurchase Price divided by (ii) 95% of the average of the Closing Prices of the Common Stock for the five consecutive Trading Days ending on and including the third Trading Day immediately preceding the date of the occurrence of the Change in Control.

        SECTION 37.02 CONDITIONS TO THE COMPANY'S ELECTION TO PAY THE REPURCHASE PRICE IN COMMON STOCK.

        The Company may elect to pay the Repurchase Price by delivery of shares of Common Stock pursuant to Section 7.01 if and only if the following conditions have been satisfied:

        (a) The shares of Common Stock delivered in payment of the Repurchase Price are listed for trading on a U.S. national securities exchange or approved for trading in the NASDAQ National Market; and

        (b) All shares of Common Stock delivered in payment of the Repurchase Price are issued out of the Company's authorized but unissued Common Stock and shall, upon issue, be duly and validly issued and fully paid and non-assessable and free of any preemptive rights.

        If all of the conditions set forth in this Section 7.02 are not satisfied in accordance with the terms hereof, the Repurchase Price shall be paid by the Company only in cash.

        SECTION 37.03 NOTICES; METHOD OF EXERCISING REPURCHASE RIGHT, ETC.

        (a) On or before the date that is 30 Business Days after the occurrence of a Change in Control, the Company shall give notice to the Holder (the

                "Company Notice") of the occurrence of the Change in Control and of the repurchase right set forth herein arising as a result thereof

        Each Company Notice shall state:

               (i) the date of such Change in Control and, briefly, the events causing such Change in Control;

               (ii) the date by which the Change in Control Purchase Notice (as defined below) must be delivered;

               (iii)  the Repurchase Date;

               (iv) the Repurchase Price, and whether the Repurchase Price shall be paid by the Company in cash or by delivery of shares of Common Stock; and

               (v) a description of the procedure that a Holder must follow to exercise a repurchase right.

        (b) If any Senior Indebtedness is outstanding at the time of the occurrence of a Change in Control, and such Senior Indebtedness prohibits by its terms the Company's repurchase of its Securities upon the occurrence of a Change in Control, the Company shall prior to giving the Company Notice either:

               (i) repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness or offer to repay in full all obligations and terminate all commitments under or in respect of all such Senior Indebtedness and repay such Senior Indebtedness owed to each holder thereof who has accepted such offer; or

               (ii) obtain the requisite consents under all such Senior Indebtedness to permit the Company to repurchase the Securities in accordance herewith.

        (c) To exercise a repurchase right, the Holder must deliver to the Company, prior to the close of business on or before the Repurchase Date, (i) written notice of the Holder's exercise of such right (the "Change in Control Purchase Notice"), which notice shall set forth (A) the name of the Holder, (13) the certificate numbers of the Security with respect to which the repurchase night is being exercised, (C) the principal amount of the Security to be repurchased (and, if the Security is to be repurchased in part, the portion of the principal amount thereof to be repurchased) and (D) a statement that an election to exercise the repurchase right is being made thereby pursuant to the applicable provisions of the Security and (ii) surrender the Security subject to the Change in Control Purchase Notice.

        (d) If the Security (or portion thereof) surrendered for repurchase shall not have been repurchased on the Business Day following the Repurchase Date, the Repurchase Price in respect of the Security shall, until paid, bear interest from the Business Day following the Repurchase Date at the rate borne by the Security and such Security shall remain convertible into Common Stock until the Repurchase Price and any such accrued interest shall have been paid or duly provided for.

        (e) Any issuance of shares of Common Stock in respect of the Repurchase Price shall be deemed to have been effected immediately prior to the close of business on the Repurchase Date and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such repurchase shall be deemed to have become on the Repurchase Date the holder or holders of record of the shares represented thereby.

        (f) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon repurchase of the Security. If any fractional share of stock otherwise would be issuable upon repurchase of the Security, the Company shall make an adjustment therefor by paying to the Holder thereof an amount of cash calculated at the price per share at which the Common Stock is valued for purposes of Section 7.01.

        (g) The issue of stock certificates on repurchase of the Security shall be made without charge to the Holder for any tax in respect of the issue thereof. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of stock in any name other than that of the Holder, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

        (h) Notwithstanding anything to the contrary in this Section 7.03, the Company shall not be required to give the Company Notice following the occurrence of a Change in Control if, in the manner, at the time and otherwise in compliance with the requirements set forth herein regarding the Company's obligation to offer to repurchase the Security following the occurrence of a Change in Control, (A) another Person makes an offer to repurchase the Security by giving a notice containing the information set forth in clauses (i) through (v) of Section 7.03(a) to the Holder, (B) such Person repurchases the Security, and (C) such Person makes all payments with respect thereto. This
               Section 7.03(h) shall not relieve the Company of any of its obligations under this Security; provided, however, that if another Person makes the offer to repurchase this Security as set forth in this Section, the Company shall not be obligated to give the Company Notice.

        SECTION 37.04 CERTAIN DEFINITIONS. For purposes of this Article 7:

        (a) the terms "beneficial, owner" and "beneficial ownership" shall be determined in accordance with Rules l3d-3 and l3d-5 promulgated by the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time; and

        (b) the term "Person" shall include any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

        SECTION 37.05 CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred at such time after the original issuance of this Security as:

        (a) any Person acquires the beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction, of more than 50% of the total voting power of the total outstanding voting stock of the Company other than an acquisition by the Company, any of its Subsidiaries, any of its employee benefit plans or one or more Permitted Holders;

        (b) the Company shall consolidate with, or merge with or into, another Person or convey, transfer, lease or otherwise dispose of all or substantially all of its assets to any Person, or any Person consolidates with or merges with or into the Company, in any such event pursuant to a transaction in which the Company's outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any such transactions where:

               (i) the Company's voting stock is not converted or exchanged at all (except to the extent necessary to reflect a change in the Company's jurisdiction of incorporation) or is converted into or exchanged for voting stock (other than Redeemable Capital Stock) of the surviving or transferee corporation, and

               (ii) immediately after such transaction, no Person, other than one or more Permitted Holders or one or more Persons who were the beneficial owner, directly or indirectly, of more than 50% of the total voting power of all of the Company's voting stock immediately before such transaction, is the beneficial owner, directly or indirectly, of more than 50% of the total outstanding voting stock of the surviving or transferee corporation;

        (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (but not a committee thereof), together with (i) any new directors whose election to such Board of Directors (but not a committee thereof), or whose nomination for election by the Company's stockholders, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (11) any representative of a Permitted Holder, cease for any reason to constitute a majority of the Board of Directors (but not a committee thereof) then in office;

        (d) a special resolution is passed by the Company's stockholders approving a plan of liquidation or dissolution of the Company (other than in a transaction that complies with the provisions described in Article 4), and no additional approvals of the Company's stockholders are required under applicable law to cause such a liquidation or dissolution.

        "REDEEMABLE CAPITAL STOCK" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the Security or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity; provided, however, that Redeemable Capital Stock shall not include any Common Stock which the holder may cause the Company to repurchase or redeem upon termination of such holder's employment.

                                   ARTICLE 38

                                   CONVERSION

        SECTION 38.01 CONVERSION PRIVILEGE, CONVERSION RATE AND CONVERSION PRICE. Subject to and upon compliance with the provisions of this Article 8, at the option of the Holder thereof, this Security or any portion of the principal amount hereof that is $1,000 or an integral multiple of $1,000 may be converted at any time through the close of business on June 30, 2003 into that number of fully paid and non-assessable shares of Common Stock obtained by multiplying the Conversion Rate then in effect by each $1,000 principal amount of Securities surrendered for conversion. If the Holder has delivered a Change in Control Purchase Notice (as defined in Article 7 hereof) exercising the option of such Holder to require the Company to purchase such Security, this Security may be converted if such notice and the Security is withdrawn by a written notice of withdrawal delivered by the Holder to the Company prior to the close of business on the Repurchase Date.

        The price at which shares of Common Stock shall be delivered upon conversion (herein called the "Conversion Price") shall be initially $1.10 per share of Common Stock, which is equal to a conversion rate of 909.0909 shares per $1,000 principal amount of this Security (the "Conversion Rate"). The Conversion Rate shall be adjusted in certain instances as provided in Section
8.04 and, in every instance in which an adjustment is made to the Conversion Rate, a corresponding adjustment shall be made to the Conversion Price. The adjusted Conversion Price shall equal at any time 1,000 divided by the then adjusted Conversion Rate.

        SECTION 38.02 EXERCISE OF CONVERSION PRIVILEGE. In order to exercise the conversion privilege with respect to this Security, the Holder shall surrender this Security, duly endorsed or assigned to the Company or in blank, accompanied by (a) written notice to the Company in substantially the form of conversion notice attached as Exhibit A hereto or, if less than the entire principal amount hereof is to be converted, the portion hereof to be converted,
               (b) the funds, if any, required by this Section 8.02, and (c) if shares or any portion of this Security not to be converted are to be issued in the name of a Person other than the Holder, the name of the Person in which to issue such shares and the transfer taxes, if any, required to be paid by the Holder pursuant to
               Section 8.08.

        As promptly as practicable after satisfaction of the requirements for conversion set forth above, the Company shall issue and shall deliver to such Holder a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of this Security or portion thereof in accordance with the provisions of this Article and a check or cash in respect of any fractional interest in respect of a share of Common Stock arising upon such conversion, as provided in Section 8.03.

        Each conversion shall be deemed to have been effected on the date on which the requirements set forth above in this Section 8.02 have been satisfied, and the Person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided however that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the Person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock transfer books are open, but such conversion shall be at the Conversion Rate in effect on the date upon which this Security shall be surrendered.

        SECTION 38.03 FRACTIONS OF SHARES. No fractional shares of Common Stock shall be issued upon conversion of this Security. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of this Security (or specified portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Closing Price per share of the Common Stock at the close of business on the Trading Day immediately preceding such day.

        "TRADING DAY" shall mean each day on which the primary securities exchange or quotation system that is used to determine the Closing Price is open for trading or quotation.

        "CLOSING PRICE" of a single share of Common Stock on any Trading Day shall mean the closing sale price per share for the Common Stock (or if no closing sale price is reported, the average of the bid and ask prices) on such Trading Day on the principal United States national securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national stock exchange, as reported by the Nasdaq National Market.

        SECTION 38.04 ADJUSTMENT OF CONVERSION RATE.

        (a) In case the Company shall pay or make a dividend or other distribution on its Common Stock exclusively in Common Stock, the Conversion Rate in effect at the opening of business on the earlier of the day next following such dividend or other distribution or the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be adjusted so that the Holder upon conversion shall be entitled to receive that number of shares of Common Stock it would have been entitled to after such dividend or other distribution if it had converted this Security immediately prior to such dividend or other distribution.

        (b) In case the Company shall pay or make a dividend or other distribution on its Common Stock consisting exclusively of, or shall otherwise issue to all holders of its Common Stock, rights, warrants or options entitling the holders thereof, for a period not exceeding 45 days, to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in Section 8.04(g)) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, warrants or options, the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate price of the total number of shares so offered would purchase at the current market price per share (determined as provided in Section 8.04(g)), such increase to become effective immediately after the opening of business on the day following the date fixed for such determination.

        (c) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately reduced, such increase or reduction, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

        (d) In case the Company shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, shares of any class of capital stock, securities, cash or assets (excluding any rights, warrants or options referred to in Section 8.04(b), any dividend or distribution paid exclusively in cash and any dividend or distribution referred to in Section 8.04(a), the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the earlier of such distribution or the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in Section 8.04(g) and the denominator shall be such current market price less the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), on the date of such effectiveness, of the portion of the evidences of indebtedness, shares of capital stock, securities, cash and assets so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day next following the later of (i) the date fixed for the payment of such distribution and (ii) the date 20 days after the notice relating to such distribution is given pursuant to Section 8.06 (such later date of (i) and (ii) being referred to as the "Reference Date"). The provisions of this Section 8.04(d) shall not be applicable to an event covered by Section 8.040). For purposes of this Section 8.04(d) and Sections 8.04(a) and 8.04(b), any dividend or distribution for which an adjustment is being made pursuant to this Section 8.04(d) that also includes shares of Common Stock or rights, warrants or options to subscribe for or purchase shares of Common Stock shall be deemed instead to be (A) a dividend or distribution of the evidences of indebtedness, cash, property, shares of capital stock or securities other than such shares of Common Stock or such rights, warrants or options (making any Conversion Rate adjustment required by this Section 8.04(d) immediately followed by (B) a dividend or distribution of such shares of Common Stock or such rights (making any further Conversion Rate adjustment required by Sections 8.04(a) or 8.04(b), except (1) the record date of such dividend or distribution as defined in this Section 8.04(d) shall be substituted as "the date fixed for the determination of stockholders entitled to receive such dividend or other distributions", "the date fixed for the determination of stockholders entitled to receive such rights, warrants or options" and "the date fixed for such determination" within the meaning of Sections 8.04(a) and 8.04(b) and (2) any shares of Common Stock included in such dividend or distribution shall not be deemed "outstanding at the close of business on the date fixed for such determination" within the meaning of this 8.04(d).

        (e) In case the Company shall, by dividend or otherwise, make a distribution to all holders of its Common Stock exclusively in cash in an aggregate amount that, together with (i) the aggregate amount of any other distributions to all holders of its Common Stock made exclusively in cash within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this

               Section 8.04(e) has been made and (ii) the aggregate of any cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(2) of the Common Stock as of the Trading Day immediately preceding the record date fixed for stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding. on such record date, the Conversion Rate shall be increased so that the same shall equal the price deter-mined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of the stockholders of record entitled to such distribution by a fraction of which (i) the denominator shall be the current market price per share (determined as provided in Section 8.04(p-,) on such date less an amount equal to the quotient of (x) the excess of such combined amount over such 10% and (y) the number of shares of Common Stock outstanding on the record date and (ii) the numerator shall be equal to the current market price on such date, such adjustment to become effective immediately prior to the opening of business on the day following the record date fixed for the payment of such distribution.

        (f) In case a successful tender or exchange offer, other than an odd lot offer, made by the Company or any Subsidiary for all or any portion of the Common Stock shall involve an aggregate consideration having a fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) that, together with (i) the aggregate of the cash plus the fair market value (as determined in good faith by the Board of Directors, whose determination shall be conclusive and described in a Board Resolution), as of the expiration of the other tender or exchange offer referred to below, of consideration payable in respect of any other tender or exchange offer by the Company or a Subsidiary for all or any portion of the Common Stock concluded within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to this Section 8.04(f) has been made and
               (ii) the aggregate amount of any distributions to all holders of the Common Stock made exclusively in cash within the preceding 12 months and in respect of which no Conversion Rate adjustment pursuant to Section 8.04(e) has been made, exceeds 10% of the product of the current market price per share (determined as provided in Section 8.04(d)) of the Common Stock outstanding (including any tendered shares) on the Expiration Time, the Conversion Rate shall be adjusted by multiplying the Conversion Rate in effect immediately prior to the Expiration Time by a fraction of which
               (i) the denominator shall be (x) the product of the current market price per share (determined as provided in Section 8.04(z) of the Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of Common Stock outstanding (including any tendered or exchanged shares) at the Expiration Time minus (y) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (11) the numerator shall be the product of (x) such current market price per share (determined in accordance with Section 8.04(g)) on the Trading Day next succeeding the Expiration Time times (y) such number of outstanding shares at the Expiration Time less the number of Purchased Shares, such increase to become effective immediately prior to the opening of business on the day following the Expiration Time.

        (g) For the purpose of any computation under Sections ` 8.04(b), J!41 and De, the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices per share of Common Stock for the ten consecutive Trading Days immediately prior to the date in question; provided, however, that (1) if the "ex" date (as hereinafter defined) for any event (other than the issuance or distribution requiring such computation) that requires an adjustment to the Conversion Rate pursuant to Section 8.04(a), (b), (c), (d), (e) or (f) ("Other Event") occurs on or after the 20th Trading Day prior to the date in question and prior to the "ex" date for the issuance or distribution requiring such computation (the "Current Event"), the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event, (11) if the "ex" date for any Other Event occurs after the "ex" date for the Current Event and on or prior to the date in question, the Closing Price for each Trading Day on and after the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the fraction by which the Conversion Rate is so required to be adjusted as a result of such Other Event,
               (Iii) if the "ex" date for any Other Event occurs on the "ex" date for the Current Event, one of those events shall be deemed for purposes of clauses (i) and (ii) of this proviso to have an "ex" date occurring prior to the "ex" date for the Other Event, and (iv) if the "ex" date for the Current Event is on or prior to the date in question, after taking into account any adjustment required pursuant to clause (ii) of this proviso, the Closing Price for each Trading Day on or after such "ex" date shall be adjusted by adding thereto the amount of any cash and the fair market value on the date in question (as determined in good faith by the Board of Directors in a manner consistent with any determination of such value for purposes of Section 8.04(d) or
                (e), whose determination shall be conclusive and described in a Board Resolution) of the portion of the rights, warrants, options, evidences of indebtedness, shares of capital stock, securities, cash or property being distributed applicable to one share of Common Stock. For the purpose of any computation under
                Section 8.04(f), the current market price per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five consecutive Trading Days selected by the Company commencing on or after the latest (the "Commencement Date") of (i) the date 20 Trading Days before the date in question, (ii) the date of commencement of the tender or exchange offer requiring such computation and (iii) the date of the last amendment, if any, of such tender or exchange offer involving a change in the maximum number of shares for which tenders are sought or a change in the consideration offered, and ending not later than the Trading Day next succeeding the Expiration Time of such tender or exchange offer (or, if such Expiration Time occurs before the close of trading on a Trading Day, not later than the Trading Day during which the Expiration Time occurs); provided, however, that if the "ex" date for any Other Event (other than the tender or exchange offer requiring such computation) occurs on or after the Commencement Date and on or prior to the Trading Day next succeeding the Expiration Time for the tender or exchange offer requiring such computation, the Closing Price for each Trading Day prior to the "ex" date for such Other Event shall be adjusted by multiplying such Closing Price by the reciprocal of the same fraction by which the Conversion Rate is so required to be adjusted as a result of such other event. For purposes of this paragraph, the term "ex" date, (i) when used with respect to any issuance or distribution, means the first date on which the Common Stock trades regular way on the relevant exchange or in the relevant market from which the Closing Price was obtained without the night to receive such issuance or distribution, (ii) when used with respect to any subdivision or combination of shares of Common Stock, means the first date on which the Common Stock trades regular way on such exchange or in such market after the time at which such subdivision or combination becomes effective, and (iii) when used with respect to any tender or exchange offer means the first date on which the Common Stock trades regular way on such exchange or in such market after the Expiration Time of such tender or exchange offer.

        (h) The Company may make such increases in the Conversion Rate, in addition to those required by paragraphs (a), (b), (c), (d), (e) and (f) of this Section 8.04, as it considers to be advisable.

        (i) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least I% in the

               Conversion Rate; provided, however, that any adjustments, which by reason of this Section 8.04(i) are not required to be made, shall be carried forward and taken into account in any subsequent adjustment.

        (j) In the event that the Company distributes assets, debt securities, rights, warrants or options (other than those referred to in Section 8.04(b) pro rata to holders of Common Stock, and the fair market value of the portion of assets, debt securities, rights, warrants or options applicable to one share of Common Stock distributed to holders of Common Stock exceeds the Average Sale Price (as defined below) per share of Common Stock, or such Average Sale Price exceeds such fair market value by less than $1.00, then so long as any such assets, debt securities, rights, options or warrants have not expired or been redeemed by the Company, the Company shall make proper provision so that the Holder of any Security upon conversion, rather than being entitled to an adjustment in the Conversion Rate, will be entitled to receive upon such conversion, in addition to the shares of Common Stock otherwise issuable upon conversion, the kind and amount of assets, debt securities, rights, warrants and options such Holder would have received had such Holder converted its Security immediately prior to the date of determination of the holders entitled to such distribution.

        "AVERAGE SALE PRICE" means the average of the Closing Prices of the Common Stock for the shorter of (i) 30 consecutive Trading Days ending on the last full Trading Day prior to the Time of Determination (as defined below) with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (ii) the period (x) commencing on the date next succeeding the first public announcement of (a) the issuance of rights, options or warrants or (b) the distribution, in each case, in respect of which the Average Sale Price is being calculated and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants or distribution in respect of which the Average Sale Price is being calculated, or (iii) the period, if any, (x) commencing on the date next succeeding the Ex-Dividend Time (as defined below) with respect to the next preceding (a) issuance of rights, warrants or options or (b) distribution, in each case, for which an adjustment is required by the provisions of Section 8.04(b) or Section 8.040) and (y) proceeding through the last full Trading Day prior to the Time of Determination with respect to the rights, options, warrants, or distribution in respect of which the Average Sale Price is being calculated. If the Ex-Dividend Time (or in the case of a subdivision, combination or reclassification, the effective date with respect thereto) with respect to a dividend, subdivision, combination or reclassification to which
Section 8.04(a), (b) or (c) applies occurs during the period applicable for calculating "Average Sale Price" pursuant to the definition in the preceding sentence, "Average Sale Price" shall be calculated for such period in a manner determined in good faith by the Board of Directors to reflect the impact of such dividend, subdivision, combination or reclassification on the Closing Price of the Common Stock during such period.

        "TIME OF DETERMINATION" means the time and date of the earlier of (i) the determination of stockholders entitled to receive rights, warrants or options or a distribution, in each case, to which this Section 8.04 applies and
(ii) the time ("Ex-Dividend Time") immediately prior to the commencement of "ex-dividend" trading for such rights, options, warrants or distribution on the New York Stock Exchange or such other national or regional exchange or market on which the shares of Common Stock are listed or quoted.

        SECTION 38.05 NOTICE OF ADJUSTMENTS OF CONVERSION RATE. Whenever the Conversion Rate and Conversion Price are adjusted as herein provided, the Company shall compute the adjusted Conversion Rate and Conversion Price in accordance with Section 8.04 and shall prepare a certificate signed by the Chief Financial Officer of the Company setting forth the adjusted Conversion Rate and Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be mailed, first class postage prepaid, to the Holder.

        SECTION 38.06 NOTICE OF CERTAIN CORPORATE ACTION.

        (a) the Company shall declare a dividend (or any other distribution) on its Common Stock that would require a Conversion Rate adjustment pursuant to Section 8.04(e); or

        (b) the Company shall authorize the granting to all holders of its Common Stock of rights, warrants or options to subscribe for or purchase any shares of capital stock of any class or of any other rights (excluding rights distributed pursuant to any stockholder rights plan); or

        (c) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

        (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

        (e) the Company or any Subsidiary of the Company shall commence a tender or exchange offer for all or a portion of the Company's outstanding shares of Common Stock (or shall amend any such tender or exchange offer); then the Company shall cause to be mailed to the Holder, at least 20 days (or 10 days in any case specified in clause 8.06(a) or 8.06(b) above) prior to the applicable record, effective or expiration date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, warrants or options, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights, warrants or options are to be determined, or (y) the date on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, or (z) the date on which such tender offer commenced, the date on which such tender offer is scheduled to expire unless extended, the consideration offered and the other material terms thereof (or the material terms of any amendment thereto).

        SECTION 38.07 COMPANY'S OBLIGATION REGARDING COMMON STOCK. The Company shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of this Security, the whole number of shares of Common Stock then issuable upon the conversion in full of this Security.

        Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value, if any, of the shares of Common Stock issuable upon conversion of this Security, the Company shall take all corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted Conversion Price.

        The Company covenants that if any shares of Common Stock to be provided for the purpose of conversion of this Security hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, the Company shall in good faith and as expeditiously as practicable endeavor to secure such registration or approval, as the case may be.

        The Company further covenants that so long as the Common Stock shall be listed or quoted on the New York Stock Exchange, the Nasdaq Stock Market (National Market), or any other national securities exchange the Company shall, if permitted by the rules of such exchange, list and keep listed so long as the Common Stock shall be so listed on such market or exchange, all Common Stock issuable upon conversion of this Security.

        SECTION 38.08 TAXES ON CONVERSIONS. The Company shall pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of this Security pursuant hereto. The Company shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that of the Holder to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

        SECTION 38.09 COVENANT AS TO COMMON STOCK. The Company covenants that all shares of Common Stock that may be issued upon conversion of this Security shall upon issue be newly issued (and not treasury shares) and shall be duly authorized, validly issued, fully paid and nonassessable and, except as provided in Section

               8.08, the Company shall pay all taxes, liens and charges with respect to the issue thereof.

        SECTION 38.10 PROVISIONS IN CASE OF RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE OF ASSETS. In the event that the Company shall be a party to any transaction (including any (i) recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation of the Company with, or merger of the Company into, any other person, any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), (iii) any sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of the Company or (iv) any compulsory share exchange) pursuant to which the Common Stock is converted into the right to receive other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the Holder shall have the right thereafter to convert this Security only into (subject to funds being legally available for such purpose under applicable law at the time of such conversion) the kind and amount of securities, cash and other property receivable upon such transaction by a holder of the number of shares of Common Stock into which this Security might have been converted immediately prior to such transaction. The above provisions of this Section 8.10 shall similarly apply to successive transactions of the foregoing type.

                                   ARTICLE 39

                                  SUBORDINATION

        SECTION 39.01 SECURITY SUBORDINATE TO SENIOR INDEBTEDNESS. The Company covenants and agrees, and the Holder of this Security, by Holder's acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this
               Article 9, the indebtedness represented by this Security and the payment of the principal of (and premium, if any), and interest on and all other amounts payable under this Security are hereby expressly made subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness.

        SECTION 39.02 PAYMENT OVER OF PROCEEDS UPON DISSOLUTION, ETC. In the event of any payment by, or distribution of the assets of,. the Company in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to the Company or its assets, (b) any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due in respect of all Senior Indebtedness, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, before the Holder is entitled to receive any payment on account of principal of (or premium, if any), or interest on or any other amount payable under this Security, and to that end, the holders of Senior Indebtedness shall be entitled to receive, for application to the payment of such Senior Indebtedness, ratably according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness held by them after giving effect to any concur-rent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness, any payment or distribution of any kind or character, whether in cash, property or securities, that may be payable or deliverable in respect of this Security in any such case, proceeding, dissolution, liquidation or other winding-up or event.

        In the event that, notwithstanding the foregoing provisions of this
Section 9.02, the Holder shall have received any payment or distribution of assets of the Company prohibited by the foregoing paragraph of any kind or character, whether in cash, property or securities, before all Senior Indebtedness is paid in full or payment thereof provided for, and if, at or prior to the time of such payment or distribution, written notice that such payment or distribution is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event such payment or distribution shall be paid over or delivered forthwith to holders of such Senior Indebtedness remaining unpaid or their representatives, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        For purposes of this Article 9 only, the words "cash, property or securities" shall not be deemed to include shares of capital stock of the Company as reorganized or readjusted, or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment that in either case are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to substantially the same extent as, or to a greater extent than, this Security is so subordinated as provided in this
Article 9. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the sale, lease, conveyance, transfer or other disposition of its properties and assets substantially as an entirety to another Person upon the terms and conditions set forth in Article 4 shall not be deemed a dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of the Company for the purposes of this
Section 9.02 if the Person formed by such consolidation or into which the Company is merged or that acquires by sale, lease, conveyance, transfer or other disposition such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, sale, lease, conveyance, transfer or other disposition, comply with the conditions set forth in Article 4.

        SECTION 39.03 NO PAYMENT WHEN SENIOR INDEBTEDNESS IN DEFAULT. (a) In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto (unless and until such payment default shall have been cured or waived in writing by the holders of such Senior Indebtedness), including any payment default arising from the acceleration of any Senior Indebtedness, or (b) any default (other than a payment default) with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and judicial proceedings shall be pending with respect to any such default or the Company receives written notice of such default (a "Senior Indebtedness Default Notice"), then no payment shall be made by the Company on account of principal of (or premium,. if any) or interest on this Security or on account of all other amounts payable under this Security. Notwithstanding the foregoing, payments with respect to this Security may resume, and the Company may acquire this Security for cash or property, when (x) the default with respect to the Senior Indebtedness is cured or waived or ceases to exist or (y) in the case of a default described in clause (b) of this Section 9.03, 179 or more days pass after the Senior Indebtedness Default Notice is received by the Company, provided that the terms hereof otherwise permit such payment or acquisition of this Security at such time. If the Company receives a Senior Indebtedness Default Notice, then a similar notice received within nine months thereafter relating to the default that was the basis of such Senior Indebtedness Default Notice, on the same issue of Senior Indebtedness, shall not be effective to prevent the payment or acquisition of this Security as described in the first sentence of this Section 9.03(a). In addition, no payment may be made on this Security, in respect of principal, premium, interest or any other amount, and no acquisition of this Security for cash or property may be effected, if this Security is declared due and payable prior to its Stated Maturity by reason of the occurrence of an Event of Default until the earlier of (i) 120 days after the date of such acceleration of the maturity of this Security or
               (ii) the payment in full of all Senior Indebtedness, provided that such payment or acquisition of this Security may be made then only if the terms hereof otherwise permit such payment or acquisition of this Security at such time.

        In the event that, notwithstanding the foregoing, the Company shall make any payment to the Holder prohibited by the foregoing provisions of this Section
9.03 before all Senior Indebtedness is paid in full, or effective provisions made for its payment, and if, at or prior to the time of such payment, written notice that such payment is prohibited by the foregoing paragraph shall have been actually given to the Holder, then and in such event (but subject to the provisions of Section 2.09) such payment shall be paid over and delivered forthwith to the holders of such Senior Indebtedness remaining unpaid or their representatives, ratably on account of the Senior Indebtedness held by them, for application to the payment thereof to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution, or provision therefor, to the holders of such Senior Indebtedness.

        The provisions of this Section 9.03 shall not apply to any payment with respect to which Section 9.02 would be applicable.

        SECTION 39.04 PAYMENT PERMITTED IF NO DEFAULT. Nothing contained in this
               Article 9 or elsewhere in this Security shall prevent (a) the Company, at any time except during the pendency of any case, proceeding, dissolution, liquidation or other winding-up, assignment for the benefit of creditors or other marshaling of assets and liabilities of the Company referred to in Section 9.02, except under the conditions described in Section 9.03, from making payments at any time of principal of (and premium, if any), or interest on, or any other amount payable under this Security.

        SECTION 39.05 SUBROGATION TO RIGHTS OF HOLDERS OF SENIOR INDEBTEDNESS. Upon payment in full of all Senior Indebtedness, the Holder shall be subrogated (equally and ratably with the holders of all Indebtedness of the Company that by its express terms is subordinated to Indebtedness of the Company to substantially the same extent as this Security is subordinated to Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to the Senior Indebtedness to the extent that payments and distributions otherwise payable to the Holder have been applied to the payment of Senior Indebtedness as provided by this Article 9. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which the Holder would be entitled, except for the provisions of this
               Article 9, and no payments over pursuant to the provisions of this Article 9 to the holders of Senior Indebtedness by the Holder, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.

        SECTION 39.06 PROVISIONS SOLELY TO DEFINE RELATIVE RIGHTS. The provisions of this Article 9 are and are intended solely for the purpose of defining the relative rights of the Holder on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Article 9 or elsewhere herein or in this Security relating to the subordination of this Security is intended to or shall:

        (a) impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Article 9 of the holders of Senior Indebtedness, is intended to rank equally with all other general obligations of the Company), to pay to the Holder the principal of (and premium, if any), and interest on, and any other amount payable under this Security, as and when the same shall become due and payable in accordance with its terms;

        (b) affect the relative rights against the Company of the Holder and other creditors of the Company, other than Holder's rights in relation to the holders of Senior Indebtedness; or

        (c) prevent the Holder from exercising all remedies available upon a Default or Event of Default under this Security, subject to the rights, if any, under this Article 9 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to the Holder.

        SECTION 39.07 NO WAIVER OF SUBORDINATION PROVISIONS. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms, provisions and covenants of this Security, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

        Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder, without incurring responsibility to the Holder and without impairing or releasing the subordination provided in this Article 9 or the obligations hereunder of the Holder to the holders of Senior Indebtedness, do any one or more of the following:

        (a) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding;

        (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness;

        (c) release any Person liable in any manner for the collection of Senior Indebtedness; and

        (d) exercise or refrain from exercising any rights against the Company and any other Person.

        SECTION 39.08 RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of the Company referred to in this Article 9, the Holder shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 9.

        SECTION 39.09 CERTAIN CONVERSIONS DEEMED PAYMENT. For the purposes of this Article 9 only, (1) the issuance and delivery of junior securities upon conversion of this Security in accordance with
               Article 8 or in respect to the Repurchase Price in accordance with Article 7 shall not be deemed to constitute a payment or distribution on account of the principal of, premium or interest on, or other amount payable with respect to, this Security or on account of the purchase or other acquisition of this Security, and (2) the payment, issuance or delivery of cash, property or securities (other than junior securities) upon conversion of this Security shall be deemed to constitute payment on account of the principal of, premium or interest on, or other amount payable with respect to, this Security. For the purposes of this Section 9.09, the term "junior securities" means (a) shares of any stock of any class of the Company and (b) securities of the Company that are subordinated in right of payment to the prior payment in full of all Senior Indebtedness that may be outstanding at the time of issuance or delivery of such securities to substantially the same extent as, or to a greater extent than, the Securities are so subordinated as provided in this Article 9. Nothing contained in this Article 9 or elsewhere in this Security is intended to or shall impair, as among the Company, its creditors other than holders of Senior Indebtedness and the Holder, the right, which is absolute and unconditional, of the Holder to convert this Security in accordance with Article 8.

                                   ARTICLE 40

                                    AMENDMENT

        SECTION 40.01 This Security may not be amended or modified, and no provisions hereof may be waived, without the written consent of the Company and the Holder.

        IN WITNESS WHEREOF, the undersigned has executed this Security as of the day and year first above written.

                                        INTERLIANT INC.

                                        By:
                                           -------------------------------------
                                                      Bruce Graham
                                           President and Chief Executive Officer

                                    EXHIBIT A

                                CONVERSION NOTICE


To:     INTERLIANT, INC.

        The undersigned Holder of this Security hereby irrevocably exercises the option to convert this Security, or the portion hereof (which is $1,000 or an integral multiple thereof) below designated, at any time following the date of original issuance thereof, into shares of Common Stock in accordance with its terms, and directs that the shares issuable and deliverable upon conversion, together with any check in payment for a fractional share and any Security representing any unconverted principal amount hereof, be issued and delivered to the registered owner hereof unless a different name has been provided below. If shares or any portion of this Security not converted are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith a certificate in proper form certifying that the applicable restrictions on transfer have been complied with. Any amount required to be paid by the undersigned on account of interest accompanies this Security.


Dated:                                            By:
                                                     ---------------------------
                                                         Signature of Holder

If shares or Securities are to be registered in Principal amount to be converted (if less the name of a Person other than the Holder, than all) $_________,000 please print such Person's name and address:


--------------------------------------------
Name


--------------------------------------------
Social Security or Taxpayer Identification
Number


--------------------------------------------
Street Address


--------------------------------------------
City, State and Zip Code

                                    EXHIBIT F

                          COMMON STOCK PURCHASE WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN THE ABSENCE OF REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF APRIL 16, 2001 AMONG INTERLIANT, INC., THE HOLDER AND CERTAIN OTHER PARTIES. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF INTERLIANT, INC.



NO. WW-03                                             VOID AFTER EXPIRATION DATE
                                                              (AS DEFINED BELOW)

                                     WARRANT

                 TO PURCHASE 1,077,039 SHARES OF COMMON STOCK OF

                                INTERLIANT, INC.

                             Dated: August 15, 2001

        THIS WARRANT CERTIFIES THAT, for value received, SOFTBANK TECHNOLOGY VENTURES VI L.P. or its transferees or assigns (the "Holder") is entitled to purchase from Interliant, Inc., a Delaware corporation (the "Company"), up to 1,077,039 fully paid and nonassessable shares (the "Shares") (as adjusted pursuant to Section 2 below) of common stock, $.01 par value ("Common Stock"), of the Company, at the price of $1.25 per share (the "Exercise Price") (as adjusted pursuant to Section 2 below), subject to the provisions and upon the terms and conditions set forth below. This Warrant shall expire on August 15, 2006 (the "Expiration Date").

        Capitalized terms used and not otherwise defined in this warrant shall have the meanings assigned in the Securities Purchase Agreement, dated as of April 16, 2001 among the Company, the Holder and certain other parties (the "Purchase Agreement").

        1. EXERCISE AND PAYMENT.

        EXERCISE. On or after the date of this Warrant, the purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (together with a duly executed exercise notice (the "Notice of Exercise") in the form attached hereto as Exhibit A at the principal office of the Company, and, except as provided in Section I

(b) below, by the payment to the Company, by wire transfer, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

        NET ISSUANCE ELECTION. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto as Exhibit B duly executed. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

                                   X = Y(A-B)
                                       ------
                                        A

where

        X = the number of shares of Common Stock to be issued to the Holder pursuant to this Section 1.2(b);

        Y = the number of shares of Common Stock covered by this Warrant in respect of which the net issue election is made pursuant to this Section 1.2(b);

        A = the fair market value of one share of Common Stock which shall be the closing price of one share of Common Stock (on the last trading date preceding the date the net issue election notice is received by the Company) on any national securities exchange or automated quotation system on which the Common Stock is listed or traded; provided that if the Common Stock is not so listed or traded, the fair market value shall be the as determined in good faith by the Board of Directors of the Company, at the time the net issue election is made pursuant to this Section 1.2(b); and

        B = the Exercise Price in effect under this Warrant at the time the net issue election notice is received by the Company pursuant to this Section 1.2(b).

        The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

        STOCK CERTIFICATES. In the event of the exercise of all or any portion of this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder by the Company at its own expense (including the payment by the Company of any applicable issue taxes or governmental charges imposed in connection with the issuance or delivery of the Common Stock) within a reasonable time, which shall in no event be later than ten (10) days thereafter (or such later time as the transfer agent requires, assuming prompt notice by the Company) and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

        If this Warrant shall be surrendered for exercise within any period during which the transfer books for shares of the Common Stock or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

        2. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

        ADJUSTMENTS FOR SUBDIVISIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of stock, then concurrently with the effectiveness of such dividend, subdivision or split up,
(i) the Exercise Price then in effect shall be proportionately decreased and
(ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased in proportion to such increase of outstanding shares of Common Stock.

        ADJUSTMENTS FOR COMBINATIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then concurrently with the effectiveness of such combination, (i) the Exercise Price then in effect shall be proportionately increased and (ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

        ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Company not made on a pro rata basis from all holders of any class of the Company securities) payable in property or in securities of the Company other than shares of Common Stock, then and in each such event the Holder of this Warrant shall receive at the time of such distribution, the amount of property or the number of securities of the Company that the Holder would have received had it exercised this Warrant on the date of such event.

        ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4 upon a Notice Event, if the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), this Warrant shall thereafter be exercisable for the purchase of, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the Holder upon exercise of this Warrant immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made by the Company with the successor or surviving entity, if not the Company, so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which the Holder would have been entitled on such reorganization or recapitalization had the Holder exercised the Warrant in its entirety immediately prior to such change.

        NOTIFICATION. Upon any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant or the Exercise Price, the Company shall, within a reasonable period thereafter, deliver written notice thereof to the Holder, which notice shall state the increased or decreased number of Shares purchasable upon the exercise of this Warrant and the adjusted Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based.

        3. MERGER, CONSOLIDATION, OR LIQUIDATION.

            If (A) the Company consolidates with or merges into another entity and is not the survivor, or sells or conveys substantially all of its property, and (B) in connection therewith, shares of stock, other securities, property, or cash (collectively, "Merger Consideration") are issuable or deliverable in exchange for the Company's capital stock, then (C) the Company shall give the Holder at least 10 days prior written notice of the consummation of such transaction and (D) the Holder may thereafter, at its option, exercise the Warrant or acquire in lieu of the shares of Common Stock issuable upon exercise of this Warrant the Merger Consideration which the Holder could have received had the Holder exercised this Warrant in its entirety, immediately prior to such merger, sale or conveyance.

            If the Company receives notice that a purchase, tender or exchange offer has been made to the holders of more than 50% of the outstanding Common Stock (on an as converted basis), the Company shall give the Holder reasonable notice thereof.

        4. NOTICE OF CERTAIN EVENTS. In the event (a "Notice Event"): (a) the Company authorizes the issuance to all holders of any class of its capital stock rights or warrants to subscribe for or purchase shares of its capital stock, or any other subscription rights or warrants; (b) the Company authorizes the distribution to all holders of any class of its capital stock evidences of indebtedness or assets; (c) of any capital reorganization or reclassification of the Warrant Shares or the Company's Common Stock, other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock; (d) of any liquidation or merger to which the Company is a party and for which approval of any of the Company's stockholders is required, other than a consolidation or merger in which the Company is a continuing corporation and that does not result in any reclassification or change of the shares of Common Stock issuable upon the exercise of this Warrant; (e) of the conveyance or transfer of the Company's properties and assets, substantially as an entirety; or (f) of the Company's voluntary or involuntary dissolution, liquidation or winding-up; then the Company shall cause to be mailed by certified mail to the Holder, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice stating the dates as of which (x) the holders of capital stock of record to be entitled to receive any such rights, warrants or distributions or to be entitled to vote on such Notice Event are to be determined, (y) such Notice Event is expected to become effective, and
(z) it is expected that Holders of record of Warrants shall be entitled to exchange or sell their shares of Common Stock issuable upon the exercise of this Warrant for securities or other property, if any, deliverable upon such Notice Event.

        5. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Fair Market Value (as defined below) of the

Common Stock on the date of exercise. For the purposes hereof "Fair Market Value" of a share of Common Stock as of a particular date means: (a) if traded on an exchange or the over-the-counter market, quoted on the Nasdaq National Market or reported by the National Quotation Bureau, then the most recently reported closing or bid price, (b) if conversion or exercise is simultaneous with an underwritten public offering registered under the Act, the public offering price (before deducting commissions, discounts or expenses) per share sold in such offer, and (c) otherwise, the price, not less than book value, determined in good faith and in such reasonable manner as prescribed by a majority of Company's Directors who are not Company officers or employees (the "Outside Directors"); provided, however that (i) Company shall notify the Holder of such price within ten days; (ii) the Holder shall have ten days after receipt of such notice to dispute such price by written notice to Company; (iii) the Holder and Company shall thereafter mutually agree upon an appraiser to determine a Fair Market Value binding upon the Holder and Company; and (iv) Company and the Holder shall split equally the costs of such appraisal unless the Fair Market Value determined thereby is 110% or more of that determined by the Outside Directors, in which case Company shall bear the full costs of such appraisal.

        6. RESTRICTIONS ON TRANSFER.

        RESTRICTIVE LEGEND. Each certificate representing (i) the Shares and
(ii) any other securities issued in respect of the Shares upon any stock split, stock dividend or recapitalization (collectively, the "Restricted Securities"), shall be endorsed as described in the Purchase Agreement.

        OWNERSHIP OF WARRANT. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 6.

        TRANSFER OF THE WARRANT. This Warrant shall not be transferred except in accordance with provisions of the Purchase Agreement. Upon transfer of the Warrant pursuant to this Section 6(c), the Company shall at the request of Holder and upon surrender of the Warrant to the Company, with a duly executed Assignment Form in the form of Exhibit C promptly issue new Warrants in the names and amounts requested by the Holder to replace the surrendered Warrant.

        7. MISCELLANEOUS.

        NO RIGHTS OF STOCKHOLDERS. This Warrant does not entitle the Holder to any voting rights as a stockholder of the Company prior to the exercise of the Warrant; further, the Holder has no liability as to the Exercise Price.

        NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but it will at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

        LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

        SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday or a Sunday or a legal holiday.

        EXPIRATION OF WARRANT. Notwithstanding any other provision of this Warrant, this Warrant shall expire and shall no longer be exercisable at 12:00 a.m., New York time, on the Expiration Date.

        GOVERNING LAW. This Warrant shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

        ENTIRE AGREEMENT, AMENDMENT. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, except as may be provided in the Purchase Agreement. Neither this Warrant nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the Company and the Holder.

        NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, by overnight courier, or otherwise delivered by hand or by messenger or sent by facsimile and confirmed by mail, addressed (a) if to the Company, at Two Manhattanville Road, Purchase, New York 10577, Attention:
General Counsel, and (b) if to the Holder, at the address of the Holder set forth on the signature page of this Warrant. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given when delivered if delivered personally, or, if sent by facsimile, mail or by Federal Express or other reputable overnight carrier, upon receipt.



        [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

Issued this 15th day of August, 2001

                                  INTERLIANT, INC.

                                  By:
                                        ----------------------------------------

                                  Name: Bruce Graham
                                        ----------------------------------------
                                  Title: President and Chief Executive Officer
                                         ---------------------------------------

                                  Address:      Two Manhattanville Road
                                                Purchase, New York 10577

WARRANT HOLDER:

SOFTBANK TECHNOLOGY VENTURES VI L.P.

By: SBTV VI LLC, General Partner

        By:
             -------------------------------------
        Name:
             -------------------------------------
        Title:
              ------------------------------------

Address:       Softbank Technology Ventures VI L.P.
               c/o Softbank Venture Capital
               200 West Evelyn Avenue, Suite 200
               Mountain View, California 94043
               Attention: General Counsel

with a copy to:

               Cooley Godward LLP
               5 Palo Alto Square
               3000 El Camino Real
               Palo Alto, California 94306
               Attention: Eric Jensen, Esq.

                                    EXHIBIT B

                            NET ISSUE ELECTION NOTICE

TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to receive shares of Common Stock of INTERLIANT, INC. pursuant to the terms of Section 1.2(b) of this Warrant, by surrender of the applicable portion of this Warrant.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                        -------------------------------
                                     (Name)


                        -------------------------------

                        -------------------------------
                                    (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.


                                   ---------------------------------------------
                                                    (Signature)

                           Title:
                                   ---------------------------------------------


-----------------------------------
              (Date)

                                    EXHIBIT C

                                 ASSIGNMENT FORM
                  (To be signed only upon transfer of Warrant)

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________. whose address is the right represented by the attached Warrant to purchase __________ shares of Common Stock of INTERLIANT, INC., to which the attached Warrant relates.

        Dated:
               ----------------------


                    ------------------------------------------------------------
                    (Signature must conform in all respects to name of Holder as specified on the face of the Warrant)




                    ------------------------------------------------------------
                                           (Address)


Signed in the presence of:

-------------------------------------------

                                    EXHIBIT G

                          COMMON STOCK PURCHASE WARRANT


THIS WARRANT AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN THE ABSENCE OF REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF APRIL 16, 2001 AMONG INTERLIANT, INC., THE HOLDER AND CERTAIN OTHER PARTIES. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF INTERLIANT, INC.

NO. WW-04                                             VOID AFTER EXPIRATION DATE
                                                              (AS DEFINED BELOW)

                                     WARRANT

                 TO PURCHASE 1,155,162 SHARES OF COMMON STOCK OF

                                INTERLIANT, INC.

                             DATED: AUGUST 15, 2001

        THIS WARRANT CERTIFIES THAT, for value received, SOFTBANK U.S. VENTURES VI L.P. or its transferees or assigns (the "Holder") is entitled to purchase from Interliant, Inc., a Delaware corporation (the "Company"), up to 1,155,162 fully paid and nonassessable shares (the "Shares") (as adjusted pursuant to Section 2 below) of common stock, $.01 par value ("Common Stock"), of the Company, at the price of $1.25 per share (the "Exercise Price") (as adjusted pursuant to Section 2 below), subject to the provisions and upon the terms and conditions set forth below. This Warrant shall expire on August 15, 2006 (the "Expiration Date").

        Capitalized terms used and not otherwise defined in this warrant shall have the meanings assigned in the Securities Purchase Agreement, dated as of April 16, 2001 among the Company, the Holder and certain other parties (the "Purchase Agreement").

        8. EXERCISE AND PAYMENT.

        EXERCISE. On or after the date of this Warrant, the purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (together with a duly executed exercise notice (the "Notice of Exercise") in the form attached hereto as Exhibit A at the principal office of the Company, and, except as provided in Section I

(b) below, by the payment to the Company, by wire transfer, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

        NET ISSUANCE ELECTION. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto as Exhibit B duly executed. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

                               X = Y(A-B) A where

        X      =      the number of shares of Common Stock to be issued to the
                      Holder pursuant to this Section 1.2(b);

        Y      =      the number of shares of Common Stock covered by this
                      Warrant in respect of which the net issue election is made pursuant to this Section 1.2(b);

        A      =      the fair market value of one share of Common Stock which
                      shall be the closing price of one share of Common Stock
                      (on the last trading date preceding the date the net issue election notice is received by the Company) on any national securities exchange or automated quotation system on which the Common Stock is listed or traded; provided that if the Common Stock is not so listed or traded, the fair market value shall be the as determined in good faith by the Board of Directors of the Company, at the time the net issue election is made pursuant to this Section
                      1.2(b); and

        B      =      the Exercise Price in effect under this Warrant at the
                      time the net issue election notice is received by the Company pursuant to this Section 1.2(b).

        The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

        Stock Certificates. In the event of the exercise of all or any portion of this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder by the Company at its own expense (including the payment by the Company of any applicable issue taxes or governmental charges imposed in connection with the issuance or delivery of the Common Stock) within a reasonable time, which shall in no event be later than ten (10) days thereafter (or such later time as the transfer agent requires, assuming prompt notice by the Company) and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

        If this Warrant shall be surrendered for exercise within any period during which the transfer books for shares of the Common Stock or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

        9. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

        ADJUSTMENTS FOR SUBDIVISIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of stock, then concurrently with the effectiveness of such dividend, subdivision or split up,
(i) the Exercise Price then in effect shall be proportionately decreased and
(ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased in proportion to such increase of outstanding shares of Common Stock.

        ADJUSTMENTS FOR COMBINATIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then concurrently with the effectiveness of such combination, (i) the Exercise Price then in effect shall be proportionately increased and (ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

        ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Company not made on a pro rata basis from all holders of any class of the Company securities) payable in property or in securities of the Company other than shares of Common Stock, then and in each such event the Holder of this Warrant shall receive at the time of such distribution, the amount of property or the number of securities of the Company that the Holder would have received had it exercised this Warrant on the date of such event.

        ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4 upon a Notice Event, if the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other `class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), this Warrant shall thereafter be exercisable for the purchase of, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the Holder upon exercise of this Warrant immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made by the Company with the successor or surviving entity, if not the Company, so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which the Holder would have been entitled on such reorganization or recapitalization had the Holder exercised the Warrant in its entirety immediately prior to such change.

        NOTIFICATION. Upon any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant or the Exercise Price, the Company shall, within a reasonable period thereafter, deliver written notice thereof to the Holder, which notice shall state the increased or decreased number of Shares purchasable upon the exercise of this Warrant and the adjusted Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based.

        10. MERGER, CONSOLIDATION, OR LIQUIDATION.

            If (A) the Company consolidates with or merges into another entity and is not the survivor, or sells or conveys substantially all of its property, and (B) in connection therewith, shares of stock, other securities, property, or cash (collectively, "Merger Consideration") are issuable or deliverable in exchange for the Company's capital stock, then (C) the Company shall give the Holder at least 10 days prior written notice of the consummation of such transaction and (D) the Holder may thereafter, at its option, exercise the Warrant or acquire in lieu of the shares of Common Stock issuable upon exercise of this Warrant the Merger Consideration which the Holder could have received had the Holder exercised this Warrant in its entirety, immediately prior to such merger, sale or conveyance.

            If the Company receives notice that a purchase, tender or exchange offer has been made to the holders of more than 50% of the outstanding Common Stock (on an as converted basis), the Company shall give the Holder reasonable notice thereof.

        11. Notice of Certain Events. In the event (a "Notice Event"): (a) the Company authorizes the issuance to all holders of any class of its capital stock rights or warrants to subscribe for or purchase shares of its capital stock, or any other subscription rights or warrants; (b) the Company authorizes the distribution to all holders of any class of its capital stock evidences of indebtedness or assets; (c) of any capital reorganization or reclassification of the Warrant Shares or the Company's Common Stock, other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock; (d) of any liquidation or merger to which the Company is a party and for which approval of any of the Company's stockholders is required, other than a consolidation or merger in which the Company is a continuing corporation and that does not result in any reclassification or change of the shares of Common Stock issuable upon the exercise of this Warrant; (e) of the conveyance or transfer of the Company's properties and assets, substantially as an entirety; or (f) of the Company's voluntary or involuntary dissolution, liquidation or winding-up; then the Company shall cause to be mailed by certified mail to the Holder, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice stating the dates as of which (x) the holders of capital stock of record to be entitled to receive any such rights, warrants or distributions or to be entitled to vote on such Notice Event are to be determined, (y) such Notice Event is expected to become effective, and
(z) it is expected that Holders of record of Warrants shall be entitled to exchange or sell their shares of Common Stock issuable upon the exercise of this Warrant for securities or other property, if any, deliverable upon such Notice Event.

        12. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Fair Market Value (as defined below) of the

Common Stock on the date of exercise. For the purposes hereof "Fair Market Value" of a share of Common Stock as of a particular date means: (a) if traded on an exchange or the over-the-counter market, quoted on the Nasdaq National Market or reported by the National Quotation Bureau, then the most recently reported closing or bid price, (b) if conversion or exercise is simultaneous with an underwritten public offering registered under the Act, the public offering price (before deducting commissions, discounts or expenses) per share sold in such offer, and (c) otherwise, the price, not less than book value, determined in good faith and in such reasonable manner as prescribed by a majority of Company's Directors who are not Company officers or employees (the "Outside Directors"); provided, however that (i) Company shall notify the Holder of such price within ten days; (ii) the Holder shall have ten days after receipt of such notice to dispute such price by written notice to Company; (iii) the Holder and Company shall thereafter mutually agree upon an appraiser to determine a Fair Market Value binding upon the Holder and Company; and (iv) Company and the Holder shall split equally the costs of such appraisal unless the Fair Market Value determined thereby is I 10% or more of that determined by the Outside Directors, in which case Company shall bear the full costs of such appraisal.

        13. RESTRICTIONS ON TRANSFER.

        RESTRICTIVE LEGEND. Each certificate representing (i) the Shares and
(ii) any other securities issued in respect of the Shares upon any stock split, stock dividend or recapitalization (collectively, the "Restricted Securities"), shall be endorsed as described in the Purchase Agreement.

        OWNERSHIP OF WARRANT. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 6.

        TRANSFER OF THE WARRANT. This Warrant shall not be transferred except in accordance with provisions of the Purchase Agreement. Upon transfer of the Warrant pursuant to this Section 6(c), the Company shall at the request of Holder and upon surrender of the Warrant to the Company, with a duly executed Assignment Form in the form of Exhibit C promptly issue new Warrants in the names and amounts requested by the Holder to replace the surrendered Warrant.

        14. MISCELLANEOUS.

        NO RIGHTS OF STOCKHOLDERS. This Warrant does not entitle the Holder to any voting rights as a stockholder of the Company prior to the exercise of the Warrant; further, the Holder has no liability as to the Exercise Price.

        NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but it will at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order. to protect the rights of the holder of this Warrant against impairment.

        LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

        SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday or a Sunday or a legal holiday.

        EXPIRATION OF WARRANT. Notwithstanding any other provision of this Warrant, this Warrant shall expire and shall no longer be exercisable at 12:00 a.m., New York time, on the Expiration Date.

        GOVERNING LAW. This Warrant shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

        ENTIRE AGREEMENT, AMENDMENT. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, except as may be provided in the Purchase Agreement. Neither this Warrant nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the Company and the Holder.

        NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, by overnight courier, or otherwise delivered by hand or by messenger or sent by facsimile and confirmed by mail, addressed (a) if to the Company, at Two Manhattanville Road, Purchase, New York 10577, Attention:
General Counsel, and (b) if to the Holder, at the address of the Holder set forth on the signature page of this Warrant. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given when delivered if delivered personally, or, if sent by facsimile, mail or by Federal Express or other reputable overnight carrier, upon receipt.



        [The remainder of this page has been intentionally left blank.]

Issued this 15th day of August, 2001

                                    INTERLIANT, INC.


                                    By:
                                        ----------------------------------------

                                    Name: Bruce Graham
                                          --------------------------------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    Address:  Two Manhattanville Road
                                              Purchase, New York 10577

WARRANT HOLDER:


SOFTBANK U.S. VENTURES VI L.P.

By:  SBTV VI LLC, General Partner

        By:
            ----------------------------

        Name:
              --------------------------

        Title:
               -------------------------

Address:          Softbank U.S. Ventures VI L.P.
                  c/o Softbank Venture Capital
                  200 West Evelyn Avenue, Suite 200
                  Mountain View, California 94043
                  Attention: General Counsel

with a copy to:
                  Cooley Godward LLP
                  5 Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, California 94306
                  Attention: Eric Jensen, Esq.

                                    EXHIBIT A

                               NOTICE OF EXERCISE


TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to purchase __________ shares of Common Stock of INTERLIANT, INC. pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price of such shares in full.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                                   --------------------------------------
                                                  (Name)

                                   --------------------------------------


                                   --------------------------------------
                                                (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.



                                        ----------------------------------------
                                                      (Signature)

                                        Title:
                                               ---------------------------------

------------------------------
(Date)

                                    EXHIBIT B

                            NET ISSUE ELECTION NOTICE


TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to receive ___________ shares of Common Stock of INTERLIANT, INC. pursuant to the terms of Section 1.2(b) of this Warrant, by surrender of the applicable portion of this Warrant.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                                   --------------------------------------
                                                   (Name)

                                   --------------------------------------


                                   --------------------------------------
                                                 (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

                                       -----------------------------------------
                                                     (Signature)

                                       Title:
                                              ----------------------------------

---------------------------------
(Date)

                                   EXHIBIT C

                                ASSIGNMENT FORM
                  (TO BE SIGNED ONLY UPON TRANSFER OF WARRANT)


        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________, whose address is __________________, the night represented by the attached Warrant to purchase shares of Common Stock of INTERLIANT, INC., to which the attached Warrant relates.



------------------------------
(Date)


                    ------------------------------------------------------------
                    (Signature must conform in all respects to name of Holder as specified on the fact of the Warrant)


                    ------------------------------------------------------------
                                           (Address)



Signed in the presence of:


--------------------------------------

                                    EXHIBIT H

                          COMMON STOCK PURCHASE WARRANT


THIS WARRANT AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN THE ABSENCE OF REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF APRIL 16, 2001 AMONG INTERLIANT, INC., THE HOLDER AND CERTAIN OTHER PARTIES. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF INTERLIANT, INC.


NO. WW-05                                             VOID AFTER EXPIRATION DATE
                                                              (AS DEFINED BELOW)


                                     WARRANT

                  TO PURCHASE 41,960 SHARES OF COMMON STOCK OF

                                INTERLIANT, INC.

                             DATED: AUGUST 15, 2001


        THIS WARRANT CERTIFIES THAT, for value received, SOFTBANK TECHNOLOGY VENTURES ADVISORS FUND VI L.P. or its transferees or assigns (the "Holder") is entitled to purchase from Interliant, Inc., a Delaware corporation (the "Company"), up to 41,960 fully paid and nonassessable shares (the "Shares") (as adjusted pursuant to Section 2 below) of common stock, $.01 par value ("Common Stock"), of the Company, at the price of $1.25 per share (the "Exercise Price") (as adjusted pursuant to Section 2 below), subject to the provisions and upon the terms and conditions set forth below. This Warrant shall expire on August 15, 2006 (the "Expiration Date").

        Capitalized terms used and not otherwise defined in this warrant shall have the meanings assigned in the Securities Purchase Agreement, dated as of April 16, 2001 among the Company, the Holder and certain other parties (the "Purchase Agreement").

        15. EXERCISE AND PAYMENT.

        EXERCISE. On or after the date of this Warrant, the purchase rights represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (together with a duly executed exercise notice (the "Notice of Exercise") in the form attached hereto as Exhibit A) at the principal office of the Company, and, except as provided in Section I (b) below, by the payment to the Company, by wire transfer, of an amount equal to the aggregate Exercise Price of the Shares being purchased.

        NET ISSUANCE ELECTION. The Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant or such portion to the Company, with the net issue election notice annexed hereto as Exhibit B duly executed. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable shares of Common Stock as is computed using the following formula:

                               X = Y(A-B) A where

        X      =      the number of shares of Common Stock to be issued to the
                      Holder pursuant to this Section 1.2(b);

        Y      =      the number of shares of Common Stock covered by this
                      Warrant in respect of which the net issue election is made pursuant to this Section 1.2(b);

        A      =      the fair market value of one share of Common Stock which
                      shall be the closing price of one share of Common Stock
                      (on the last trading date preceding the date the net issue election notice is received by the Company) on any national securities exchange or automated quotation system on which the Common Stock is listed or traded; provided that if the Common Stock is not so listed or traded, the fair market value shall be the as determined in good faith by the Board of Directors of the Company, at the time the net issue election is made pursuant to this Section
                      1.2(b); and

        B      =      the Exercise Price in effect under this Warrant at the
                      time the net issue election notice is received by the Company pursuant to this Section 1.2(b).

        The Board shall promptly respond in writing to an inquiry by the Holder as to the fair market value of one share of Common Stock.

        STOCK CERTIFICATES. In the event of the exercise of all or any portion of this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder by the Company at its own expense (including the payment by the Company of any applicable issue taxes or governmental charges imposed in connection with the issuance or delivery of the Common Stock) within a reasonable time, which shall in no event be later than ten (10) days thereafter (or such later time as the transfer agent requires, assuming prompt notice by the Company) and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

        If this Warrant shall be surrendered for exercise within any period during which the transfer books for shares of the Common Stock or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

        16. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

        ADJUSTMENTS FOR SUBDIVISIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of stock, then concurrently with the effectiveness of such dividend, subdivision or split up,
(i) the Exercise Price then in effect shall be proportionately decreased and
(ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased in proportion to such increase of outstanding shares of Common Stock.

        ADJUSTMENTS FOR COMBINATIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then concurrently with the effectiveness of such combination, (i) the Exercise Price then in effect shall be proportionately increased and (ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

        ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Company not made on a pro rata basis from all holders of any class of the Company securities) payable in property or in securities of the Company other than shares of Common Stock, then and in each such event the Holder of this Warrant shall receive at the time of such distribution, the amount of property or the number of securities of the Company that the Holder would have received had it exercised this Warrant on the date of such event.

        ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4 upon a Notice Event, if the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of `shares provided for above), this Warrant shall thereafter be exercisable for the purchase of, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the Holder upon exercise of this Warrant immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made by the Company with the successor or surviving entity, if not the Company, so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which the Holder would have been entitled on such reorganization or recapitalization had the Holder exercised the Warrant in its entirety immediately prior to such change.

        NOTIFICATION. Upon any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant or the Exercise Price, the Company shall, within a reasonable period thereafter, deliver written notice thereof to the Holder, which notice shall state the increased or decreased number of Shares purchasable upon the exercise of this Warrant and the adjusted Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based.

        17. MERGER, CONSOLIDATION, OR LIQUIDATION.

            If (A) the Company consolidates with or merges into another entity and is not the survivor, or sells or conveys substantially all of its property, and (B) in connection therewith, shares of stock, other securities, property, or cash (collectively, "Merger Consideration") are issuable or deliverable in exchange for the Company's capital stock, then (C) the Company shall give the Holder at least 10 days prior written notice of the consummation of such transaction and (D) the Holder may thereafter, at its option, exercise the Warrant or acquire in lieu of the shares of Common Stock issuable upon exercise of this Warrant the Merger Consideration which the Holder. could have received had the Holder exercised this Warrant in its entirety, immediately prior to such merger, sale or conveyance.

            If the Company receives notice that a purchase, tender or exchange offer has been made to the holders of more than 50% of the outstanding Common Stock (on an as converted basis), the Company shall give the Holder reasonable notice thereof.

        18. NOTICE - OF CERTAIN EVENTS. In the event (a "Notice Event"): (a) the Company -authorizes the issuance to all holders of any class of its capital stock rights or warrants to subscribe for or purchase shares of its capital stock, or any other subscription rights or warrants; (b) the Company authorizes the distribution to all holders of any class of its capital stock evidences of indebtedness or assets; (c) of any capital reorganization or reclassification of the Warrant Shares or the Company's Common Stock, other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock; (d) of any liquidation or merger to which the Company is a party and for which approval of any of the Company's stockholders is required, other than a consolidation or merger in which the Company is a continuing corporation and that does not result in any reclassification or change of the shares of Common Stock issuable upon the exercise of this Warrant; (e) of the conveyance or transfer of the Company's properties and assets, substantially as an entirety; or (f) of the Company's voluntary or involuntary dissolution, liquidation or winding-up; then the Company shall cause to be mailed by certified mail to the Holder, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice stating the dates as of which (x) the holders of capital stock of record to be entitled to receive any such rights, warrants or distributions or to be entitled to vote on such Notice Event are to be determined, (y) such Notice Event is expected to become effective, and
(z) it is expected that Holders of record of Warrants shall be entitled to exchange or sell their shares of Common Stock issuable upon the exercise of this Warrant for securities or other property, if any, deliverable upon such Notice Event.

        19. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Fair Market Value (as defined below) of the Common Stock on the date of exercise. For the purposes hereof "Fair Market Value" of a share of Common Stock as of a particular date means: (a) if traded on an exchange or the over-the-counter market, quoted on the Nasdaq National Market or reported by the National Quotation Bureau, then the most recently reported closing or bid price, (b) if conversion or exercise is simultaneous with an underwritten public offering registered under the Act, the public offering price (before deducting commissions, discounts or expenses) per share sold in such offer, and (c) otherwise, the price, not less than book value, determined in good faith and in such reasonable manner as prescribed by a majority of Company's Directors who are not Company officers or employees (the "Outside Directors"); provided, however that (i) Company shall notify the Holder of such price within ten days;
(ii) the Holder shall have ten days after receipt of such notice to dispute such price by written notice to Company; (iii) the Holder and Company shall thereafter mutually agree upon an appraiser to determine a Fair Market Value binding upon the Holder and Company; and (iv) Company and the Holder shall split equally the costs of such appraisal unless the Fair Market Value determined thereby is I 10% or more of that determined by the Outside Directors, in which case Company shall bear the full costs of such appraisal.

        20. RESTRICTIONS ON TRANSFER.

        RESTRICTIVE LEGEND. Each certificate representing (i) the Shares and
(ii) any other securities issued in respect of the Shares upon any stock split, stock dividend or recapitalization (collectively, the "Restricted Securities"), shall be endorsed as described in the Purchase Agreement.

        OWNERSHIP OF WARRANT. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 6.

        TRANSFER OF THE WARRANT. This Warrant shall not be transferred except in accordance with provisions of the Purchase Agreement. Upon transfer of the Warrant pursuant to this Section 6(c), the Company shall at the request of Holder and upon surrender of the Warrant to the Company, with a duly executed Assignment Form in the form of Exhibit C promptly issue new Warrants in the names and amounts requested by the Holder to replace the surrendered Warrant.

        21. MISCELLANEOUS.

        NO RIGHTS OF STOCKHOLDERS. This Warrant does not entitle the Holder to any voting rights as a stockholder of the Company prior to the exercise of the Warrant; further, the Holder has no liability as to the Exercise Price.

        NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but it will at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

        LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

        SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday or a Sunday or a legal holiday.

        EXPIRATION OF WARRANT. Notwithstanding any other provision of this Warrant, this Warrant shall expire and shall no longer be exercisable at 12:00 a.m., New York time, on the Expiration Date.

        GOVERNING LAW. This Warrant shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

        ENTIRE AGREEMENT, AMENDMENT. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, except as may be provided in the Purchase Agreement. Neither this Warrant nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument. signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the Company and the Holder.

        NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, by overnight courier, or otherwise delivered by hand or by messenger or sent by facsimile and confirmed by mail, addressed (a) if to the Company, at Two Manhattanville Road, Purchase, New York 10577, Attention:
General Counsel, and (b) if to the Holder, at the address of the Holder set forth on the signature page of this Warrant. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given when delivered if delivered personally, or, if sent by facsimile, mail or by Federal Express or other reputable overnight carrier, upon receipt.

        [The remainder of this page has been intentionally left blank.]

Issued this 15th day of August, 2001


                                    INTERLIANT, INC.


                                    By:
                                        ----------------------------------------

                                    Name: Bruce Graham
                                          --------------------------------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    Address:  Two Manhattanville Road
                                              Purchase, New York 10577

WARRANT HOLDER:


SOFTBANK U.S. VENTURES VI L.P.

By:  SBTV VI LLC, General Partner

        By:
            -------------------------------------
        Name:
              -----------------------------------
        Title:
               ----------------------------------

Address:          Softbank U.S. Ventures VI L.P.
                  c/o Softbank Venture Capital
                  200 West Evelyn Avenue, Suite 200
                  Mountain View, California 94043
                  Attention: General Counsel

with a copy to:
                  Cooley Godward LLP
                  5 Palo Alto Square
                  3000 El Camino Real
                  Palo Alto, California 94306
                  Attention: Eric Jensen, Esq.

                                    EXHIBIT A

                               NOTICE OF EXERCISE


TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to purchase __________ shares of Common Stock of INTERLIANT, INC. pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price of such shares in full.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                                   --------------------------------------
                                                    (Name)

                                   --------------------------------------


                                   --------------------------------------
                                                  (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.

                                    --------------------------------------------
                                                    (Signature)

                                    Title:
                                           -------------------------------------

--------------------------------
(Date)

                                    EXHIBIT B

                            NET ISSUE ELECTION NOTICE


TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to receive ___________ shares of Common Stock of INTERLIANT, INC. pursuant to the terms of Section 1.2(b) of this Warrant, by surrender of the applicable portion of this Warrant.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                                   --------------------------------------
                                                    (Name)

                                   --------------------------------------


                                   --------------------------------------
                                                  (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.


                                    --------------------------------------------
                                                    (Signature)

                                    Title:
                                           -------------------------------------

--------------------------------
(Date)

                                    EXHIBIT C

                                 ASSIGNMENT FORM
                  (TO BE SIGNED ONLY UPON TRANSFER OF WARRANT)


        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _______________________________, whose address is __________________, the night represented by the attached Warrant to purchase shares of Common Stock of INTERLIANT, INC., to which the attached Warrant relates.


-----------------------------------
(Date)

                    -----------------------------------------------------------
                    (Signature must conform in all respects to name of Holder as specified on the fact of the Warrant)

                    -----------------------------------------------------------
                                           (Address)


Signed in the presence of:


-------------------------------

                                    EXHIBIT I

                          COMMON STOCK PURCHASE WARRANT

THIS WARRANT AND THE SHARES OF COMMON STOCK WHICH MAY BE PURCHASED PURSUANT TO THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND IN THE ABSENCE OF REGISTRATION UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH SECURITIES ARE SUBJECT TO, AND ARE TRANSFERABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE SECURITIES PURCHASE AGREEMENT DATED AS OF APRIL 16, 2001 AMONG INTERLIANT, INC., THE HOLDER AND CERTAIN OTHER PARTIES. A COPY OF THE ABOVE REFERENCED AGREEMENT IS ON FILE AT THE OFFICE OF INTERLIANT, INC.

NO. WW-06                                             VOID AFTER EXPIRATION DATE
                                                              (AS DEFINED BELOW)

                                     WARRANT

                  TO PURCHASE 44,046 SHARES OF COMMON STOCK OF

                                INTERLIANT, INC.

                             Dated: August 15, 2001

        THIS WARRANT CERTIFIES THAT, for value received, SOFTBANK TECHNOLOGY VENTURES SIDE FUND VI L.P. or its transferees or assigns (the "Holder") is entitled to purchase from Interliant, Inc., a Delaware corporation (the "Company"), up to 44,046 fully paid and nonassessable shares (the "Shares") (as adjusted pursuant to Section 2 below) of common stock, $.O1 par value ("Common Stock"), of the Company, at the price of $1.25 per share (the "Exercise Price") (as adjusted pursuant to Section 2 below), subject to the provisions and upon the terms and conditions set forth below. This Warrant shall expire on August 15, 2006 (the "Expiration Date").

                              [PAGE TWO IS MISSING]

        22.

        STOCK CERTIFICATES. In the event of the exercise of all or any portion of this Warrant, certificates for the shares of Common Stock so purchased shall be delivered to the Holder by the Company at its own expense (including the payment by the Company of any applicable issue taxes or governmental charges imposed in connection with the issuance or delivery of the Common Stock) within a reasonable time, which shall in no event be later than ten (10) days thereafter (or such later time as the transfer agent requires, assuming prompt notice by the Company) and, unless this Warrant has been fully exercised or has expired, a new Warrant representing the Shares with respect to which this Warrant shall not have been exercised shall also be issued to the Holder within such time.

        If this Warrant shall be surrendered for exercise within any period during which the transfer books for shares of the Common Stock or other securities purchasable upon the exercise of this Warrant are closed for any purpose, the Company shall not be required to make delivery of certificates for the securities purchasable upon such exercise until the date of the reopening of said transfer books.

        23. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF SHARES. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price therefor shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

        ADJUSTMENTS FOR SUBDIVISIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of stock, then concurrently with the effectiveness of such dividend, subdivision or split up,
(i) the Exercise Price then in effect shall be proportionately decreased and
(ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be increased in proportion to such increase of outstanding shares of Common Stock.

        ADJUSTMENTS FOR COMBINATIONS OF COMMON STOCK. If the number of shares of Common Stock outstanding at any time is decreased by a combination of the outstanding shares of Common Stock, then concurrently with the effectiveness of such combination, (1) the Exercise Price then in effect shall be proportionately increased and (ii) the number of shares of Common Stock issuable upon exercise of this Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

        ADJUSTMENTS FOR STOCK DIVIDENDS AND OTHER DISTRIBUTIONS. In the event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Company not made on a pro rata basis from all holders of any class of the Company securities) payable in property or in securities of the Company other than shares of Common Stock, then and in each such event the Holder of this Warrant shall receive at the time of such distribution, the amount of property or the number of securities of the Company that the Holder would have received had it exercised this Warrant on the date of such event.

        ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. Except as provided in Section 4 upon a Notice Event, if the Common Stock issuable upon exercise of this Warrant shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), this Warrant shall thereafter be exercisable for the purchase of, in lieu of the number of shares of Common Stock which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been received by the Holder upon exercise of this Warrant immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made by the Company with the successor or surviving entity, if not the Company, so that the Holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant the number of shares of stock or other securities or property of the Company or otherwise, to which the Holder would have been entitled on such reorganization or recapitalization had the Holder exercised the Warrant in its entirety immediately prior to such change.

        NOTIFICATION. Upon any increase or decrease in the number of Shares purchasable upon the exercise of this Warrant or the Exercise Price, the Company shall, within a reasonable period thereafter, deliver written notice thereof to the Holder, which notice shall state the increased or decreased number of Shares purchasable upon the exercise of this Warrant and the adjusted Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based.

        24. MERGER, CONSOLIDATION, OR LIQUIDATION.

        If (A) the Company consolidates with or merges into another entity and is not the survivor, or sells or conveys substantially all of its property, and
(B) in connection therewith, shares of stock, other securities, property, or cash (collectively, "Merger Consideration") are issuable or deliverable in exchange for the Company's capital stock, then (C) the Company shall give the Holder at least 10 days prior written notice of the consummation of such transaction and (D) the Holder may thereafter, at its option, exercise the Warrant or acquire in lieu of the shares of Common Stock issuable upon exercise of this Warrant the Merger Consideration which the Holder could have received had the Holder exercised this Warrant in its entirety, immediately prior to such merger, sale or conveyance.

        If the Company receives notice that a purchase, tender or exchange offer has been made to the holders of more than 50% of the outstanding Common Stock (on an as converted basis), the Company shall give the Holder reasonable notice thereof

        25. NOTICE OF CERTAIN EVENTS. In the event (a "Notice Event"): (a) the Company authorizes the issuance to all holders of any class of its capital stock rights or warrants to subscribe for or purchase shares of its capital stock, or any other subscription rights or warrants; (b) the Company authorizes the distribution to all holders of any class of its capital stock evidences of indebtedness or assets; (c) of any capital reorganization or reclassification of the Warrant Shares or the Company's Common Stock, other than a subdivision or combination of the outstanding Common Stock and other than a change in par value of the Common Stock; (d) of any liquidation or merger to which the Company is a party and for which approval of any of the Company's stockholders is required, other than a consolidation or merger in which the Company is a continuing corporation and that does not result in any reclassification or change of the shares of Common Stock issuable upon the exercise of this Warrant; (e) of the conveyance or transfer of the Company's properties and assets, substantially as an entirety; or (f) of the

Company's voluntary or involuntary dissolution, liquidation or winding-up; then the Company shall cause to be mailed by certified mail to the Holder, at least 10 days prior to the applicable record or effective date hereinafter specified, a notice stating the dates as of which (x) the holders of capital stock of record to be entitled to receive any such rights, warrants or distributions or to be entitled to vote on such Notice Event are to be determined, (y) such Notice Event is expected to become effective, and (z) it is expected that Holders of record of Warrants shall be entitled to exchange or sell their shares of Common Stock issuable upon the exercise of this Warrant for securities or other property, if any, deliverable upon such Notice Event.

        26. FRACTIONAL SHARES. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of such fractional shares the Company shall make a cash payment therefor based upon the Fair Market Value (as defined below) of the Common Stock on the date of exercise. For the purposes hereof "Fair Market Value" of a share of Common Stock as of a particular date means: (a) if traded on an exchange or the over-the-counter market, quoted on the Nasdaq National Market or reported by the National Quotation Bureau, then the most recently reported closing or bid price, (b) if conversion or exercise is simultaneous with an underwritten public offering registered under the Act, the public offering price (before deducting commissions, discounts or expenses) per share sold in such offer, and (c) otherwise, the price, not less than book value, determined in good faith and in such reasonable manner as prescribed by a majority of Company's Directors who are not Company officers or employees (the "Outside Directors"); provided, however that (i) Company shall notify the Holder of such price within ten days;
(ii) the Holder shall have ten days after receipt of such notice to dispute such price by written notice to Company; (iii) the Holder and Company shall thereafter mutually agree upon an appraiser to determine a Fair Market Value binding upon the Holder and Company; and (iv) Company and the Holder shall split equally the costs of such appraisal unless the Fair Market Value determined thereby is I 10% or more of that determined by the Outside Directors, in which case Company shall bear the full costs of such appraisal.

        27. RESTRICTIONS ON TRANSFER.

        RESTRICTIVE LEGEND. Each certificate representing (i) the Shares and
(ii) any other securities issued in respect of the Shares upon any stock split, stock dividend or recapitalization (collectively, the "Restricted Securities"), shall be endorsed as described in the Purchase Agreement.

        OWNERSHIP OF WARRANT. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by any person other than the Company) for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration of transfer as provided in this Section 6.

        TRANSFER OF THE WARRANT. This Warrant shall not be transferred except in accordance with provisions of the Purchase Agreement. Upon transfer of the Warrant pursuant to this Section 6(c), the Company shall at the request of Holder and upon surrender of the Warrant to the Company, with a duly executed Assignment Form in the form of Exhibit C promptly issue new Warrants in the names and amounts requested by the Holder to replace the surrendered Warrant.

        28. MISCELLANEOUS.

        NO RIGHTS OF STOCKHOLDERS. This Warrant does not entitle the Holder to any voting rights as a stockholder of the Company prior to the exercise of the Warrant; further, the Holder has no liability as to the Exercise Price.

        NO IMPAIRMENT. The Company will not, by amendment of its Certificate of Incorporation, as amended, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but it will at all times in good faith assist in the carrying out of all of the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

        LOSS, THEFT, DESTRUCTION OR MUTILATION OF WARRANT. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

        SATURDAYS, SUNDAYS, HOLIDAYS, ETC. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday or a Sunday or a legal holiday.

        EXPIRATION OF WARRANT. Notwithstanding any other provision of this Warrant, this Warrant shall expire and shall no longer be exercisable at 12:00 a.m., New York time, on the Expiration Date.

        GOVERNING LAW. This Warrant shall be governed by and construed in all respects in accordance with the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

        ENTIRE AGREEMENT; AMENDMENT. This Warrant constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, except as may be provided in the Purchase Agreement. Neither this Warrant nor any term hereof may be amended, waived, discharged, or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

        SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors and assigns, heirs, executors, and administrators of the Company and the Holder.

        NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, by overnight courier, or otherwise delivered by hand or by messenger or sent by facsimile and confirmed by mail, addressed (a) if to the Company, at Two Manhattanville Road, Purchase, New York 10577,

Attention: General Counsel, and (b) if to the Holder, at the address of the Holder set forth on the signature page of this Warrant. Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given when delivered if delivered personally, or, if sent by facsimile, mail or by Federal Express or other reputable overnight carrier, upon receipt.

        [THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

Issued this 15th day of August, 2001

                                    INTERLIANT, INC.

                                    By:
                                        ----------------------------------------

                                    Name: Bruce Graham
                                          --------------------------------------

                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    Address:      Two Manhattanville Road
                                                  Purchase, New York 10577

WARRANT HOLDER:

SOFTBANK TECHNOLOGY VENTURES SIDE FUND VI L.P.
By: SBTV VI LLC, General Partner

         By:
             ------------------------------------
         Name:
               ----------------------------------
         Title:
                ---------------------------------

Address:       Softbank Technology Ventures Side Fund VI L.P.
               c/o Softbank Venture Capital
               200 West Evelyn Avenue, Suite 200
               Mountain View, California 94043
               Attention: General Counsel

with a copy to:
               Cooley Godward LLP
               5 Palo Alto Square
               3000 El Camino Real
               Palo Alto, California 94306
               Attention: Eric Jensen, Esq.

                                    EXHIBIT A

                               NOTICE OF EXERCISE

TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to purchase __________ shares of Common Stock of INTERLIANT, INC. pursuant to the terms of this Warrant, and tenders herewith payment of the purchase price of such shares in full.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                                          --------------------------------------
                                                          (Name)

                                          --------------------------------------
                                                         (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.


                                     -------------------------------------------
                                                      (Signature)

                                     Title:
                                            ------------------------------------

--------------------------------
             (Date)

                                    EXHIBIT B

                            NET ISSUE ELECTION NOTICE

TO:     INTERLIANT, INC.
        Two Manhattanville Road,
        Purchase, New York 10577
        Attention: General Counsel

        The undersigned hereby elects to receive __________ shares of Common Stock of INTERLIANT, INC. pursuant to the terms of Section 1.2(b) of this Warrant, by surrender of the applicable portion of this Warrant.

        Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:


                                          --------------------------------------
                                                          (Name)

                                          --------------------------------------

                                          --------------------------------------
                                                         (Address)

        The undersigned hereby represents and warrants that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale, in connection with the distribution thereof, and that the undersigned has no present intention of distributing or reselling such shares.


                                     -------------------------------------------
                                                      (Signature)

                                     Title:
                                            ------------------------------------

--------------------------------
             (Date)

                                    EXHIBIT C

                                 ASSIGNMENT FORM
                  (To be signed only upon transfer of Warrant)

        FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto ______________, whose address is ________________, the night represented by the attached Warrant to purchase shares of Common Stock of INTERLIANT, INC., to which the attached Warrant relates.

        Dated:
               -------------------------------


                    ------------------------------------------------------------
                    (Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

                    ------------------------------------------------------------
                                             (Address)


Signed in the presence of:


--------------------------------

                                    EXHIBIT J

                            [INTERLIANT LETTERHEAD]

                                                                October 25, 2001



To each of the entities listed below

RE: REDUCTION OF CONVERSION AND EXERCISE PRICES

Ladies and Gentlemen:

     Reference is made to the Securities Purchase Agreement, dated April 16, 2001 between Interliant, Inc. (the "Company") and the parties listed below, pursuant to which each of such parties was issued 8% Convertible Subordinated Notes dues 2003 (the "Convertible Notes") in principal amount set forth opposite such party's name on Schedule I hereto and warrants (the "Warrants") to purchase shares of common stock of the Company, par value $.01 per share (the "Common Stock"), in such number as set forth opposite such party's name on Schedule II attached hereto.

     For good and valuable consideration the receipt of which is hereby acknowledged, it is hereby agreed that upon closing of the transactions contemplated by the Recapitalization and Exchange Agreement, dated October 19, 2001, entered into by and among the Company and certain holders of the Company's 7% Subordinated Convertible Notes due 2005, (i) each Convertible Note identified on Schedule I hereto is hereby amended to reduce the Conversion Price (as defined in the Convertible Note) of the Convertible Note from $1.10 to $1.00 per share, and (ii) each Warrant identified on Schedule II hereto is hereby amended to reduce the Exercise Price (as defined in the Warrant) of the Warrant from $1.25 to $0.60 per share.

     Please acknowledge your consent and agreement to the amendments set forth above by signing in the appropriate space below.

                                        Very truly yours,

                                        INTERLIANT, INC.


                                        By:
                                           -------------------------
                                           Francis J. Alfano
                                           Chief Financial Officer